Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

involving

HOSTOPIA.COM INC.

and

DELUXE CORPORATION, DELUXE BUSINESS
OPERATIONS, INC. AND HELIX MERGER CORP.

SPECIAL MEETING OF STOCKHOLDERS OF HOSTOPIA.COM INC. TO BE HELD ON JULY 30, 2008
NOTICE OF SPECIAL MEETING AND MANAGEMENT INFORMATION CIRCULAR
JUNE 27, 2008

These materials are important and require your immediate attention. They require stockholders to make an important decision. If you are in doubt as to how to make your decision, please contact your financial, legal or other professional advisor. If you have any questions or require more information with regard to voting your shares of common stock, please contact Equity Transfer & Trust Company at 416-361-0930 or at (toll free) 1-866-393-4891.

June 27, 2008

Dear Stockholder:

On behalf of the board of directors of Hostopia.com Inc. (“Hostopia”), I cordially invite you to attend a special meeting of stockholders to be held at Suite 1600, 1 First Canadian Place, 100 King Street West, Toronto, Ontario M5X 1G5 on July 30, 2008 at 10:00 a.m. (Toronto time).

At the special meeting, you will be asked to consider and vote upon a special resolution to adopt and approve the agreement and plan of merger (the “Merger Agreement”), dated as of June 18, 2008, among Hostopia, Deluxe Corporation (“Deluxe”), Deluxe Business Operations, Inc. (“Operating Sub”), a wholly-owned subsidiary of Deluxe, and Helix Merger Corp. (“Sub”), a wholly-owned subsidiary of Operating Sub, and to approve the merger of Sub with and into Hostopia (the “Merger”), as contemplated by the Merger Agreement. If the Merger is consummated, Hostopia will become a wholly-owned indirect subsidiary of Deluxe and you will be entitled to receive Cdn.$10.55 in cash, without interest, for each share of Hostopia common stock that you own.

Based on various factors, the Board of Directors has unanimously concluded that the Merger is advisable, fair to and in the best interests of Hostopia and the Hostopia stockholders and recommended to Hostopia stockholders that they vote in favour of the special resolution adopting the Merger Agreement and approving the Merger.

The accompanying notice of meeting and management information circular (“Circular”) provide a summary description of the Merger Agreement and the Merger. The full text of the Merger Agreement and the special resolution adopting the Merger Agreement and approving the Merger are attached as appendices to the Circular, to assist you in considering how to vote. The summaries provided in the Circular are qualified in their entirety by the documents attached thereto. You are urged to read this information carefully and, if you require assistance, to consult your financial or professional advisor. Hostopia’s board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and approval of the Merger.

Your vote is very important. Hostopia cannot consummate the Merger unless the holders of at least a majority of the outstanding shares of Hostopia common stock vote to adopt the Merger Agreement and approve the Merger.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing to Hostopia’s registrar and transfer agent, Equity Transfer & Trust Company, the enclosed form of proxy as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the adoption of the Merger Agreement and the approval of the Merger.

If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the Merger Agreement and approval of the Merger.

I enthusiastically support this transaction and join the other members of Hostopia’s board of directors in recommending that you vote “FOR” the adoption of the Merger Agreement and approval of the Merger.

Sincerely,

(Signed) Colin Campbell

Colin Campbell

Chief Executive Officer

HOSTOPIA.COM INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Hostopia.com Inc.:

Hostopia.com Inc. (“Hostopia” or the “Company”) will hold a special meeting of the stockholders of Hostopia on July 30, 2008 at Suite 1600, 1 First Canadian Place, 100 King Street West, Toronto, Ontario M5X 1G5 at 10:00 a.m. (Toronto time). The purpose of the special meeting will be:

1.                                      to consider and vote upon a special resolution to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 18, 2008, among Hostopia, Deluxe Corporation (“Deluxe”), Deluxe Business Operations, Inc. (“Operating Sub”), a wholly-owned subsidiary of Deluxe, and Helix Merger Corp. (“Sub”), a wholly-owned subsidiary of Operating Sub, as it may be amended from time to time, and to approve the merger of Sub with and into Hostopia (the “Merger”), as contemplated by the Merger Agreement; and

2.                                     to transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Hostopia’s board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and approval of the Merger.

Only holders of record of Hostopia common stock at the close of business on June 25, 2008 (“Registered Stockholders”), the record date for the special meeting, may attend and vote in person or by proxy at the special meeting. Each share of Hostopia common stock is entitled to one vote on each matter to be voted upon at the special meeting. A complete list of Hostopia stockholders of record entitled to attend and vote in person at the special meeting will be available for ten days prior to the special meeting at Hostopia’s Canadian executive offices at 5915 Airport Road, Suite 1100, Mississauga, Ontario L4V 1T1 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and will also be available at the special meeting.

Hostopia stockholders have the right under Delaware law to dissent from the adoption of the Merger Agreement and approval of the Merger, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Hostopia common stock determined in accordance with Delaware law in lieu of receipt of $10.55 per share of Hostopia common stock pursuant to the Merger Agreement. Dissenting Hostopia stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. Hostopia stockholders who wish to exercise appraisal rights must not vote in favour of the special resolution adopting the Merger Agreement and approving the Merger and must follow specific procedures outlined in Section 262 of the Delaware General Corporation Law to exercise appraisal rights. See “The Merger – Appraisal Rights” in the accompanying management information circular (the “Circular”).

Registered Stockholders who are unable to attend the special meeting in person are requested to complete, date and sign the enclosed form of proxy and send it in the enclosed envelope or otherwise to Equity Transfer & Trust Company, by mail or by courier at 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1, or by facsimile at 416-595-9593. Non-Registered Stockholders who receive these materials through their broker or other intermediary should complete and send the form of proxy or voting instruction form in accordance with the instructions provided by their broker or intermediary. To be effective, a proxy must be received by Equity Transfer & Trust Company by no later than 4:00 p.m. (Toronto time) on July 28, 2008.

Please review the instructions in the accompanying Circular and the enclosed form of proxy or the information forwarded by your bank, broker or other holder of record regarding each of these options. If you do not vote in person, submit the proxy, or instruct your broker on how to vote at the special meeting, the effect will be the same as a vote against the special resolution to adopt the Merger Agreement and approve the Merger.

For more information about the Merger, please review the accompanying Circular and the Merger Agreement attached to it as Appendix B.

By Order of the Board of Directors,

(Signed) Colin Campbell

Colin Campbell

Chief Executive Officer

-i-

HOSTOPIA.COM INC.

Management Information Circular for the Special Meeting of Stockholders
To be held on July 30, 2008

SOLICITATION OF PROXIES

This management information circular (this “Circular”) is furnished in connection with the solicitation by the management of Hostopia.com Inc. (“Hostopia” or the “Company”) of proxies to be used at the Company’s special meeting of holders of shares of common stock in the capital of the Company to be held at Suite 1600, 1 First Canadian Place, 100 King Street West, Toronto, Ontario M5X 1G5 on July 30, 2008 at 10:00 a.m. (Toronto time), or at any adjournment or postponement thereof, to consider and vote upon a special resolution to adopt and approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 18, 2008, among Hostopia, Deluxe Corporation (“Deluxe”), Deluxe Business Operations, Inc. (“Operating Sub”), a wholly-owned subsidiary of Deluxe, and Helix Merger Corp. (“Sub”), a wholly-owned subsidiary of Operating Sub, as it may be amended from time to time, and to approve the merger of Sub with and into Hostopia (the “Merger”), as contemplated by the Merger Agreement. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone by Hostopia’s directors, officers or employees or such other persons as may be designated by Hostopia for such purpose, or by the Transfer Agent, at nominal cost. The cost of solicitation will be borne by the Company.

ENFORCEMENT OF LEGAL RIGHTS

Hostopia.com Inc. is incorporated under the laws of the State of Delaware and, accordingly, the rights and remedies generally available to stockholders under Canadian corporate law will not be available to Hostopia stockholders. Although Hostopia has appointed Gowling Lafleur Henderson LLP, Suite 1600, 1 First Canadian Place, 100 King Street West, Toronto, Ontario M5X 1G5, as Hostopia’s agent for service of process in Ontario, it may not be possible for Hostopia stockholders to collect from Hostopia judgments obtained in courts in Canada predicated on the civil liability provisions of securities legislation.

Certain of Hostopia’s directors may reside outside of Canada. Furthermore, substantially all of the assets of such persons may be located outside of Canada. It may not be possible for Hostopia stockholders to effect service of process within Canada upon the directors referred to above. In addition, it may not be possible to enforce against Hostopia and Hostopia’s directors judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

NOTICE TO STOCKHOLDERS IN THE UNITED STATES

Hostopia is a corporation incorporated under the laws of the State of Delaware. The solicitation of proxies and the transaction contemplated in this Circular involve securities of a U.S. issuer and are being effected in accordance with Canadian securities laws. The proxy rules under the Exchange Act are not applicable to Hostopia or this solicitation because Hostopia does not have a class of securities registered under Section 12 of the Exchange Act, and therefore this solicitation is not being effected in accordance with such U.S. securities laws. Hostopia stockholders should be aware that disclosure requirements under Canadian securities laws may be different from such requirements under U.S. federal securities laws.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Circular contains “forward-looking statements,” as defined in Section 27A of the Securities Act, Section 21E of the Exchange Act and the securities legislation in certain Canadian jurisdictions concerning Hostopia’s current expectations and assumptions about Hostopia, its industry and the proposed Merger. Statements that are not historical or current facts, statements based on assumptions, suppositions and uncertainties, statements about beliefs and expectations, and management’s projections and evaluations of future events are forward-looking statements. Forward-looking statements may be statements in the future tense and often include the words “may”, “might”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “potentially”, “probably”, “projects”, “outlook”, “objectives”, “strategies”, “goals” or similar expressions.

Forward-looking statements are subject to various risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to the proposed Merger and other matters are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond Hostopia’s control and may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements.

Certain important factors relating to the proposed Merger that may cause actual events not to occur as expressed in such forward-looking statements include, but are not limited to, the failure to obtain the necessary approval of the Merger by Hostopia stockholders and the failure of other closing conditions contained in the Merger Agreement to be satisfied as provided therein. For additional information about risk factors that could cause actual results to differ materially from those described in the forward-looking statements, please see Hostopia’s filings with the Canadian Securities Administrators and the SEC, including Hostopia’s annual financial statements and management’s discussion and analysis on Form 10-K for the year ended March 31, 2008, as described under “Additional Information”.

Reliance on forward-looking statements involves risks and uncertainties. Although Hostopia believes that the assumptions on which its forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate or incomplete and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that Hostopia will necessarily achieve any plans or objectives referred to in any of the forward-looking statements. None of Hostopia, Deluxe, Operating Sub or Sub undertake any obligation to update or revise any forward-looking statements to reflect future events or circumstances, whether as a result of new information, future events or otherwise.

INFORMATION CONTAINED IN THIS CIRCULAR

No person has been authorized to give information or to make any representations in connection with the Merger other than those contained in this Circular and, if given or made, any such information or representations should not be relied upon in making a decision as to how to vote on the special resolution adopting the Merger Agreement and approving the Merger or be considered to have been authorized by Hostopia, Deluxe, Operating Sub or Sub.

This Circular does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

Hostopia stockholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own professional advisors as to the relevant legal, tax, financial or other matters in connection herewith.

Capitalized terms used but not defined in the Circular (except for Appendices B, C, D, E and F) have the meanings ascribed thereto in Appendix A – “Glossary of Terms”. Unless otherwise indicated, all references to dollar amounts, and all references to “$” or “dollar” in this Circular are to Canadian dollars. References in this Circular to “U.S.$” are to United States dollars.

SUMMARY

This summary highlights selected information contained elsewhere in this Circular and may not describe all of the information that is important to you. To understand the Merger and its legal terms fully, you should carefully read this entire Circular and the appendices attached hereto. See “Additional Information”.

This summary is qualified in its entirety by the Merger Agreement, which is attached as Appendix B to this Circular. Please read the Merger Agreement in its entirety as it is the legal document that governs the Merger.

The Special Meeting

Date, Time and Place

•                                        A special meeting of Hostopia stockholders will be held on July 30, 2008 at 10:00 a.m. (Toronto time) at Suite 1600, 1 First Canadian Place, 100 King Street West, Toronto, Ontario M5X 1G5, to consider and vote upon a special resolution to adopt the Merger Agreement and approve the Merger.

Record Date, Stockholders Entitled to Vote and Quorum

•                                        Only Hostopia stockholders of record at the close of business on June 25, 2008, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. On the record date, there were 11,642,352 shares of Hostopia common stock issued and outstanding held by approximately 32 holders of record. Hostopia stockholders of record on the record date are entitled to one vote per share at the special meeting on the special resolution to be brought before the special meeting.

•                                        A quorum will be present at the special meeting if a majority of the shares of Hostopia common stock issued and outstanding and entitled to vote on the record date are represented at the special meeting in person or by proxy.

Vote Required, Abstentions and Broker Non-Votes

•                                          The adoption of the Merger Agreement and approval of the Merger requires that stockholders holding at least a majority of the shares of Hostopia common stock outstanding at the close of business on the record date and entitled to vote on the special resolution vote “FOR” the adoption of the Merger Agreement and approval of the Merger.

•                                          See “The Special Meeting” for additional information regarding the special meeting.

The Companies

Hostopia

•                                          Hostopia is a leading provider of Web services that enable small and medium sized businesses to establish and maintain an Internet presence. Hostopia’s customers are communication services providers, including telecommunication carriers, cable companies, Internet service providers, domain registrars and Web hosting service providers. Hostopia’s customers purchase its Web services on a wholesale basis and resell these services under their own brands to small and medium sized businesses. Hostopia provides its customers with the technology, infrastructure and support services to enable them to offer Web services, while saving them research and development and capital and operating costs typically associated with the design, development and delivery of Web services. Hostopia currently has three wholly-owned subsidiaries, BlueGenesis.com Corp., a Nova Scotia unlimited liability company, Internet Names for Business Inc., an Ontario corporation, and Nexthaus Corporation, a Delaware corporation.

•                                          Hostopia.com Inc. was incorporated under the laws of the State of Delaware on December 10, 1999. Hostopia is currently listed on the TSX under the stock symbol “H”. Hostopia’s principal U.S. executive offices are located at 110 East Broward Blvd., Suite 1650, Fort Lauderdale, Florida 33301. Hostopia’s principal Canadian executive offices are located at 5915 Airport Road, Suite 1100, Mississauga, Ontario

L4V 1T1. Hostopia’s telephone number is 954-463-3080 in the United States and 905-673-7575 in Canada. Hostopia’s website address is www.hostopia.com. Information on Hostopia’s website is not a part of this Circular.

•                                          See “The Companies – Hostopia” for additional information about Hostopia.

Deluxe

•                                        Deluxe helps small businesses and financial institutions better manage, promote, and grow their businesses, through industry-leading businesses and brands. Deluxe uses direct marketing, a North American sales force, financial institution referrals, independent distributors and the Internet to provide its customers a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail packaging supplies), promotional products and merchandising materials, fraud prevention and marketing services and financial institution customer loyalty and retention programs. Deluxe also sells personalized checks, accessories, stored value gift cards and other services directly to consumers. Deluxe’s business segments include Small Business Services, Financial Services and Direct Checks.

•                                          Deluxe Corporation was incorporated under the laws of the State of Minnesota in 1920. Deluxe is listed on the New York Stock Exchange under the symbol “DLX”. Deluxe’s principal corporate offices are located at 3680 Victoria Street North, Shoreview, Minnesota 55126-2966. Deluxe’s telephone number is 651-483-7111. Deluxe’s website address is www.deluxe.com. Information on Deluxe’s website is not a part of this Circular.

•                                          See “The Companies – “Deluxe” for additional information about Deluxe.

Operating Sub

•                                        Operating Sub was incorporated under the laws of the State of Delaware on August 27, 1986. Operating Sub is a wholly-owned subsidiary of Deluxe.

•                                        Operating Sub is located at c/o Deluxe, 3680 Victoria Street North, Shoreview, Minnesota 55126-2966, telephone: 651-483-7111.

•                                          See “The Companies – Operating Sub” for additional information about Operating Sub.

Sub

•                                          Sub was incorporated under the laws of the State of Delaware on June 16, 2008. Sub is a wholly-owned subsidiary of Operating Sub. Sub was organized solely for the purpose of entering into the Merger Agreement with Hostopia and completing the Merger and has not conducted any business operations.

•                                          Sub is located at c/o Deluxe, 3680 Victoria Street North, Shoreview, Minnesota 55126-2966, telephone: 651-483-7111.

•                                          See “The Companies – Sub” for additional information about Sub.

The Merger

Reasons for the Merger

•                                        In evaluating the Merger Agreement and the Merger, the M&A Committee and the Board of Directors consulted with Hostopia’s senior management, Hostopia’s legal advisors and financial advisors, and reviewed a significant amount of information and considered a number of factors and also took into account a number of risks relating to the Merger.

•                                        The factors and risks are described in “The Merger – Reasons for the Merger” and “The Merger – Board of Directors’ Vote and Recommendation”.

Merger Consideration

•                                        At the Effective Time, each outstanding share of Hostopia common stock, other than shares of Hostopia common stock held by Deluxe, Operating Sub, Sub or any of their or Hostopia’s respective subsidiaries and those shares held by stockholders who perfect their appraisal rights will be automatically converted into the right to receive $10.55 in cash, without interest, upon surrender of the certificate representing such share(s) of Hostopia common stock. Any shares of Hostopia common stock held by Hostopia, Deluxe, Sub or any of their respective subsidiaries immediately prior to the Effective Time will be cancelled in the Merger without payment. The price of $10.55 per share was determined through arm’s length negotiations between Hostopia and Deluxe.

•                                          See “The Merger – Merger Consideration” and “The Merger – Appraisal Rights”.

Board of Directors’ Vote and Recommendation

•                                          After careful consideration, and based in part on the recommendation of the M&A Committee, the Board of Directors has unanimously approved the Merger Agreement and declared the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of Hostopia and its stockholders, and resolved to recommend that the Hostopia stockholders adopt the Merger Agreement and approve the Merger. Accordingly, the Board of Directors unanimously recommends that Hostopia stockholders vote “FOR” the adoption of the Merger Agreement and approval of the Merger.

•                                          For additional information regarding the Board of Directors’ recommendation and the votes of the M&A Committee and the Board of Directors with respect to these matters, see “The Merger - Reasons for the Merger” and “The Merger – The Board of Directors’ Vote and Recommendation”.

Opinion of Hostopia’s Financial Advisor

•                                          RBC Dominion Securities Inc., a member company of RBC Capital Markets, Hostopia’s financial advisor, delivered to the Board of Directors its written opinion dated June 18, 2008 that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration of $10.55 per share payable in the Merger was fair, from a financial point of view, to the stockholders of Hostopia.

•                                        The full text of RBC’s opinion which sets forth, among other things, assumptions made, information reviewed, matters considered and limitations on the scope of the review undertaken by RBC in rendering its opinion, is attached as Appendix C to this Circular. Stockholders are urged to read RBC’s opinion in its entirety. The summary of RBC’s opinion described in this Circular is qualified in its entirety by reference to the full text of RBC’s opinion.

•                                        RBC’s opinion is not a recommendation to any Hostopia stockholder as to whether to vote in favour of adopting the Merger Agreement and approving the Merger.

•                                          See “The Merger – Opinion of Hostopia’s Financial Advisor”.

Financing of the Merger

•                                        On the Closing Date, Deluxe is required to provide evidence reasonably satisfactory to Hostopia that funds have been deposited with the Disbursing Agent, representing the Merger Consideration multiplied by the number of shares of Hostopia common stock issued and outstanding immediately before the Effective Time. Deluxe is financing the Merger Consideration with cash on hand at the closing of the Merger, including cash obtained from committed lines of credit. Hostopia estimates that the total amount of funds necessary to finance the Merger Consideration and to make payments to holders of Hostopia’s options as required by the Merger Agreement and to consummate the Merger and the related transactions contemplated thereby will be approximately $124 million.

•                                          See “The Merger – Financing of the Merger” for additional information.

Treatment of Outstanding Stock Options

•                                        Pursuant to the Merger Agreement, all Vested Options outstanding at the Effective Time will be cancelled and Deluxe will, or will cause Hostopia, as the surviving corporation, to pay each holder of any such Vested Option, promptly after the Effective Time, the applicable Settlement Amount (less any applicable tax withholdings). Holders of Vested Options will receive notice and an opportunity to exercise such Vested Options in advance of the Merger.

•                                          With respect to Unvested Options, the Merger Agreement provides that, on the Closing Date Hostopia will, at the direction of Deluxe, (a) accelerate and immediately and fully vest the Unvested Options and pay the Settlement Amount (less any applicable tax withholdings) promptly after the Effective Time, (b) provide for the cancellation of such Unvested Options, subject to the option holder’s consent, or (c) take such other action as may be deemed appropriate by Deluxe, subject to the option holder’s consent, if required. Deluxe may direct different treatment for different stock option holders. Hostopia expects that 77,852 Unvested Options will be accelerated and paid the Settlement Amount (less any applicable tax withholdings) promptly following the Effective Time and 285,000 Unvested Options will be cancelled. See “Interests of Hostopia’s Directors and Management in the Merger — Grant of Retention Bonus”.

•                                          As of June 27, 2008, there were options to purchase 542,297 shares of Hostopia common stock outstanding, representing 179,445 Vested Options and 362,852 Unvested Options (of which, Hostopia expects 77,852 will be accelerated and paid the Settlement Amount (less any applicable tax withholdings) promptly after the Effective Time). Using exchange rate information published by the Bank of Canada on June 26, 2008, the aggregate consideration to be received by option holders at or about the Effective Time is expected to be approximately $1,410,680, representing approximately $1,067,524 for Vested Options and approximately $343,156 for accelerated Unvested Options.

•                                          See “The Merger – Treatment of Outstanding Stock Options” for additional information.

Appraisal Rights

•                                        Hostopia stockholders have the right under Delaware law to dissent from the adoption of the Merger Agreement and approval of the Merger, to exercise appraisal rights and to receive, in lieu of the Merger Consideration, payment in cash for the fair value of their shares of Hostopia common stock determined in accordance with Delaware law.

•                                        The fair value of shares of Hostopia common stock as determined in accordance with Delaware law may be the same as, more than or less than the Merger Consideration of $10.55 per share to be paid to non-dissenting Hostopia stockholders in the Merger.

•                                        Hostopia stockholders who wish to exercise appraisal rights must not vote in favour of the adoption of the Merger Agreement and approval of the Merger and must follow specific procedures outlined in Section 262 of the DGCL to exercise appraisal rights or their appraisal rights may be lost.

•                                        This Circular summarizes the procedures for exercising appraisal rights. The actual provisions of Section 262 of the DGCL that grant such appraisal rights and govern the precise procedure for exercising them are attached as Appendix D.  Please read these provisions carefully and in their entirety. See “The Merger –Appraisal Rights” and Appendix D attached to this Circular.

The Merger Agreement

Conditions to the Completion of the Merger

•                                          Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of various conditions set forth in the Merger Agreement, which include the following mutual conditions:

•                                          the holders of at least a majority of the outstanding shares of Hostopia common stock have voted in favour of adopting the Merger Agreement;

•                                          no proceedings have been brought by a governmental authority or laws adopted that may restrain or otherwise make consummation of the Merger illegal; and

•                                         all material consents, approvals, filings and notices with respect to governmental authorities required to permit the consummation of the Merger have been taken or made.

•                                          Deluxe’s obligation to complete the Merger is also subject to the satisfaction or waiver by Deluxe of certain conditions including, among others:

•                                          Hostopia has performed in all material respects all of its obligations under the Merger Agreement;

•                                         Hostopia’s representations and warranties contained in the Merger Agreement are true and correct except to the extent that inaccuracies have not had and would not reasonably be expected to have a Material Adverse Effect on Hostopia;

•                                          there has not been any event, development or condition (financial or otherwise) of any character that has or would reasonably be expected to have a Material Adverse Effect on Hostopia;

•                                          the holders of not more than 10% of the issued and outstanding shares of Hostopia common stock have exercised their statutory appraisal rights under the DGCL before or at the time of the stockholders’ vote on the Merger Agreement and the Merger; and

•                                          Hostopia has provided a termination statement or other evidence reasonably satisfactory to Deluxe that the liens on Hostopia’s assets in favour of The Royal Bank of Canada have been released.

•                                          Hostopia’s obligation to complete the Merger is also subject to the satisfaction or waiver by Hostopia of certain conditions including, among others:

•                                         each of Deluxe, Operating Sub and Sub has performed in all material respects all of its obligations under the Merger Agreement; and

•                                          the representations and warranties of each of Deluxe, Operating Sub and Sub contained in the Merger Agreement are true and correct, except as would not be reasonably likely to impair the consummation of the Merger.

No Solicitation

•                                        The Merger Agreement contains detailed provisions restricting Hostopia’s right to solicit competing Acquisition Proposals, subject to certain enumerated exceptions to allow the Board of Directors to comply with its fiduciary duties under the DGCL including circumstances relating to alternative transactions the Board of Directors deems to be, or considers reasonably likely to lead to, a Superior Proposal.

•                                          See “The Merger Agreement – No Solicitation” for additional information.

Termination of the Merger Agreement

•                                          Deluxe and Hostopia can terminate the Merger Agreement at any time prior to the Effective Time, even after the Hostopia stockholders have adopted the Merger Agreement, under certain circumstances, including:

•                                          by mutual written consent;

•                                          by either Hostopia or Deluxe if:

•                                        the Merger has not been consummated on or before November 14, 2008, if such terminating party is not in breach of its obligations under the Merger Agreement;

•                                     any governmental authority has taken any final action restraining or otherwise prohibiting the consummation of the Merger, or if any law is adopted that makes consummation of the Merger illegal; or

•                                          if the Hostopia stockholders fail to adopt the Merger Agreement and approve the Merger;

•                                          by Deluxe if:

•                                        any of the representations, warranties, covenants or agreements of Hostopia contained in the Merger Agreement becomes impossible to fulfill, other than for reasons totally within the control of Deluxe or its subsidiaries;

•                                        Hostopia fails to call or hold the special meeting, to solicit proxies in connection with the special meeting in favour of adoption of the Merger Agreement and approval of the Merger, or to conduct the vote to consider the Merger Agreement and the Merger;

•                                        the Board of Directors fails to recommend the Merger to Hostopia’s stockholders or makes an Adverse Recommendation Change;

•                                        the Board of Directors or any committee thereof makes a determination to accept, recommend or approve an Acquisition Proposal or a proposal for a Third-Party Transaction;

•                                        Hostopia enters into any agreement for a Third-Party Transaction; or

•                                        Hostopia materially breaches its non-solicitation obligations under the Merger Agreement.

•                                          by Hostopia, if:

•                                          any of the representations, warranties, covenants or agreements of Deluxe, Operating Sub or Sub contained in the Merger Agreement becomes impossible to fulfill, other than for reasons totally within the control of Hostopia; or

•                                          the Board of Directors recommends or approves a Superior Proposal, provided that Hostopia fulfils its obligations to Deluxe under the Merger Agreement, including the payment of the $4.3 million termination fee and up to $500,000 of documented expenses of Deluxe incurred in connection with the proposed Merger and Hostopia substantially concurrently with the termination of the Merger Agreement enters into a definitive agreement with respect to such Superior Proposal.

Termination Fees and Expenses

•                                         The Merger Agreement provides that Hostopia will pay Deluxe a termination fee of $4.3 million, if the Merger Agreement is terminated (a) by Hostopia, as a result of the Board of Directors recommending or approving a Superior Proposal and Hostopia enters into a definitive agreement with respect to such Superior Proposal, (b) by Deluxe, for certain specified reasons outlined in the Merger Agreement, or (c) by Hostopia or Deluxe, for certain specified reasons outlined in the Merger Agreement and, subject to certain conditions, if Hostopia enters into a Third Party Transaction within a period of one year from the termination. The Merger Agreement provides that in no event will more than one termination fee be payable by Hostopia.

•                                         The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement are to be paid by the party incurring such costs and expenses. However, if the Merger Agreement is terminated and Deluxe is entitled to a termination fee, then Hostopia is required to pay Deluxe’s documented reasonable out-of-pocket expenses incurred in connection with the proposed Merger up to $500,000.

•                                          See “The Merger Agreement – Termination Fees and Expenses” for additional information.

Interests of Hostopia’s Directors and Management in the Merger

•                                         When considering the recommendation of the Board of Directors for the adoption of the Merger Agreement and approval of the Merger, you should be aware that members of the Board of Directors and certain officers of Hostopia have interests in the Merger that are different from yours, including the following:

•                                          Indemnification. The Merger Agreement provides that Deluxe will cause Hostopia, as the surviving corporation, to maintain all rights to indemnification, expense advancement, and exculpation existing in favour of any person who is or was a director or officer of Hostopia or any of its subsidiaries before the Effective Time, as provided in the certificate of incorporation or by-laws of Hostopia or its subsidiaries as in effect on the date of the Merger Agreement, and provides that such provisions will survive the Merger for a period of six years after the Effective Time (or, with respect to any relevant claim made within such six year period, until final disposition of such claim).

•                                          Directors’ and Officers’ Liability Insurance. The Merger Agreement further provides that for a period of six years after the Effective Time, Deluxe will cause Hostopia, as the surviving corporation, to maintain in effect either: (a) the current policy of directors’ and officers’ liability insurance maintained by Hostopia covering such parties with respect to claims arising from facts or events that occurred at or before the Effective Time, subject to certain terms and conditions; or (b) a run-off policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance maintained by Hostopia covering such parties with respect to claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time.

•                                          Stock Options. Certain of Hostopia’s directors and executive officers currently hold options to purchase shares of Hostopia common stock under the Stock Option Plans. Pursuant to the Merger Agreement, all Vested Options will be cancelled and Deluxe will cause Hostopia, as the surviving corporation, to pay each holder of any such Vested Option, promptly after the Effective Time, the applicable Settlement Amount (less any applicable tax withholdings). With respect to Unvested Options, the Merger Agreement provides that, on the Closing Date, Hostopia will, at the direction of Deluxe, (a) accelerate and immediately and fully vest the Unvested Options and pay the Settlement Amount promptly after the Effective Time, (b) provide for the cancellation of such Unvested Options, subject to the option holder’s consent, or (c) take such other action as may be deemed appropriate by Deluxe, subject to the option holder’s consent, if required. Deluxe may direct different treatment for different stock option holders. Hostopia expects that 77,852 Unvested Options (of which 50,000 are held by Mr. William Campbell and the balance by individuals who are not directors or executive officers) will be accelerated and paid the Settlement Amount (less any applicable tax withholdings), promptly following the Effective Time, and 285,000 Unvested Options (of which 260,000 are held by executive officers and the balance by individuals who are not directors or executive officers) will be cancelled.

•                                          Grant of Retention Bonus.  The executive officers listed in the following chart will be granted a retention bonus that vests based upon continued service after the Closing Date.  The retention bonus is designed to result in each executive officer ultimately receiving the same amount on an after-tax basis as if he had received the Settlement Amount upon cancellation of his Unvested Options provided that such executive officer remains employed by Deluxe over the vesting period.

Name	Retention Bonus

Colin Campbell	$230,449

Peter Kostandenou	$393,117

Michael Mugan	$330,195

Paul Engels	$335,050

Dirk Bhagat	$337,477

•                                         Grant of Deluxe Stock Options.  Hostopia expects that each of Messrs. Colin Campbell, Peter Kostandenou, Michael Mugan, Paul Engels and Dirk Bhagat will be granted an option to purchase 5,000 shares of common stock of Deluxe in connection with such person’s employment following the Merger. Such options are not being conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to any of the foregoing individuals and the granting of such options was not conditional on such individuals supporting the Merger Agreement or the Merger. Each of such individuals, except Colin Campbell and his associated entities, beneficially owns or exercises control or direction over less than 1% of the outstanding shares of Hostopia common stock. Colin Campbell disclosed to the M&A Committee the Merger Consideration he expects to be beneficially entitled to receive under the terms of the Merger Agreement for the shares of Hostopia common stock he beneficially owns and the M&A Committee (in the absence of Mr. Campbell) determined that the value of the option is less than 5% of the Merger Consideration he expects to receive.

•                                         Director Fees for Service on M&A Committee.  The M&A Committee is comprised of Messrs. Michael Cytrynbaum (Chair), Randall Bast and Colin Campbell. Messrs. Cytrynbaum and Bast, the independent members of the M&A Committee, are entitled to receive fees as compensation for their service on the M&A Committee at a rate of $250 per day of active service. Hostopia expects that Messrs. Cytrynbaum and Bast will receive an aggregate of approximately $33,750 and $8,475, respectively, in fees as compensation for their active service on the M&A Committee in connection with the Merger.

•                                          Continued Employment. Hostopia expects that, with the exception of Mr. William Campbell, each of its executive officer’s contracts of employment will continue in effect with the surviving corporation following the Effective Time. Hostopia anticipates that, if the Merger is consummated, Mr. William Campbell will not continue his employment with the surviving corporation.

•                                         See “The Merger – Treatment of Outstanding Stock Options” and “The Merger – Interests of Hostopia’s Directors and Management in the Merger” for additional information.

Voting Agreement Entered into by Certain Hostopia Stockholders

•                                         The Supporting Stockholders, including certain directors and officers of Hostopia, have irrevocably agreed to, among other things, vote the shares of Hostopia common stock owned by the Supporting Stockholders in favour of the special resolution adopting the Merger Agreement and approving the Merger. The Supporting Stockholders have collectively agreed to vote an aggregate of 4,138,038 shares, representing approximately 35% of the outstanding shares of Hostopia common stock, in favour of the Merger. The Voting Agreement will terminate in the event the Merger Agreement is terminated in accordance with its terms.

•                                         See “Voting Agreement Entered into by Certain Hostopia Stockholders” and Appendix F – Voting Agreement for additional information.

Price Range and Trading Volume of Hostopia Common Stock

•                                          Hostopia common stock is listed on the TSX under the symbol “H.” On June 18, 2008, the last trading day prior to the public announcement of the proposed Merger, Hostopia common stock closed at $4.50. On June 26, 2008, the last trading day prior to the date of this Circular, Hostopia common stock closed at $10.35.

•                                          See “Price Range and Trading Volume of Hostopia Common Stock” for additional information.

Certain Canadian Federal Income Tax Considerations

•                                          Residents of Canada.  Generally, a Resident Holder who disposes of shares of Hostopia common stock under the Merger will realize a capital gain (or capital loss) equal to the amount by which the cash received by the Resident Holder under the Merger, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the shares to the Resident Holder, provided that the shares of Hostopia common stock are characterized as capital property to the Resident Holder.

•                                          Non-Residents of Canada.  Generally, a Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of shares of Hostopia common stock under the Merger.

•                                          The foregoing is a brief summary of Canadian federal income tax consequences only. Stockholders should read carefully the information in the Circular under “Certain Canadian Federal Income Tax Considerations for Stockholders”, which qualifies the summary set forth above. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger.

Certain United States Federal Income Tax Considerations

•                                         United States Holder.  Generally, the exchange of Hostopia common stock for the cash Merger Consideration will be a taxable transaction to Hostopia stockholders for United States federal income tax purposes.  A United States holder who holds Hostopia common stock as a capital asset will generally recognize capital gain or capital loss equal to the difference between the United States dollar value of the cash received pursuant to the Merger and the United States holder’s basis in the Hostopia common stock surrendered.

•                                          Non United States Holder.  Generally, any gain recognized by a non United States holder on the exchange of Hostopia common stock for cash in the Merger will not be subject to United Sates federal income tax except in certain circumstances described below in “Certain United States Federal Income Tax Considerations for Stockholders”. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger.

THE SPECIAL MEETING

Hostopia is furnishing this Circular to Hostopia stockholders as part of the solicitation of proxies by management of Hostopia for use at the special meeting.

Date, Time and Place

Hostopia will hold the special meeting of Hostopia stockholders on July 30, 2008 at 10:00 a.m. (Toronto time) at Suite 1600, 1 First Canadian Place, 100 King Street West, Toronto, Ontario M5X 1G5 to consider and vote upon a special resolution to adopt the Merger Agreement and approve the Merger.

Purpose of Special Meeting

At the special meeting, Hostopia stockholders will be asked to consider and vote upon a special resolution to adopt the Merger Agreement and approve the Merger. The Board of Directors, based in part on the recommendation of the M&A Committee, has unanimously approved the Merger Agreement and declared the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, advisable, fair to and in the best interests of Hostopia and its stockholders and resolved to recommend that the Hostopia stockholders adopt the Merger Agreement and approve the Merger. The Board of Directors therefore unanimously recommends that Hostopia stockholders vote “FOR” the adoption of the Merger Agreement and approval of the Merger.

Record Date, Stockholders Entitled to Vote and Quorum

Only Hostopia stockholders of record at the close of business on June 25, 2008, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. On the record date, there were 11,652,352 shares of Hostopia common stock issued and outstanding held by approximately 32 holders of record. Hostopia stockholders of record on the record date are entitled to one vote per share at the special meeting on the special resolution to be brought before the special meeting.

A quorum will be present at the special meeting if a majority of the shares of Hostopia common stock issued and outstanding and entitled to vote on the record date are represented at the special meeting in person or by proxy.

Vote Required, Abstentions and Broker Non-Votes

The adoption of the Merger Agreement and approval of the Merger requires that stockholders holding at least a majority of the shares of Hostopia common stock outstanding at the close of business on the record date and entitled to vote on the proposal vote “FOR” the adoption of the Merger Agreement and approval of the Merger.

If a Hostopia stockholder abstains from voting at the special meeting, the abstention will count as a vote against the adoption of the Merger Agreement and approval of the Merger.

If your shares are held in “street name” by a broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and the broker can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares.

Because brokers have no discretionary authority to vote on the proposal to adopt the Merger Agreement and approve the Merger, broker non-votes will have the same effect as a vote against the adoption of the Merger Agreement and approval of the Merger.

Voting of Proxies

All shares represented by valid proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Valid proxies that do not contain voting instructions will be voted “FOR” the adoption of the Merger Agreement and approval of the Merger.

Shares of Hostopia common stock represented at the special meeting but not voting, including shares of Hostopia common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

If you are a stockholder of record, you must vote your shares by dating, signing and returning the enclosed proxy or by voting in person at the special meeting. If no voting instructions are indicated on your signed proxy, the proxy will be treated as a vote “FOR” the adoption of the Merger Agreement and approval of the Merger. If you do not execute and return a proxy or vote in person at the special meeting, it will effectively count as a vote against the adoption of the Merger Agreement and approval of the Merger.

If your shares are held in “street name” through a broker, bank, or other nominee, you may vote by completing, signing and returning the voting form provided by your broker, bank, or nominee, or by telephone or over the Internet if telephone or Internet voting is provided by your broker or bank. Your broker will not vote your shares unless you instruct the broker how to vote by following the voting procedures provided to you by your broker. If telephone or Internet voting is available through your broker or bank, please follow the telephone or Internet voting instructions provided by your broker or bank.

Hostopia does not expect that any matter other than the proposal to adopt the Merger Agreement and approve the Merger will be brought before the special meeting. If, however, the Board of Directors properly presents other matters at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote the shares represented by your proxies in accordance with their reasonable judgment as to what they believe to be in the best interests of Hostopia stockholders.

Revocability of Proxies

The grant of a proxy does not mean that you cannot vote in person at the special meeting. You may also revoke a proxy at any time prior to the time it is voted at the special meeting in one of three ways:

(a)            You can send a written, signed and dated notice to the Transfer Agent at Equity Transfer & Trust Company, 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1, Attention: Ms. An Duong, fax: 416-595-9593 prior to 4:00 p.m. (Toronto time) on July 28, 2008 stating that you would like to revoke your proxy;

(b)           You can complete, date, sign and return a later dated proxy to the Transfer Agent at Equity Transfer & Trust Company, 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1, Attention: Ms. An Duong, fax: 416-595-9593, prior to 4:00 p.m. (Toronto time) on July 28, 2008; or

(c)            If your shares are registered in your name, you can attend the meeting and vote in person.

Your attendance at the special meeting alone will not revoke your proxy. If you instructed your broker to vote your shares (whether by mail, telephone or over the Internet), the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your voting instructions.

Costs of Solicitation

All costs of soliciting proxies for the special meeting will be borne by Hostopia. Proxies may be solicited by Hostopia’s directors, officers and regular employees, but such persons will not receive any additional compensation for doing so. Proxies may be solicited in person, or by telephone, over the Internet or by facsimile.

Hostopia also expects to reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to Hostopia stockholders.

Procedures for Surrender of Stock Certificates

Please do not send stock certificates with your proxies. A letter of transmittal with instructions for surrendering any Hostopia common stock certificate will be mailed to Hostopia stockholders as soon as reasonably practicable after completion of the Merger. See “The Merger – Procedures for Surrender of Certificates”.

THE COMPANIES

Hostopia

Hostopia is a leading provider of Web services that enable small and medium sized businesses to establish and maintain an Internet presence. Hostopia’s customers are communication services providers, including telecommunication carriers, cable companies, Internet service providers, domain registrars and Web hosting service providers. Hostopia’s customers purchase its Web services on a wholesale basis and resell these services under their own brands to small and medium sized businesses. Hostopia provides its customers with the technology, infrastructure and support services to enable them to offer Web services, while saving them research and development and capital and operating costs typically associated with the design, development and delivery of Web services. Hostopia refers to small and medium sized businesses which use its Web services as “end-users”. Hostopia believes it is a leading provider of such Web services based on the number and size of its customers, the number of end-user websites that it supports, the quality of its Web services, and its reputation.

Hostopia currently has three wholly-owned subsidiaries, BlueGenesis.com Corp., a Nova Scotia unlimited liability company, Internet Names for Business Inc., an Ontario corporation, and Nexthaus Corporation, a Delaware corporation. BlueGenesis.com Corp. sells Web services directly to small Web hosting resellers and end-users. Internet Names for Business Inc. is the entity through which Hostopia provides generic domain and billing services to its customers. Nexthaus Corporation sells wireless communications services that synchronize data between computers and mobile devices, such as calendar and contact updates from a desktop to a smart phone.

Hostopia was incorporated under the laws of the State of Delaware on December 10, 1999. Hostopia is currently listed on the TSX under the stock symbol “H”. Hostopia’s principal U.S. executive offices are located at 110 East Broward Blvd., Suite 1650, Fort Lauderdale, Florida 33301. Hostopia’s principal Canadian executive offices are located at 5915 Airport Road, Suite 1100, Mississauga, Ontario L4V 1T1. Hostopia’s telephone number is 954-463-3080 in the United States and 905-673-7575 in Canada. Hostopia’s website address is www.hostopia.com. Information on Hostopia’s website is not a part of this Circular.

Please see Hostopia’s filings with the SEC for additional information regarding Hostopia offices and facilities. See also “Additional Information”.

Deluxe

Deluxe helps small businesses and financial institutions better manage, promote, and grow their businesses, through industry-leading businesses and brands. Deluxe uses direct marketing, a North American sales force, financial institution referrals, independent distributors and the Internet to provide its customers a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail packaging supplies), promotional products and merchandising materials, fraud prevention and marketing services and financial institution customer loyalty and retention programs. Deluxe also sells personalized checks, accessories, stored value gift cards and other services directly to consumers.

Deluxe’s business segments include Small Business Services, Financial Services and Direct Checks.

Small Business Services operates under various brands including Deluxe, New England Business Service, Inc. (NEBS®), Safeguard®, McBee®, and RapidForms®. This is Deluxe’s largest segment in terms of revenue and operating income. Small Business Services provides personalized products and services that help small businesses manage, promote and grow their businesses. Small Business Services sells business checks, printed forms, promotional products, marketing materials and related services and products to more than six million small business customers in the United States and Canada. Printed forms include billing forms, work orders, job proposals, purchase orders, invoices and personnel forms. Deluxe also produces computer forms compatible with accounting software packages commonly used by small businesses. Deluxe’s stationery, letterhead, envelopes and business cards are produced in a variety of formats and ink colors.

Financial Services sells personal and business checks, check-related products and services, stored value gift cards and customer loyalty, retention and fraud monitoring/protection services to financial institutions. Deluxe also offers enhanced services such as customized reporting, file management and expedited account conversion support. Deluxe’s relationships with specific financial institutions are generally formalized through supply contracts which usually range in duration from three to five years. Deluxe serves approximately 7,000 financial institutions in the United States. Consumers and small businesses typically submit their check order to their financial institution, which then forwards the order to Deluxe. Deluxe processes the order and ships it directly to the consumer or small business. Financial Services produces a wide range of check designs, with many consumers preferring one of the dozens of licensed or cause-related designs Deluxe offers, including Disney®, Warner Brothers®, Garfield®, Harley-Davidson®, NASCAR®, PGA TOUR, Thomas Kinkade®, Susan G. Komen Breast Cancer Foundation and National Arbor Day Foundation®.

Direct Checks is a direct-to-consumer check supplier, selling under the Checks Unlimited®, Designer® Checks and Checks.com brand names. Through these brands, Deluxe sells personal and business checks and related products and services directly to consumers using direct response marketing and the Internet. Deluxe estimates the direct-to-consumer personal check printing portion of the payments industry accounts for approximately 15% of all personal checks sold.

Deluxe Corporation was incorporated under the laws of the State of Minnesota in 1920. Deluxe is listed on the New York Stock Exchange under the symbol “DLX”. Deluxe’s principal corporate offices are located at 3680 Victoria Street North, Shoreview, Minnesota 55126-2966. Deluxe’s telephone number is 651-483-7111. Deluxe’s website address is www.deluxe.com. Information on Deluxe’s website is not a part of this Circular.

Operating Sub

Operating Sub was incorporated under the laws of the State of Delaware on August 27, 1986. Operating Sub is a wholly-owned subsidiary of Deluxe.

Operating Sub is located at c/o Deluxe, 3680 Victoria Street North, Shoreview, Minnesota 55126-2966, telephone: 651-483-7111.

Sub

Sub was incorporated under the laws of the State of Delaware on June 16, 2008. Sub is a wholly-owned subsidiary of Operating Sub. Sub was organized solely for the purpose of entering into the Merger Agreement with Hostopia and completing the Merger and has not conducted any business operations.

Sub is located at c/o Deluxe, 3680 Victoria Street North, Shoreview, Minnesota 55126-2966, telephone: 651-483-7111.

THE MERGER

Background of the Merger

The Board of Directors has periodically assessed strategic options in light of increasing competition in the Web services industry with the objective of enhancing stockholder value. Among other things, the Board of Directors has assessed Hostopia’s prospects for continued growth given its relatively small size in the industry. While the majority of the strategic options explored by Hostopia involved the acquisition of other companies, from time to time Hostopia has discussed potential combinations with third parties involving the acquisition of Hostopia.

The Board of Directors has established an M&A Committee which is comprised of Messrs. Michael Cytrynbaum (Chair), Randall Bast and Colin Campbell, a majority of whom are independent members of the Board of Directors. The purpose of the M&A Committee has been to consider strategic acquisitions of other companies as well as consider potential combinations with third parties.

During November and December 2007, Hostopia met with the chief executive officer of a third party (“Company #1”) to discuss a potential strategic transaction between Hostopia and Company #1. Following several additional introductory meetings, the stock price of Company #1 declined significantly, and Company #1 indicated that it intended to delay any additional discussions regarding a combination of Company #1 and Hostopia.

On February 27, 2008, Deluxe first met with Hostopia concerning a potential commercial opportunity.

On March 11, 2008, representatives of Hostopia met with a third party (“Company #2”) to discuss a strategic transaction.  Following the execution of a confidentiality agreement and a discussion among representatives of Hostopia and Company #2, Hostopia determined that a strategic combination with Company #2 was not something the management wanted to pursue any further.

On March 13, 2008, Hostopia and Deluxe entered into a confidentiality agreement.

On March 19, 2008, the chief executive officer of a third party (“Company #3”) called Hostopia to discuss a potential strategic transaction. On March 27, 2008, Hostopia entered into a confidentiality agreement with Company #3 and representatives of Hostopia met with representatives of Company #3 to discuss a strategic combination.

On April 7 and 8, 2008, representatives from Hostopia and Deluxe met at Deluxe’s headquarters to discuss a commercial relationship between Deluxe and Hostopia. On April 9, 2008, the chief executive officer of Deluxe met with the chief executive officer of Hostopia and verbally indicated that Deluxe would like to explore a possible strategic transaction with Hostopia.

On April 18, 2008, the president of Company #3 contacted Hostopia with concerns that the declining stock price of Company #3 limited its ability to pay a fair value for Hostopia at that time.

On April 21, 2008, Deluxe delivered to Hostopia a letter containing an expression of interest in acquiring Hostopia at $10.00 per outstanding share of capital stock subject to the completion of a due diligence review of Hostopia and Hostopia entering into an exclusivity agreement. The Board of Directors met shortly thereafter and discussed the expression of interest and instructed management to hire a financial advisor and special counsel to assist it in considering strategic opportunities for Hostopia including the Deluxe proposal.

On April 23, 2008, Hostopia engaged special counsel, Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”).

On April 25, 2008, a third party (“Company #4”) contacted representatives of Hostopia regarding a potential strategic transaction. On May 6, 2008, representatives of Hostopia and Company #4 met to further discuss a potential strategic fit and other opportunities.

On May 7, 2008, Hostopia formally engaged RBC as its financial advisor.

On May 12, 2008, the Board of Directors met telephonically and discussed the status of the Deluxe proposal and Hostopia’s efforts in coordinating due diligence materials.

On May 13, 2008, the M&A Committee met and discussed the Deluxe expression of interest. The M&A Committee advised management that it should continue discussions with Deluxe but that it was unwilling to recommend to the Hostopia board entering into an exclusivity agreement with Deluxe at that time. Following this meeting, members of Hostopia’s management provided frequent email updates to members of the Board of Directors regarding progress with Deluxe and the proposed transaction.

On May 19, 2008, Deluxe delivered a letter to Hostopia renewing its request that Hostopia enter into an exclusivity agreement with Deluxe after which Deluxe would proceed with its due diligence investigation. On May 21, 2008, Hostopia responded by letter that it was continuing to evaluate the Deluxe proposal.

On May 22, 2008, the M&A Committee met telephonically to discuss the Deluxe proposal. During the meeting, representatives of RBC presented a preliminary analysis of the financial terms of the Deluxe proposal. Several hours following the meeting of the M&A Committee, the entire Board of Directors met to consider the Deluxe proposal and the recommendations of the M&A Committee. The M&A Committee reported on the status of the discussions with Deluxe. Thereafter, representatives of RBC presented a preliminary analysis of the financial terms of the Deluxe proposal for the entire Board of Directors. Following RBC’s presentation, Pillsbury reviewed with the Board of Directors its fiduciary duties in evaluating the Deluxe proposal. The Board of Directors considered the proposed restriction on Hostopia’s ability to conduct a broad solicitation of potential buyers and discussed the possibility of a post-signing solicitation. After discussions with Pillsbury and RBC, the Board of Directors instructed management and its financial advisors to continue to negotiate with Deluxe regarding the price at which Deluxe would acquire Hostopia and rejected the execution of an exclusivity agreement at that time.

From May 22 to May 24, 2008, members of Hostopia’s management, Pillsbury and RBC discussed the terms of the Deluxe proposal with Deluxe and its representatives. On May 24, 2008, Deluxe indicated that it would raise its proposed price to $10.55 per share, and expressly stated that if Hostopia entered into negotiations with any third party regarding the acquisition of Hostopia, whether prior to or following the signing of a definitive agreement, Deluxe would rescind the offer and negotiations would be discontinued.

On May 24, 2008, Company #4 contacted Hostopia regarding continuing strategic discussions between the two companies.

On May 25, 2008, the M&A Committee met telephonically to discuss the revised Deluxe proposal. Mr. Cytrynbaum outlined the discussions that he had with Deluxe over the prior three days and conveyed to the M&A Committee the substance of the Deluxe verbal offer. The M&A Committee recommended approving the revised proposal and entering into an exclusivity agreement with Deluxe. Following the M&A Committee meeting, the Board of Directors met telephonically to consider the revised Deluxe proposal and the recommendation of the M&A Committee. Following discussion with Pillsbury and RBC, the Board of Directors concluded that Deluxe would be the buyer most likely to offer the greatest value for Hostopia in light of the substantial premium being offered by Deluxe to the current trading price of Hostopia and other financial aspects of the offer, the uncertainty and disruption that would be created for the Company’s employees, customers and suppliers if a broad solicitation were conducted, and the historical conversations between Hostopia’s senior management with various potential buyers. The Board of Directors then instructed management to proceed with the execution of the exclusivity agreement.

On May 26, 2008, Hostopia delivered the signed exclusivity agreement to Deluxe and Deluxe commenced its due diligence investigation of Hostopia. Between May 26 and June 18, 2008, Hostopia provided Deluxe representatives access to due diligence materials requested by Deluxe and Hostopia’s management made itself available to answer due diligence questions from the Deluxe representatives. During this time, including two full days of presentations at the Canadian headquarters of Hostopia, the Hostopia management team made presentations regarding its business to representatives of Deluxe.

On May 27, 2008, Hostopia sent a letter to Company #4 declining to continue its discussions of strategic opportunities with Company #4.

On May 27 and May 28, 2008, U.S. and Canadian legal advisors for Deluxe and Hostopia met telephonically to discuss the structure for the proposed transaction.

On June 4, 2008, U.S. legal counsel for Deluxe, Faegre & Benson LLP (“Faegre”), delivered an initial draft of the Merger Agreement and Voting Agreement to Hostopia, Pillsbury and Gowling Lafleur Henderson LLP (“Gowlings”), Canadian counsel for Hostopia.  Over the next several days, legal counsel for Hostopia discussed the Merger Agreement with Hostopia and its other advisors and prepared a response. Among other matters, Hostopia focused on the certainty of closing of the proposed merger with Deluxe. On June 6, 2008, Pillsbury sent a markup to Faegre identifying Hostopia’s key issues. On June 10, 2008, Pillsbury, Gowlings and Faegre discussed by telephone certain of the provisions of Hostopia’s June 6 markup, in order to better understand each party’s positions. On June 11, 2008, Faegre sent a revised Merger Agreement to Hostopia’s legal counsel. Later that day, Pillsbury, Gowlings, Hostopia and its other advisors discussed the revised Merger Agreement on a telephone conference call. On June 12, 2008, Pillsbury, Gowlings and Faegre had a telephone call where Pillsbury presented Hostopia’s open issues relating to the revised Merger Agreement. On June 13, 2008, Faegre sent a revised Merger Agreement to Hostopia’s legal counsel. During this period, members of Hostopia’s management and Pillsbury met frequently with members of the M&A Committee to discuss the status of discussions regarding the Merger Agreement.

On June 16, June 17 and June 18, 2008, Faegre delivered to Pillsbury and Gowlings revised drafts of the proposed Merger Agreement and Voting Agreement, and Deluxe and Hostopia and their respective counsel continued negotiation of the Merger Agreement and the Voting Agreement.

On June 18, 2008, the Board of Directors met telephonically to discuss the proposed Merger Agreement. Pillsbury presented a detailed overview of the Merger Agreement and the status of discussions with Deluxe and reviewed with the Board of Directors its fiduciary duties. Following this presentation, RBC made a presentation regarding the financial terms of the proposed transaction and rendered its oral opinion, subsequently confirmed in writing, that, as of such date, the consideration proposed to be paid to the Hostopia stockholders in the merger was fair, from a financial point of view, to such stockholders. The full text of the written opinion of RBC dated June 18, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on review undertaken in connection with such opinion, is attached as Appendix C hereto. At the meeting, after considering the presentations of RBC and Pillsbury, and the other factors described below in “Reasons for the Merger,” including the Board of Directors’ ability to accept an unsolicited superior offer after the execution of the proposed merger agreement with Deluxe, if one emerged, and Deluxe’s stated position that it would discontinue negotiations and rescind its $10.55 offer if Hostopia entered into discussions with any third party, the Board of Directors concluded that the execution of the Merger Agreement with Deluxe would be in the best interests of the Hostopia stockholders. The Board of Directors then approved the proposed merger with Deluxe. Following the board meeting on the evening of June 18, 2008, Hostopia and Deluxe executed the Merger Agreement.

Prior to the commencement of trading on June 19, 2008, Deluxe and Hostopia issued a joint press release announcing the signing of the Merger Agreement.

Reasons for the Merger

In evaluating the Merger Agreement and the Merger, the M&A Committee and the Board of Directors consulted with Hostopia’s senior management, Pillsbury and RBC, and reviewed a significant amount of information and considered a number of factors, including, among others, the following material factors:

(a)            the Board of Directors’ belief that no other alternative reasonably available to Hostopia and its stockholders would provide greater value and certainty to stockholders within the foreseeable future;

(b)            the value of the Merger Consideration of $10.55 per share to be received by Hostopia stockholders in the Merger pursuant to the Merger Agreement;

(c)            among other things (i) that the volume weighted average price for the one year period ended June 17, 2008 was $5.68, (ii) that 100% of the shares of Hostopia common stock have traded below $6.99, and (iii) that the Merger Consideration of $10.55 per share to be paid pursuant to the Merger Agreement represents a premium of $6.04, or approximately 134%, over the $4.51 closing sale price per share of Hostopia common stock on the TSX on June 17, 2008;

(d)            the likelihood, in the Board of Directors’ view, that conducting an auction process before approving the Merger would result in the withdrawal of Deluxe’s proposal and would be detrimental to Hostopia by posing significant risks to Hostopia’s existing operations, including risks related to employee retention;

(e)            the unanimous recommendation of the M&A Committee as to the advisability and fairness of the Merger Agreement and the Merger to Hostopia stockholders;

(f)             the determination that the provisions in the Merger Agreement with respect to Hostopia’s ability to accept other Acquisition Proposals, including Hostopia’s rights to pursue an alternative proposal deemed reasonably likely to lead to a Superior Proposal, and to terminate the Merger Agreement in order to accept a Superior Proposal, subject to paying Deluxe a $4.3 million termination fee and up to $500,000 in expense reimbursement, would not reasonably preclude interested parties from subsequently proposing a more favourable transaction;

(g)            the oral opinion of RBC delivered on June 18, 2008 to the Board of Directors, which was subsequently confirmed by delivery of a written opinion dated June 18, 2008, that the Merger Consideration was fair from a financial point of view to the stockholders of Hostopia (RBC’s written opinion dated June 18, 2008 is attached as Appendix C to this Circular and should be carefully read in its entirety, together with the discussion of RBC’s analyses in “The Merger - Opinion of Hostopia’s Financial Advisor” for a discussion of the assumptions, qualifications and limitations stated by RBC in its opinion);

(h)            the form of consideration to be paid to Hostopia stockholders in the Merger and the certainty of value of such cash Merger Consideration;

(i)             the current and historical financial condition, results of operations, business and prospects of Hostopia as well as Hostopia’s financial plan and prospects if it were to remain an independent company. The Board of Directors discussed Hostopia’s current financial plan, including the risks associated with achieving and executing upon Hostopia’s business plan, as well as the general risks of market conditions that could reduce Hostopia’s stock price. The Board of Directors determined that Hostopia stockholders would continue to be subject to the risks and uncertainties of Hostopia’s financial plan, operations and prospects unless Hostopia’s common stock was acquired for cash;

(j)             the Merger represents a liquidity opportunity for stockholders to dispose of their shares of Hostopia common stock for cash consideration of $10.55 per share that, in the absence of the Merger, might not otherwise be available due to the relatively low historical trading volume of shares of Hostopia common stock;

(k)            certain significant Hostopia stockholders, including the Chief Executive Officer and President of Hostopia, were prepared to support the Merger and enter into the Voting Agreement;

(l)             the relationship of the Merger Consideration of $10.55 per share to the historical trading prices of Hostopia common stock and the consideration to be received by Hostopia stockholders in the Merger as compared to premiums in other comparable merger transactions;

(m)           the anticipated time of the consummation of the transactions contemplated by the Merger Agreement which would allow Hostopia stockholders who do not seek appraisal rights to receive the Merger Consideration in a relatively short time frame. The Board of Directors also considered the business reputation, management and financial resources of Deluxe, which the Board of Directors believed supported the conclusion that a Merger with Deluxe could be completed relatively quickly and in an orderly manner and, in as much as possible, would allow Hostopia to conduct business as usual; and

(n)            the material terms of the Merger Agreement, taken as a whole, were fair and reasonable.

In approving the Merger, the Board of Directors and the M&A Committee also took into account a number of risks and other negative factors relating to the Merger, including the following material risks and factors:

(a)            the risks that Hostopia’s operations would be disrupted by employee and customer uncertainty following the public announcement of the Merger;

(b)            the restrictions on Hostopia’s ability to solicit alternative Acquisition Proposals under the no solicitation provisions in the Merger Agreement;

(c)            the possibility that Hostopia may be required to pay a $4.3 million termination fee to Deluxe and to reimburse Deluxe for up to $500,000 of transaction expenses if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement;

(d)            the potential adverse effect on Hostopia’s business, operations and financial condition, including the effect on Hostopia’s sales and operating results, the effect on Hostopia’s ability to attract and retain key management, marketing and technical personnel and the effect on the progress of certain development projects if the Merger is not consummated;

(e)            the substantial costs incurred and to be incurred by Hostopia in connection with the Merger;

(f)             the conduct of business restrictions on the operation of Hostopia’s business in the interim period between signing the Merger Agreement and closing the Merger;

(g)            the fact that certain of Hostopia’s officers and directors have certain interests in the Merger that are in addition to their interests as stockholders, which has the potential to influence their views and actions in connection with the merger proposal; and

(h)            the possibility that one of the parties to the Merger Agreement may not be able to fulfill one or more of the conditions to closing the Merger.

The preceding discussion of the factors considered by the M&A Committee and the Board of Directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the members of the M&A Committee and the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching their respective determinations. In addition, the members of the M&A Committee and the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favourable or unfavourable to the ultimate determination of the members of the M&A Committee and Board of Directors, but rather, the M&A Committee and the Board of Directors conducted an overall analysis of the factors described above.

Merger Consideration

At the Effective Time, each outstanding share of Hostopia common stock, other than shares of Hostopia common stock held by Deluxe, Operating Sub, Sub or any of their or Hostopia’s respective subsidiaries and those shares held by stockholders who perfect their appraisal rights (as described in “The Merger—Appraisal Rights”), will be automatically converted into the right to receive $10.55 in cash, without interest, upon surrender of the certificate representing such share(s) of Hostopia common stock. Any shares of Hostopia common stock held by Hostopia, Deluxe, Sub or any of their respective subsidiaries immediately prior to the Effective Time will be cancelled in the Merger without payment. The price of $10.55 per share was determined through arm’s length negotiations between Hostopia and Deluxe.

Board of Directors’ Vote and Recommendation

After careful consideration, and based in part on the recommendation of the M&A Committee, the Board of Directors has unanimously approved the Merger Agreement and declared the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of Hostopia and its stockholders, and resolved to recommend that the Hostopia stockholders adopt the Merger Agreement and approve the Merger. Accordingly, the Board of Directors unanimously recommends that Hostopia stockholders vote “FOR” the adoption of the Merger Agreement and approval of the Merger.

Opinion of Hostopia’s Financial Advisor

On June 18, 2008, RBC rendered its oral opinion to the Board of Directors that, as of that date and subject to the assumptions, qualifications and limitations to be set forth in its written opinion, the per share Merger Consideration of $10.55 in cash per share of Hostopia’s common stock specified in the Merger Agreement was fair, from a financial point of view, to the Hostopia stockholders. The full text of RBC’s confirmatory written opinion, dated June 18, 2008, is attached to this Circular as Appendix C. The form and content of RBC’s opinion were approved for release by a committee of RBC directors. Hostopia stockholders are urged to read the RBC opinion carefully and in its entirety.

RBC’s opinion was provided for the information and assistance of the Board of Directors in connection with their consideration of the Merger. RBC has not prepared a valuation of Hostopia or any of its securities or assets and RBC’s opinion should not be construed as such. RBC’s opinion did not address Hostopia’s underlying business decision to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which Hostopia might engage. RBC’s opinion does not constitute a recommendation to Hostopia stockholders as to whether to vote in favour of the Merger.

RBC’s opinion was given as of June 18, 2008 and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting RBC’s opinion which may come or be brought to RBC’s attention after the date hereof.  Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting RBC’s opinion after the date hereof, RBC reserves the right to change, modify or withdraw its opinion.

In rendering its opinion, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of Hostopia, and their consultants and advisors (collectively, the “Information”).  RBC’s opinion is conditional upon such completeness, accuracy and fair presentation of such Information.  Subject to the exercise of professional judgment and except as expressly described herein, RBC has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

Senior officers of Hostopia have represented to RBC in a certificate delivered as of the date of RBC’s opinion, among other things, that (i) the Information provided orally by, or in the presence of, an officer or employee of Hostopia or in writing by Hostopia or any of its subsidiaries or their respective agents to RBC for the purpose of preparing RBC’s opinion was, at the date the Information was provided to RBC, and as of the date of RBC’s opinion, complete, true and correct in all material respects, and did not as of those dates contain any untrue statement of a material fact in respect of Hostopia, its subsidiaries or the Merger and did not as of those dates omit to state a material fact in respect of Hostopia, its subsidiaries or the Merger necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there had been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Hostopia or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on RBC’s opinion.

In preparing its opinion, RBC has made several assumptions, including that all of the conditions required to implement the Merger will be met.

RBC’s opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date it was rendered and the condition and prospects, financial and otherwise, of Hostopia, and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of Hostopia.  In its analyses and in preparing its opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Merger.

In connection with its opinion, RBC reviewed and relied upon or carried out, among other things, the following:

(a)           the draft Merger Agreement dated June 18, 2008;

(b)           the draft Voting Agreement dated June 18, 2008;

(c)           audited financial statements of Hostopia for each of the five fiscal years ended March 31, 2007 and draft unaudited financial statements for the fiscal year ended March 31, 2008;

(d)           the unaudited interim reports of Hostopia for the fiscal quarters ended June 30, September 30 and December 31, 2007;

(e)           the annual report of Hostopia for the fiscal year ended March 31, 2007 and the draft annual report of Hostopia for the fiscal year ended March 31, 2008;

(f)            the prospectus for the public offering of common stock of Hostopia dated November 3, 2006;

(g)           the Notice of Annual Meeting of Shareholders and Management Information Circular of Hostopia for the fiscal year ended March 31, 2007;

(h)           unaudited projected financial statements for Hostopia on a consolidated basis prepared by management of Hostopia for the five fiscal years ending March 31, 2009 through March 31, 2013 including a base case forecast (the “Base Case Management Forecast”) and an upside case forecast (the “Upside Case Management Forecast”);

(i)            discussions with senior management of Hostopia;

(j)            discussions with Hostopia’s legal counsel;

(k)           public information relating to the business, operations, financial performance and stock trading history of Hostopia and other selected public companies considered by RBC to be relevant;

(l)            public information with respect to other transactions of a comparable nature considered by RBC to be relevant;

(m)          public information regarding the internet infrastructure and internet software services industries;

(n)           representations contained in certificates addressed to RBC, dated as of the date of RBC’s opinion, from senior officers of Hostopia as to the completeness and accuracy of the information upon which RBC’s opinion was based; and

(o)           such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

In connection with the rendering of its opinion to the Board of Directors, RBC prepared and delivered to the Board of Directors written materials containing the analyses listed above and other information material to the opinion. Set forth below is a summary of the analyses used by RBC, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

Comparable Company Trading Analysis

RBC prepared a comparable company trading analysis (“Comparable Company Trading Analysis”) of Hostopia’s implied transaction multiples relative to a group of publicly-traded companies that RBC deemed for purposes of this analysis to be comparable to Hostopia. In selecting publicly-traded companies, RBC considered comparable internet infrastructure and software companies with businesses focused primarily on services over the internet. In this analysis, RBC compared the enterprise value (“EV”) of Hostopia implied by the per share Merger Consideration, expressed as a multiple of Hostopia’s actual last twelve-months (“LTM”) revenue and LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”), and projected fiscal years 2009 and 2010 revenue and EBITDA, to the respective mean and median multiples of estimated calendar years 2008 and 2009 EV-to-revenue and to EV-to-EBITDA, of the comparable companies implied by the public trading prices of their common stock. RBC also compared the multiples of Hostopia implied by the per share Merger Consideration, expressed as multiples of actual LTM fully-diluted earnings per share (“EPS”) and projected fiscal years 2009 and 2010 EPS, to the EPS multiples of the comparable companies implied by the public trading prices of their common stock. Projected revenue, EBITDA and EPS were based on the Base Case Management Forecast and the Upside Case Management Forecast in the case of Hostopia and, in the case of the comparable companies, on Bloomberg and ThomsonOne Analytics consensus estimates. RBC defined EV as equity value plus total debt, preferred stock and minority interest less cash, cash equivalents, marketable securities and long-term investments (as applicable). For the purpose of RBC’s analysis summarized in this section, EV-to-EBITDA multiples greater than 25x and less than zero, and Share Price-to-EPS multiples greater than 55x and less than zero were deemed Not Meaningful (“NM”).

For the purposes of its Comparable Company Trading Analysis, RBC reviewed the relevant metrics of the following publicly-traded companies (with their metrics adjusted, as applicable, in one case, to reflect recently-completed or pending acquisitions and, in two cases, for conversion of foreign currency into U.S. dollars).

Internet Infrastructure Companies:

•              Earthlink Inc.;

•              Website Pros, Inc.;

•              Peer 1 Network Enterprises, Inc.;

•              Navisite Inc.; and

•              Tucows Inc.

Software as a Service Companies

•              Intuit Inc.;

•              Salesforce.com Inc.;

•              Concur Technologies Inc.;

•              Digital River Inc.;

•              Netsuite Inc.;

•              j2 Global Communications Inc.;

•              Acxiom Corp.;

•              Ultimate Software Group Inc.;

•              Constant Contact Inc.; and

•              Liveperson Inc.

The following table presents, as of June 17, 2008, Hostopia’s implied EV-to-revenue, EV-to-EBITDA and price-to-EPS multiples, and the corresponding multiples for the comparable companies, for the periods reviewed by RBC in connection with its analysis:

Internet Infrastructure
	Comparable Companies				Hostopia	Hostopia
					(As Implied by the Per Share Merger Consideration) Base Case Management Forecast (FY)	(As Implied by the Per Share Merger Consideration) Upside Case Management Forecast (FY)
	Min.	Mean	Median	Max.

EV as a multiple of:

Actual LTM Revenue	0.7x	1.5x	1.7x	2.3x	3.5x	3.5x

CY2008E Revenue	0.6x	1.4x	1.6x	2.0x	2.9x	2.9x
CY2009E Revenue	0.6x	1.2x	1.3x	1.7x	2.6x	2.5x
EV as a multiple of:
Actual LTM EBITDA	4.1x	11.0x	7.8x	18.6x	17.1	17.1x
CY2008E EBITDA	3.8x	6.7x	6.4x	9.7x	12.6x	13.8x
CY2009E EBITDA	4.5x	5.1x	4.9x	6.0x	10.4x	10.6x
Share price as a multiple of:
CY2008E EPS	5.5x	16.7x	13.8x	33.9x	44.2x	52.7x
CY2009E EPS	6.1x	9.0x	8.8x	12.2x	30.4x	31.4x

Software as a Service
	Comparable Companies				Hostopia	Hostopia
					(As Implied by the Per Share Merger Consideration) Base Case Management Forecast (FY)	(As Implied by the Per Share Merger Consideration) Upside Case Management Forecast (FY)
	Min.	Mean	Median	Max.

EV as a multiple of:
Actual LTM Revenue	1.3x	6.0x	5.7x	10.5x	3.5x	3.5x
CY2008E Revenue	1.3x	5.0x	4.9x	8.1x	2.9x	2.9x
CY2009E Revenue	1.2x	4.0x	3.7x	6.5x	2.6x	2.5x
EV as a multiple of:
Actual LTM EBITDA	4.5x	9.5x	10.6x	13.3x	17.1x	17.1x
CY2008E EBITDA	5.7x	8.3x	9.0x	11.0x	12.6x	13.8x
CY2009E EBITDA	5.1x	12.4x	9.2x	25.0x	10.4x	10.6x
Share price as a multiple of:
CY2008E EPS	15.8x	20.5x	19.0x	27.7x	44.2x	52.7x
CY2009E EPS	11.0x	20.4x	17.0x	41.6x	30.4x	31.4x

RBC noted that: (1) Hostopia’s multiples implied by the per share Merger Consideration for the projected years 2008 and 2009 EV-to-revenue, in each of the management forecasts, were above the observed range of multiples and were above the mean and median multiples of the internet infrastructure companies analyzed. Hostopia’s multiples implied by the per share Merger Consideration for the projected years 2008 and 2009 EV-to-revenue, in each of the management forecasts, were within the observed range of multiples and were below the mean and median multiples of the software as a service companies analyzed; (2) Hostopia’s EV-to-EBITDA multiples implied by the Merger Consideration for the projected years 2008 and 2009, in each of the management forecasts, were above the observed range of multiples and were above the mean and median multiples of the internet infrastructure companies analyzed. Hostopia’s EV-to-EBITDA multiples implied by the Merger Consideration for the projected year 2008, in each of the management forecasts, were above the observed range of multiples and were above the mean and median multiples of the software as a service companies analyzed; (3) Hostopia’s multiple implied by the Merger Consideration for 2008 projected earnings per share, in each of the management forecasts, was above the range of observed multiples and above the mean and median multiples of the internet infrastructure and software as a service comparable companies analyzed.

Precedent Transactions Analysis

RBC compared EV-to-LTM revenue and EV-to-LTM EBITDA multiples relating to the Merger with corresponding multiples in selected publicly-announced precedent merger and acquisition transactions involving companies providing software or services over the internet (“Precedent Transaction Analysis”). In selecting precedent transactions, RBC considered comparable transactions announced since January 1, 2004 in which the transaction values were between $25 million and $500 million. Based on these criteria, the following sixteen transactions were analyzed:

Acquirer	Target

Wachovia Capital Partners II, L.P.	HostMySite.com, Inc.

Host Europe Gmbh	Freedom4 communications plc (PIPEX)

Omniture Inc.	Visual Sciences, Inc.

Yahoo! Inc.	Zimbra Inc.

Website Pros, Inc.	Web.com, Inc.

CyberSource Corp.	Authorize.Net Holdings, Inc.

Hostway Corp.	Affinity Internet Inc.

The Endurance International Group, Inc.	IPower, Inc.

United Internet AG	Fasthosts Internet Ltd.

United Online, Inc.	MyPoints, Inc.

Epicor Software Corp.	CRS Retail Technology Group, Inc.

Digital River, Inc.	Commerce5, Inc.

Vector Capital Corp.	Register.com, Inc.

Acxiom Corp.	Digital Impact, Inc.

Golden Gate Capital	Blue Martini Software, Inc.

Lightbridge, Inc.	Authorize.Net, Inc.

For the purpose of calculating the multiples, multiples of LTM revenue and LTM EBITDA were derived from the actual revenue, and adjusted EBITDA (adjusted to exclude non-cash and one-time charges), of the target companies in the last twelve months prior to the announcement of the transaction. Financial data regarding the precedent transactions was taken from filings with the SEC, press releases, Bloomberg and other publicly available sources.

The following table compares the implied transaction multiples for the Merger with the corresponding mean and median multiples for the selected precedent transactions:

	Precedent Transactions				Hostopia
(As Implied by the Per Share Merger Consideration)
	Min.	Mean	Median	Max.
EV as a multiple of:
LTM Revenue	0.8x	3.6x	2.2x	23.3x	3.5x
LTM EBITDA	11.1x	14.7x	13.7x	21.5x	17.1x

RBC noted that Hostopia’s multiple for LTM EBITDA implied by the per share Merger Consideration was within the range of observed transactions and above the mean and median multiples found in the selected precedent transactions analyzed.

Unlevered Discounted Cash Flow (“DCF”) Analysis

RBC performed a DCF analysis for Hostopia in which it calculated the present value of the projected after-tax, unlevered cash flows of Hostopia for the fiscal years 2009 through 2013 based on the financial projections and other information provided by and discussions with management of Hostopia. RBC utilized both the Base Case Management Forecast and the Upside Case Management Forecast to perform the DCF analysis.

In completing the DCF analysis, RBC performed a variety of sensitivity analyses using the aforementioned financial projections. Variables sensitized included revenue growth, operating margins, discount rates and terminal value assumptions.

RBC utilized a range of discount rates from 16% to 20% and a range of terminal value multiples from 6.0x to 10.0x forecasted 2013 EBITDA. Based on this range of discount rates and terminal value multiples, RBC calculated the implied equity value per share for Hostopia, as shown in the table below:

	Equity Value per Share

	Min.	Median	Max.

Base Case Management Forecast	$5.85	$6.93	$8.18

Upside Case Management Forecast	$7.10	$8.66	$10.47

RBC noted that the Merger Consideration of $10.55 per share was in excess of the implied equity values per share based upon the DCF analysis of the Base Case Management Forecast and the Upside Case Management Forecast.

Premiums Analysis

RBC compared the premiums implied by the per share Merger Consideration to the premiums paid in selected precedent publicly-announced merger and acquisition transactions in the information technology industry (this was a different and broader group of transactions than those selected for the Precedent Transaction Analysis). In selecting precedent transactions, RBC considered comparable U.S transactions announced since January 1, 2006 with public targets in which the transaction values were between U.S.$50 million and U.S.$250 million, which totalled 37 transactions. In addition, RBC considered comparable Canadian technology transactions announced since January 1, 2002 with public targets in which the transaction values were between $50 million and $1 billion, which totalled 28 transactions. RBC performed this analysis taking into account the trading prices of Hostopia’s common stock during periods it considered relevant ended on June 17, 2008, the last trading day prior to RBC finalizing its presentation to the Board of Directors with respect to RBC’s conclusions on the fairness, from a financial point of view, of the per share Merger Consideration to the Hostopia stockholders. RBC compared the premiums implied by dividing the per share Merger Consideration by Hostopia’s “spot” stock price one day prior to the date of RBC’s opinion, one week and one month prior to June 17, 2008 to the spot price premiums for the same periods for the targets in the selected precedent transactions. The following table summarizes this analysis:

	Implied Premiums/(Discounts) from

	Precedent Transactions(1)				Hostopia

					(As Implied by the Per Share
Spot Premium	Min.	Mean	Median	Max.	Merger Consideration)
US Premiums
1 Day	(1.1)%	40.6%	27.9%	151.4%	134.0%
1 Week	1.7%	42.0%	30.4%	201.7%	129.0%
1 Month	(10.1%)	38.6%	34.2%	123.8%	119.0%
Canadian Premiums
1 Day	1.1%	23.3%	22.2%	49.0%	134.0%
1 Week	2.3%	28.2%	25.6%	60.6%	129.0%
1 Month	10.0%	32.9%	33.3%	51.8%	119.0%

(1) Based on comparison to target company trading prices at indicated points before announcement.

RBC noted that during the measuring period ended June 17, 2008, the spot one day, one week and one month premiums implied by the per share Merger Consideration as of June 17, 2008 were (i) within the observed range and above both the mean and median of the selected U.S. precedent transactions premiums analyzed, and (ii) above the observed range and above both the mean and median of the selected Canadian precedent transactions premiums analyzed.

Overview of Analysis; Other Considerations

In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the per share Merger Consideration was fair, from a financial point of view, to the Hostopia stockholders. RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Hostopia and the Merger and the data selected for use in its analyses, as further discussed below.

No single company or transaction used in the above analyses as a comparison is identical to Hostopia or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the per share Merger Consideration, from a financial point of view, to the Hostopia stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The opinion of RBC as to the fairness, from a financial point of view, of the per share Merger Consideration, was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, RBC made, and was provided by Hostopia’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Hostopia’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Hostopia or its advisors, none of Hostopia, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC also has significant operations in the United States and internationally. RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Hostopia, Deluxe or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research and investment advice to its clients on investment matters, including with respect to Hostopia, Deluxe or the Merger.

Under its May 7, 2008 engagement agreement with Hostopia (the “Engagement Agreement”), RBC became entitled to receive a fee of $400,000 upon the delivery of its June 18, 2008 opinion to the Hostopia board of directors regarding the fairness to the Hostopia stockholders, from a financial point of view, of the per share Merger Consideration, without regard to whether RBC’s opinion was accepted or the Merger is consummated. In addition, for its services as financial advisor to Hostopia in connection with the Merger, if the Merger is consummated, RBC will receive an additional larger fee, against which the opinion fee, as well as the monthly work fees payable under the Engagement Agreement, will be credited.  Further, in the event that the Merger is not completed and Hostopia closes another “Transaction” during the period ending on the earlier of the termination of RBC’s engagement and twelve months ending from the date of the Engagement Agreement, RBC will be entitled to a special fee (all as specified in the Engagement Agreement). In addition, Hostopia has agreed to indemnify RBC and its affiliates for certain liabilities that may arise out of its engagement and reimburse RBC for its reasonable out-of-pocket expenses incurred in entering into and performing the Engagement Agreement. The terms of the Engagement Agreement were negotiated at arm’s-length between the Board of Directors and RBC and the Board of Directors were aware of this fee arrangement at the time of their approval of the Merger Agreement.

Financing of the Merger

On the Closing Date, Deluxe is required to provide evidence reasonably satisfactory to Hostopia that funds have been deposited with Wells Fargo Bank, N.A. (the “Disbursing Agent”), or such other permitted disbursing agent, representing the Merger Consideration multiplied by the number of shares of Hostopia common stock issued and outstanding immediately before the Effective Time. Deluxe is financing the Merger Consideration with cash on hand at the closing of the Merger, including cash obtained from committed lines of credit. Hostopia estimates that the total amount of funds necessary to finance the Merger Consideration and to make payments to holders of Hostopia’s options as required by the Merger Agreement and to consummate the Merger and the related transactions contemplated thereby will be approximately $124 million.

Procedures for Surrender of Certificates

Each share of Hostopia common stock that is issued and outstanding immediately before the Effective Time (other than dissenting shares and shares held of record by Deluxe, Operating Sub, Sub, or any other direct or indirect subsidiary of Deluxe or the Company immediately before the Effective Time) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive $10.55 in cash, without interest, subject to any applicable tax withholdings. On the Closing Date, Deluxe is required to provide evidence reasonably satisfactory to Hostopia that it has deposited with the Disbursing Agent the cash necessary to pay the full amount of the Merger Consideration in respect of the certificates formerly representing shares of Hostopia common stock to be surrendered to the Disbursing Agent pursuant to the terms of the Merger Agreement. Promptly following the Effective Time, Deluxe will cause the Disbursing Agent to send to each holder of record of shares of Hostopia common stock (other than holders of Hostopia common stock who properly exercise their appraisal rights) immediately prior to the Effective Time a letter of transmittal and instructions for obtaining cash in exchange for shares of Hostopia common stock held by such stockholder. You should not return stock certificates with the enclosed proxy.

Upon surrender of a stock certificate formerly representing shares of Hostopia common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be required by the Disbursing Agent, the holder of the certificate will be entitled to receive from the Disbursing Agent, on behalf of Deluxe, as promptly as practicable in accordance with the Disbursing Agent’s customary procedures, $10.55 in cash, without interest, for each share represented by the stock certificate (less any applicable tax withholdings). The stock certificates will then be cancelled.

Until surrendered, any outstanding stock certificates will, from and after the Effective Time, evidence only the right to receive $10.55 per share in cash, without interest, in the case of shares represented by stock certificates, and holders of such certificates shall cease to have any rights with respect to such shares of Hostopia common stock, except as otherwise required by the DGCL.

Treatment of Outstanding Stock Options

Pursuant to the Merger Agreement, all options to purchase shares of Hostopia common stock under the Stock Option Plans that are exercisable and are outstanding immediately prior to the Closing Date (the “Vested Options”) will be cancelled and Deluxe will, or will cause Hostopia, as the surviving corporation, to pay each holder of any such Vested Option, promptly after the Effective Time, cash in an amount (the “Settlement Amount”) (less any applicable tax withholdings) determined by multiplying:

(a)                                  the amount, if any, by which the Merger Consideration of $10.55 per share of Hostopia common stock, exceeds the exercise price of the Vested Option, by

(b)                                 the number of shares of Hostopia common stock subject to the Vested Option.

Holders of Vested Options will receive notice of and an opportunity to exercise such Vested Options in advance of the Merger.

With respect to options to purchase shares of Hostopia common stock under the Stock Option Plans that are not exercisable immediately prior to the Closing Date (the “Unvested Options”), the Merger Agreement provides that, on the Closing Date Hostopia will, at the direction of Deluxe, (a) accelerate and immediately and fully vest the Unvested Options and pay the Settlement Amount (less any applicable tax withholdings) promptly after the Effective Time, (b) provide for the cancellation of such Unvested Options, subject to the option holder’s consent, or

(c) take such other action as may be deemed appropriate by Deluxe, subject to the option holder’s consent, if required. Deluxe may direct different treatment for different stock option holders. Hostopia expects that 77,852 Unvested Options will be accelerated and paid the Settlement Amount (less any applicable tax withholdings) promptly following the Effective Time and 285,000 Unvested Options will be cancelled.

As of June 27, 2008, there were options to purchase 542,297 shares of Hostopia common stock outstanding, representing 179,445 Vested Options and 362,852 Unvested Options (of which, 77,852 will be accelerated at the Effective Time). Using exchange rate information published by the Bank of Canada on June 26, 2008, the aggregate consideration to be received by option holders at or about the Effective Time is expected to be approximately $1,410,680, representing approximately $1,067,524 for Vested Options and approximately $343,156 for accelerated Unvested Options. See “Interests of Hostopia’s Directors and Management in the Merger – Grant of Retention Bonus”.

Effective Time and Date of the Merger

The Merger will become effective at a time (the “Effective Time”) on the fourth business day following the filing of a certificate of merger with the Secretary of State of the State of Delaware (the “Effective Date”), or at such later time as is agreed upon by Deluxe and Hostopia and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date (the “Closing Date”) which is expected to occur on the same business day as, and promptly following, obtaining the requisite vote in favour of the adoption of the Merger Agreement and approval of the Merger at the special meeting of Hostopia stockholders.

Delisting and Deregistration of Hostopia’s Common Stock and Reporting Issuer Status

If the Merger is completed, Hostopia common stock will be delisted from the TSX on the Effective Date and will be deregistered under the Securities Act in the United States. Hostopia will also apply to the securities regulatory authority in each province and territory of Canada to cease being a reporting issuer in Canada.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of the DGCL, which is attached to this Circular as Appendix D. Stockholders intending to exercise appraisal rights should carefully review Appendix D and should consult a lawyer. Failure to follow precisely any of the statutory procedures set forth in Appendix D may result in a termination or waiver of these rights.  The following summary does not constitute legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

If the Merger is consummated, dissenting holders of Hostopia common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of Hostopia common stock appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash, as determined by the Delaware Court of Chancery, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights.  Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Hostopia believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, Hostopia, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262.  This Circular constitutes notice to holders of Hostopia common stock concerning the availability of appraisal rights under Section 262.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A registered holder of shares of Hostopia common stock who wishes to dissent must send a written demand for appraisal of their shares to Hostopia.com Inc., 5915 Airport Road, Suite 1100, Mississauga, Ontario, Canada L4V 1T1, Attention: Michael J. Mugan, Chief Financial Officer, or by facsimile: 905-673-1551 to be received by Hostopia not later than the time of the special meeting.  This written demand for appraisal of shares is in addition to and separate from a vote against the Merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” adoption of the Merger Agreement and approval of the Merger. A proxy or vote against the Merger, abstaining from voting, or failing to vote on the proposal to adopt and approve the Merger Agreement will not by itself constitute a demand for appraisal within the meaning of Section 262.  The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. In addition to the other requirements provided in Section 262, a stockholder of record wishing to assert appraisal rights must also hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the Effective Time, since appraisal rights will be lost if the shares are transferred prior to the Effective Time.

A demand for appraisal must be executed by or for the stockholder of record and must reasonably inform Hostopia of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the “fair value” of the Hostopia common stock held by such stockholder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.  Only a holder of record of shares of common stock of Hostopia is entitled to demand an appraisal of the shares registered in that holder’s name.  A demand for appraisal in respect of shares of common stock of Hostopia should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the record owner. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Hostopia common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect appraisal rights. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of common stock of Hostopia held in the name of the record owner.  Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A Hostopia stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Hostopia.com Inc., at 5915 Airport Road, Suite 1100, Mississauga, Ontario, Canada L4V 1T1, Attention: Michael J. Mugan, Chief Financial Officer, or by facsimile: 905-673-1551, by no later than the time of the special meeting. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of the “fair value” of his, her or its Hostopia common stock. Within ten days after the Effective Time, Hostopia must provide notice of the Effective Time to all of Hostopia stockholders who have complied with Section 262.

Within 120 days after the Effective Time (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to Hostopia a written demand for a statement listing the aggregate number of shares not voted in favour of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Hostopia, as the surviving corporation in the Merger, must mail such written statement to the stockholder no later than the later of (a) ten days after the stockholders’ request is received by Hostopia or (b) ten days after expiration of the period for delivery of written demands for appraisal.  Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock of Hostopia held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from Hostopia the statement described in this paragraph.

Within 120 days after the Effective Time (but not thereafter), either Hostopia or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Hostopia shares of stockholders entitled to appraisal rights. Hostopia is under no obligation to and has no present intention to file such a petition if demand for appraisal is made, and holders should not assume Hostopia will file a petition.  Accordingly, it is the obligation of the holders of common stock of Hostopia to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock of Hostopia within the time prescribed in Section 262.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy of the petition must be made upon Hostopia, and Hostopia must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Hostopia. If Hostopia files a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Hostopia and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and Hostopia will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid, if any, upon the amount determined to be the fair value.  Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

Hostopia stockholders considering appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. Hostopia stockholders should also note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a Merger are not opinions as to fair value under Section 262.  Although Hostopia believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration.  Neither Deluxe nor Hostopia anticipate offering more than the applicable Merger Consideration to any stockholder of Hostopia exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding that, for purposes of Section 262, the “fair value” of a share of common stock of Hostopia is less than the applicable Merger Consideration.

The costs of the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, may be determined by the court and taxed against the parties as the court deems equitable under the circumstances, including by charging any costs pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such holder’s demand for appraisal and to accept the terms offered in the Merger Agreement by delivering to Hostopia a written withdrawal of the demand for appraisal. After this period, a stockholder may withdraw his, her or its written demand for appraisal and receive payment for such holder’s shares as provided in the Merger Agreement only with Hostopia’s consent. If no petition for appraisal is filed with the court within 120 days after the Effective Time, stockholders’ rights to appraisal (if available) will cease. Inasmuch as Hostopia has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.  If Hostopia does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal, if the court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement.

If any stockholder who demands appraisal of shares of common stock of Hostopia under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of common stock of Hostopia will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to the Merger Agreement.  A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time.  In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Merger Consideration offered pursuant to the Merger Agreement.

Failure by any Hostopia stockholder to comply fully with the procedures described above and set forth in Appendix D to this Circular may result in the loss of such stockholder’s appraisal rights.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the Merger Agreement. This summary is qualified in its entirety by the Merger Agreement. Stockholders should read carefully the Merger Agreement, which is attached as Appendix B to this Circular, as it is the legal document that governs the Merger.

Merger Consideration

At the Effective Time, each outstanding share of Hostopia common stock, other than shares of Hostopia common stock held by Deluxe, Operating Sub and Sub or any of their or Hostopia’s respective subsidiaries and those shares held by stockholders who perfect their appraisal rights (as described in “The Merger—Appraisal Rights”), will be automatically converted into the right to receive $10.55 in cash, without interest, upon surrender of the certificate formerly representing such share(s) of Hostopia common stock (less any applicable tax withholdings). Any shares of Hostopia common stock held by Deluxe, Operating Sub, Sub or any of their or Hostopia’s respective subsidiaries immediately prior to the Effective Time will be cancelled in the Merger without payment. The price of $10.55 per share was determined through arm’s length negotiations between Deluxe and Hostopia.

Treatment of Outstanding Stock Options

Pursuant to the Merger Agreement, all Vested Options will be cancelled and Deluxe will, or will cause Hostopia, as the surviving corporation, to, pay each holder of any such Vested Option, within 15 days after the Effective Time, the applicable Settlement Amount (less any applicable tax withholdings). Holders of Vested Options will receive notice of and an opportunity to exercise such Vested Options in advance of the Merger.

With respect to Unvested Options, the Merger Agreement provides that on the Closing Date, Hostopia will, at the direction of Deluxe, (a) accelerate and immediately and fully vest the Unvested Options and pay the Settlement Amount (less any applicable tax withholdings) promptly after the Effective Time, (b) provide for the cancellation of such Unvested Options, subject to the option holder’s consent, or (c) take such other action as may be deemed appropriate by Deluxe, subject to the option holder’s consent, if required. Deluxe may direct different treatment for different option holders.

See “The Merger – Treatment of Outstanding Stock Options” for additional information.

Conditions to the Completion of the Merger

Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of various conditions set forth in the Merger Agreement, which include the following mutual conditions:

(a)           the holders of at least a majority of the outstanding shares of Hostopia common stock have voted in favour of adopting the Merger Agreement;

(b)           no proceedings have been brought by a governmental authority or laws adopted that may restrain or otherwise make the consummation of the Merger illegal; and

(c)           all material consents, approvals, filings and notices with respect to governmental authorities required to permit the consummation of the Merger have been taken or made.

Deluxe’s obligations to complete the Merger are also subject to the satisfaction or waiver by Deluxe of certain conditions including, among others:

(a)           Hostopia has performed in all material respects all of its obligations under the Merger Agreement;

(b)           Hostopia’s representations and warranties contained in the Merger Agreement are true and correct except to the extent that inaccuracies have not had and would not reasonably be expected to have a Material Adverse Effect on Hostopia;

(c)           there has not been any event, development or condition (financial or otherwise) of any character that has or would reasonably be expected to have a Material Adverse Effect on Hostopia;

(d)           the holders of not more than 10% of the issued and outstanding shares of Hostopia common stock shall have exercised their statutory appraisal rights under the DGCL before or at the time of the stockholders’ vote on the Merger Agreement and the Merger; and

(e)           Hostopia has provided a termination statement or other evidence reasonably satisfactory to Deluxe that the liens on Hostopia’s assets in favour of The Royal Bank of Canada have been released.

Hostopia’s obligation to complete the Merger is also subject to the satisfaction or waiver by Hostopia of certain conditions, including, among others:

(a)           each of Deluxe, Operating Sub and Sub has performed in all material respects all of its obligations under the Merger Agreement; and

(b)           the representations and warranties of each of Deluxe, Operating Sub and Sub contained in the Merger Agreement are true and correct, except as would not be reasonably likely to impair the consummation of the Merger.

Adverse Recommendation Change

The Board of Directors may make an Adverse Recommendation Change only if it determines in good faith (after consultation with Hostopia’s outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under Delaware law.

Material Adverse Effect

The Merger Agreement provides that a material adverse effect (“Material Adverse Effect”) is any change, effect, event, occurrence, state of facts, or development that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts or developments,

(a)           is materially adverse to the business, operations, results of operations, properties, assets, liabilities, or condition (financial or otherwise) of Hostopia and its subsidiaries, taken as a whole; provided, however, that none of the following will be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect:

(i)            any change in the market price or trading volume of Hostopia common stock after the date of the Merger Agreement;

(ii)          any change generally relating to the economy or securities markets of the United States or Canada or generally affecting the industry in which Hostopia and its subsidiaries operate that does not have a materially disproportionate effect on Hostopia and its subsidiaries;

(iii)          any acts of God, terrorism or war (whether or not declared) that do not have a materially disproportionate effect on Hostopia and its subsidiaries;

(iv)          any adverse change resulting from compliance with the terms of, or the taking of any action at the direction of Deluxe or required by, the Merger Agreement, including the failure to take any action as a result of restrictions or other prohibitions set forth in the Merger Agreement;

(v)           any changes (after the date of the Merger Agreement) in GAAP or applicable law, except to the extent that any such change has a materially disproportionate effect on Hostopia and its subsidiaries compared to other companies in the industry in which Hostopia and its subsidiaries operate; or

(vi)          the announcement, pendency or consummation of the Merger (including any loss of or adverse change in the relationship of Hostopia and its subsidiaries with their respective employees, customers, partners or suppliers related thereto); or

(b)           would prevent the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

No Solicitation

Until the earlier of the Effective Time or termination of the Merger Agreement, Hostopia has agreed that Hostopia will not, and will not authorize or permit any of its officers, directors, employees, financial advisers, legal counsel, representatives, agents, subsidiaries, or affiliates to, directly or indirectly:

(a)           solicit, seek, initiate, or encourage any inquiries or proposals that constitute, or would be reasonably likely to lead to, an Acquisition Proposal;

(b)           engage in discussions or negotiations with any third party (other than Deluxe or its affiliates) concerning any Acquisition Proposal, or provide any non-public information, or afford access to the properties, books, records, or personnel of Hostopia or any of its subsidiaries, to any third party that is considering making, or has made, any Acquisition Proposal;

(c)           enter into any letter of intent, agreement in principle, or other agreement, arrangement, or understanding with respect to an Acquisition Proposal; or

(d)           otherwise agree to or recommend any Acquisition Proposal.

In addition, Hostopia shall, and shall cause its officers, directors, employees, financial advisers, legal counsel, representatives, agents, subsidiaries, and affiliates to, immediately cease and cause to be terminated immediately all existing activities, discussions, and negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to, or that would reasonably be expected to lead to, any Third-Party Transaction.

Under the terms of the Merger Agreement, however, Hostopia is not prevented from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Further, Hostopia may, before the adoption of the Merger Agreement and approval of the Merger by Hostopia stockholders, furnish non-public information or afford access to the properties, books, records, or personnel of Hostopia or any of its subsidiaries to, or enter into discussions or negotiations with, any third party in connection with an Acquisition Proposal, if and only to the extent that:

(a)           the Acquisition Proposal was made after the date of the Merger Agreement and was not solicited, sought, encouraged, or initiated in violation of the Merger Agreement;

(b)          the Board of Directors, in the exercise of its fiduciary duties, determines in good faith (after consultation with Hostopia’s financial adviser and outside legal counsel) that the Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal; and

(c)           before furnishing such non-public information, affording such access, or entering into such discussions or negotiations, Hostopia receives from the third party an executed confidentiality agreement with terms no less favourable to Hostopia in all material respects than the letter agreement regarding confidentiality from Hostopia to Deluxe and Hostopia contemporaneously furnishes such information to Deluxe (to the extent such information has not been previously furnished by Hostopia to Deluxe).

If the Board of Directors determines in good faith in the exercise of its fiduciary duties (after consultation with Hostopia’s financial adviser and outside legal counsel) to recommend or approve a Superior Proposal, then:

(a)           at least four business days prior to such recommendation or approval, Hostopia is required to give Deluxe written notice thereof (which notice will not constitute an Adverse Recommendation Change) and furnish Deluxe with a copy of the definitive agreement Hostopia is prepared to execute with respect to the transactions contemplated by the Superior Proposal and will afford a reasonable opportunity to Deluxe within such four-business-day period to make such adjustments to the Merger Agreement as would enable the Board of Directors to maintain its recommendation of the Merger Agreement and the Merger to Hostopia stockholders and enable Hostopia to proceed with the Merger on such adjusted terms (with any amendment to the financial terms or any other material term of the Superior Proposal requiring a new four-business-day notice and an additional right of Deluxe to make adjustments to the Merger Agreement); and

(b)           the Superior Proposal will not be recommended or approved by the Board of Directors nor will any notice of termination of the Merger Agreement be given by Hostopia in connection therewith if Deluxe submits to Hostopia during such four-business-day period a legally binding, executed offer to enter into an amendment to the Merger Agreement within such four-business-day period reflecting such adjustments, unless the Board of Directors has determined in good faith (after consultation with Hostopia’s financial adviser and outside legal counsel) that the transactions contemplated in the Merger Agreement, as modified by the amendment to the Merger Agreement that Deluxe has agreed to enter into during such four-business-day period, would not, if consummated, result in a transaction that is at least as favourable to Hostopia stockholders (in their capacity as stockholders) from a financial point of view as the Superior Proposal.

The Board of Directors may recommend, approve, or accept a Superior Proposal only if Hostopia terminates the Merger Agreement and, concurrently with such termination, makes the payment of the $4.3 million termination fee and up to $500,000 in expense reimbursement to Deluxe. See also “The Merger Agreement – Termination of the Merger Agreement”.

Hostopia is required to notify Deluxe immediately after receipt by Hostopia (or its advisers) of any Acquisition Proposal or any request for non-public information, or for access to the properties, books, records, or personnel of Hostopia or any of its subsidiaries, by any third party that is considering making, or has made, an Acquisition Proposal. Hostopia is also required to keep Deluxe informed, on a reasonably current basis, of the status of any discussions or negotiations regarding any Acquisition Proposal and the terms being discussed.

Termination of the Merger Agreement

Deluxe and Hostopia can terminate the Merger Agreement at any time prior to the Effective Time, even after the Hostopia stockholders have adopted the Merger Agreement, under certain circumstances, including:

(a)           by mutual written consent;

(b)           by either Hostopia or Deluxe if:

(i)           the Merger has not been consummated on or before November 14, 2008, if such terminating party is not in breach of its obligations under the Merger Agreement;

(ii)          any governmental authority has taken any final action restraining or otherwise prohibiting the consummation of the Merger, or if any law is adopted that makes consummation of the Merger illegal; or

(iii)         if the Hostopia stockholders fail to adopt the Merger Agreement and approve the Merger;

(c)           by Deluxe if:

(i)           any of the representations, warranties, covenants or agreements of Hostopia contained in the Merger Agreement becomes impossible to fulfill, other than for reasons totally within the control of Deluxe or its subsidiaries;

(ii)          Hostopia fails to call or hold the special meeting, to solicit proxies in connection with the special meeting in favour of adoption of the Merger Agreement and approval of the Merger, or to conduct the vote to consider the Merger Agreement and the Merger;

(iii)         the Board of Directors fails to recommend the Merger to Hostopia’s stockholders or makes, or publicly announces an intent to make, an Adverse Recommendation Change;

(iv)         the Board of Directors or any committee thereof makes a determination to accept, recommend or approve an Acquisition Proposal or a proposal for a Third-Party Transaction;

(v)          Hostopia enters into any agreement for a Third-Party Transaction; or

(vi)         Hostopia materially breaches its non-solicitation obligations under the Merger Agreement. See “The Merger – No Solicitation”.

(d)           by Hostopia, if:

(i)           any of the representations, warranties, covenants or agreements of Deluxe, Operating Sub or Sub contained in the Merger Agreement becomes impossible to fulfill, other than for reasons totally within the control of Hostopia; or

(ii)          the Board of Directors recommends or approves a Superior Proposal, provided that Hostopia fulfills its obligations to Deluxe under the Merger Agreement, including the payment of the $4.3 million termination fee and up to $500,000 of documented expenses of Deluxe incurred in connection with the proposed Merger (as discussed in the subsection entitled “The Merger Agreement—Termination Fees and Expenses”) and Hostopia immediately enters thereafter substantially concurrently into a definitive agreement with respect to such Superior Proposal.

Termination Fees and Expenses

The Merger Agreement provides that Hostopia will pay Deluxe a termination fee in the amount of $4.3 million, if the Merger Agreement is terminated either:

(a)           by Hostopia, as a result of the Board of Directors recommending or approving a Superior Proposal and Hostopia enters into a definitive agreement with respect to such Superior Proposal; or

(b)           by Deluxe, if:

(i)            Hostopia fails to call or hold the special meeting, to solicit proxies in connection with the special meeting in favour of adoption of the Merger Agreement and approval of the Merger, or to conduct the vote to consider the Merger Agreement and the Merger;

(ii)           the Board of Directors fails to recommend the Merger to Hostopia’s stockholders or makes, or publicly announces an intent to make, an Adverse Recommendation Change;

(iii)          the Board of Directors or any committee thereof makes a determination to accept, recommend or approve an Acquisition Proposal or a proposal for a Third-Party Transaction;

(iv)          Hostopia enters into any agreement for a Third-Party Transaction; or

(v)           Hostopia materially breaches its non-solicitation obligations under the Merger Agreement.

The Merger Agreement further provides that if the Merger Agreement is terminated by Hostopia or Deluxe because of an event described under either paragraph (b)(i) or (b)(ii) of the heading “The Merger Agreement – Termination of the Merger Agreement” or by Deluxe because of an event described under paragraph (c)(i) of the heading “The Merger Agreement – Termination of the Merger Agreement” and

(a)           before such termination,

(i)            any person or group has informed Hostopia (or the Board of Directors or any officer of Hostopia) after the date of the Merger Agreement that such person or group proposes, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned, or not approved by Hostopia’s stockholders, propose, a Third-Party Transaction, or

(ii)           any such person or group or Hostopia publicly announces or it otherwise has become publicly known that such person or group has proposed, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned, or not approved by the Hostopia’s stockholders, propose, a Third-Party Transaction, and

(b)           within one year after such termination Hostopia or any of its subsidiaries enters into a definitive agreement for, or consummates, a Third-Party Transaction (whether or not involving such person or group), then, substantially concurrently with the time it or any of its subsidiaries enters into such definitive agreement for, or consummates, such Third-Party Transaction, Hostopia is required to pay to Deluxe the termination fee of $4.3 million. The Merger Agreement provides that in no event will more than one termination fee be payable by Hostopia.

The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement are to be paid by the party incurring such costs and expenses. However, if the Merger Agreement is terminated and Deluxe is entitled to a termination fee, then Hostopia is required to pay Deluxe’s documented reasonable out-of-pocket expenses incurred in connection with the proposed Merger up to $500,000.

Conduct of Business Pending the Merger

Under the Merger Agreement, Hostopia has agreed that, prior to the Effective Time, subject to certain exceptions, Hostopia:

(a)           will use its reasonable best efforts to preserve intact in all material respects its business organization, assets, and technology and those of its subsidiaries, to maintain its rights and franchises and those of its subsidiaries, to keep available to itself and to the surviving corporation the services of the present officers and employees of Hostopia and its subsidiaries, and to preserve for itself and for the surviving corporation the present relationships of Hostopia and its subsidiaries with persons having significant business dealings with Hostopia or any of its subsidiaries; and

(b)           will, and will cause each of its subsidiaries to, except as otherwise consented to in writing by Deluxe, conduct its business and operations in the ordinary course consistent with past practice.

In addition, Hostopia has agreed that prior to the Effective Time, subject to certain exceptions, Hostopia will not, and will not permit any of its subsidiaries to, except as otherwise consented to in writing by Deluxe:

(a)           amend its certificate of incorporation, by-laws, or charter documents, or alter through merger, liquidation, reorganization, restructuring, or in any other fashion the corporate structure or ownership of any subsidiary of Hostopia;

(b)           increase or decrease the number of authorized shares of its capital stock;

(c)           issue, grant, sell, or pledge any shares of capital stock or other equity securities of Hostopia or any of its subsidiaries (other than the issuance of shares of Hostopia common stock upon exercise of options outstanding as of the date of the Merger Agreement) or any options, warrants, or other rights to purchase any such capital stock or other equity securities or any securities convertible into or exchangeable for any such capital stock or other equity securities or any stock appreciation rights, performance shares, phantom stock, or other similar rights based upon the value of any such capital stock or other equity securities, or reprice any options;

(d)          split, combine, or reclassify any shares of its capital stock or make any other changes in its equity capital structure;

(e)           purchase, redeem, or cancel for value, or permit any of its subsidiaries to purchase, redeem, or cancel for value, directly or indirectly, any shares of capital stock or other equity securities of Hostopia or any of its subsidiaries or any options or other rights to purchase any such capital stock or other equity securities or any securities convertible into or exchangeable for any such capital stock or other equity securities except such cancellation of options as required in connection with the Merger;

(f)           declare, set aside, or pay, or permit any of its subsidiaries to declare, set aside, or pay, any dividend or other distribution or payment in cash, stock, or property in respect of shares of its capital stock or other equity securities, except that any subsidiary of Hostopia may pay dividends or other distributions to Hostopia or any of its other wholly-owned subsidiaries;

(g)          designate any class or series of shares of Hostopia preferred stock;

(h)           purchase, lease, or otherwise acquire (including acquisitions by merger, consolidation, or stock or asset purchase) any assets or properties, other than those the fair value of which does not exceed $100,000 individually or $250,000 in the aggregate, and other than inventory and supplies acquired in the ordinary course of business consistent with past practice;

(i)            sell, lease, encumber, mortgage, or otherwise dispose of any material assets or properties, except that Hostopia and its subsidiaries may sell or otherwise dispose of inventory and obsolete equipment in the ordinary course of business consistent with past practice;

(j)            waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, contract, or other document or agreement, other than in the ordinary course of business consistent with past practice;

(k)           incur any indebtedness for money borrowed, other than indebtedness of Hostopia to its wholly-owned subsidiaries or of a wholly-owned subsidiary to Hostopia or its other wholly owned subsidiaries, or incur any purchase money indebtedness for fixed assets or enter into any financing, “synthetic,” or capitalized lease;

(l)            incur any other liability or obligation (except of Hostopia to its wholly-owned subsidiaries or of a wholly-owned subsidiary to Hostopia or its other wholly owned subsidiaries), other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of any other person (except by Hostopia with respect to the obligations of its wholly-owned subsidiaries or by a subsidiary with respect to the obligations of Hostopia or its other wholly-owned subsidiaries);

(m)          except as otherwise required by the Merger Agreement, (i) enter into any new employee benefit plan, program, or arrangement, or any new employment, severance, or consulting agreement; (ii) amend any existing employee benefit plan, program, or arrangement, or any existing employment, severance, or consulting agreement; (iii) pay any retention, “stay,” transaction, or other bonuses in connection with the Merger; (iv) grant any increases in compensation or benefits other than pursuant to customary salary and employee benefit administration in the ordinary course of business consistent with past practice; (v) hire any new employee of Hostopia or any of its subsidiaries at an annual compensation rate in excess of customary practice or, in any event, in excess of $100,000; or (vi) engage any new consultant of Hostopia outside of the ordinary course of business;

(n)           enter into, extend, renew, modify, or amend any collective bargaining agreement;

(o)           enter into any other material transaction, other than in the ordinary course of business consistent with past practices;

(p)           make any tax election or settle or compromise any material tax liability;

(q)           change any accounting principles used by it, unless required by GAAP;

(r)            settle any litigation, proceedings, or material claims other than those arising in the ordinary course of business;

(s)           enter into any agreement with any affiliate of Hostopia or any associate, other than agreements solely between Hostopia and one or more of its wholly-owned subsidiaries or between two or more of the Hostopia’s wholly-owned subsidiaries; or

(t)            enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.

Employee Benefits

Pursuant to the Merger Agreement, Hostopia will cause any Employee Plans that it may maintain to be amended for the purpose of permitting the Employee Plans to continue to operate in conformity with tax, pension and other applicable laws in effect on or before the Merger, subject to approval of any such amendment by Deluxe.  Hostopia will take any actions necessary to terminate effective at or, at the election of Deluxe, immediately before the Effective Time, any Employee Plans that Deluxe requests to be terminated.

Deluxe will take such actions as are necessary to provide each employee of Hostopia and its subsidiaries with credit for service for Hostopia and certain of its subsidiaries for purposes of vesting, eligibility and participation (but not benefit accruals under any defined benefit plan or eligibility for post-retirement medical benefits) under any benefit plan or arrangement of Deluxe in which such employee of Hostopia and its subsidiaries may participate on or after the Effective Time in the same manner as if such service had been service for Deluxe; provided that (a) service will only be required to be credited to the extent such service was recognized by Hostopia and certain of its subsidiaries prior to the Effective Time, and (b) no such credit will be required to the extent that such credit would result in a duplication of benefits for the same period of service.

Subject to the requirements of applicable law, Deluxe will take such actions as are necessary to cause the group health plan maintained by Deluxe, and applicable insurance carriers, third-party administrators, and any other third parties, to the extent such group health plan is made available to employees of Hostopia and its subsidiaries, to (a) waive any evidence-of-insurability requirements, waiting periods, and limitations as to pre-existing medical conditions under the group health plan that are applicable to employees of Hostopia and its subsidiaries and their spouses and eligible dependents (but only to the extent that such requirements, waiting periods, and pre-existing condition limitations did not apply or were satisfied under the group health plan maintained by Hostopia or certain of its subsidiaries before the Effective Time) and (b) provide each employee of Hostopia or any of its subsidiaries with credit, for the calendar year in which the Effective Time occurs, for the amount of any out-of-pocket expenses that are paid by such employee before the Effective Time under the group health plan maintained by Hostopia or certain of its subsidiaries during such calendar year toward any annual deductible or annual out-of-pocket maximum that applies under the group health plan maintained by Deluxe that may be extended to such employee during such calendar year.

If Deluxe directs pursuant to the Merger Agreement that an Employee Plan qualified under Section 401(a) of the Code be terminated before the Effective Time, Deluxe shall take such actions as are necessary to cause a retirement plan maintained by it or one of its affiliates that is qualified under Section 401(a) of the Code to accept direct and indirect rollover distributions from such Employee Plan, by the employees of Hostopia and its subsidiaries who continue employment following the Closing, of account balances maintained by them under such Employee Plan, including promissory notes evidencing outstanding plan loans (if any).

Amendment and Modification

To the extent permitted by applicable law, the Merger Agreement may be amended by written agreement of Hostopia, Deluxe, Operating Sub and Sub at any time before the Effective Time with respect to any of the terms contained in the Merger Agreement. However, after the special meeting, no amendment will be made that by applicable law requires further approval by the stockholders of Hostopia or Deluxe without such further approval of such stockholders.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Hostopia to Deluxe, Operating Sub and Sub and representations and warranties made by Deluxe, Operating Sub and Sub to Hostopia. The statements embodied in those representations and warranties were made for purposes of the agreement among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties (a) have been qualified by disclosures made to the other parties in connection with the Merger Agreement, (b) will not survive consummation of the Merger and cannot be the basis for any claims under the Merger Agreement by the other parties after termination of the Merger Agreement, and (c) at closing, must only be true and correct subject to the standards contained in the Merger Agreement, which may differ from what may be viewed as material by stockholders. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

The representations and warranties by Hostopia in the Merger Agreement relate to, among other things:

(a)                                  corporate existence and power;

(b)                                 capitalization;

(c)                                  corporate authorization;

(d)                                 governmental authorization;

(e)                                  non-contravention and consents;

(f)                                    SEC filings;

(g)                                 financial statements;

(h)                                 internal controls over financial reporting;

(i)                                     compliance with TSX rules;

(j)                                     no undisclosed material liabilities;

(k)                                  absence of certain changes;

(l)                                     taxes;

(m)                               title or other interests to property, assets and rights;

(n)                                 real property and interests in real property;

(o)                                 material contracts;

(p)                                 intellectual property;

(q)                                 litigation;

(r)                                    compliance with laws;

(s)                                  licenses and permits;

(t)                                    employee benefit plans;

(u)                                 employment and labour matters;

(v)                                 environmental matters;

(w)                               suppliers and customers;

(x)                                   insurance;

(y)                                 Competition Act (Canada) requirements;

(z)                                   DGCL anti-takeover provisions;

(aa)                            Hostopia stockholder voting requirements;

(bb)                          associate transactions;

(cc)                            unregistered sale of securities; and

(dd)                          brokers, finders and transaction fees.

Funding Commitment

The Merger Agreement contains customary representations and warranties by Deluxe, Operating Sub and Sub to Hostopia, including to have sufficient funds for the payment of the aggregate Merger Consideration at the Effective Time.

Hostopia Certificate of Incorporation and Bylaws

The Merger Agreement provides that, as of the Effective Time, the certificate of incorporation of Hostopia, as in effect immediately prior to the Effective Time, will be amended and restated and will be the certificate of incorporation of the surviving corporation. The Merger Agreement also provides that, as of the Effective Time, the by-laws of Sub, as in effect immediately prior to Effective Time, will be the by-laws of the surviving corporation, until changed or amended.

Assignment

No party may assign any of its right, interests or obligations under the Merger Agreement without the prior written consent of each other party thereto, except that Sub may assign to any other direct or indirect wholly-owned subsidiary of Deluxe any and all rights and obligations of Sub under the Merger Agreement, provided that any such assignment will not relieve Deluxe from any of its obligations under the Merger Agreement.

INTERESTS OF HOSTOPIA’S DIRECTORS AND MANAGEMENT IN THE MERGER

In considering the recommendation of the Board of Directors in favour of the adoption of the Merger, you should be aware that members of the Board of Directors and certain of Hostopia’s officers have interests in the Merger that are different from, or in addition to, the interests of Hostopia stockholders.

These interests, to the extent material, are described below and, except as described below, such persons have no material interest in the Merger apart from those of Hostopia stockholders generally. No Hostopia director or executive officer has been asked to join the board of directors of Deluxe. The Board of Directors was aware of, and considered the interests of, Hostopia’s directors and officers in approving the Merger Agreement and the Merger.

Indemnification

The Merger Agreement provides that Deluxe will cause Hostopia, as the surviving corporation, to maintain all rights to indemnification, expense advancement, and exculpation existing in favour of any person who is or was a director or officer of Hostopia or any of its subsidiaries before the Effective Time, as provided in the certificate of incorporation or by-laws of Hostopia or its subsidiaries as in effect on the date of the Merger Agreement, and provides that such provisions will survive the Merger for a period of six years after the Effective Time (or, with respect to any relevant claim made within such six year period, until final disposition of such claim).

Directors’ and Officers’ Liability Insurance

The Merger Agreement provides that, for a period of six years after the Effective Time, Deluxe will cause Hostopia, as the surviving corporation, to maintain in effect either:

(a)                                  the current policy of directors’ and officers’ liability insurance maintained by Hostopia (or a substitute policy of at least the same coverage and containing terms and conditions that are no less advantageous in any material respects) covering such parties with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that (i) in no event will Hostopia, as the surviving corporation, be required to pay more than an amount per year equal to 200% of the current annual premium paid by Hostopia for such existing insurance coverage (the “D&O Cap”), and (ii) if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the D&O Cap, the surviving corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the D&O Cap; or

(b)                                 a run-off policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance maintained by Hostopia covering such parties with respect to claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time.

Stock Options

Certain of Hostopia’s directors and executive officers currently hold options to purchase shares of Hostopia common stock under the Stock Option Plans. Pursuant to the Merger Agreement, all Vested Options will be cancelled and Deluxe will cause Hostopia, as the surviving corporation, to pay each holder of any such Vested Option, promptly after the Effective Time, the applicable Settlement Amount (less any applicable tax withholdings).

With respect to Unvested Options, the Merger Agreement provides that on the Closing Date, Hostopia will, at the direction of Deluxe, (a) accelerate and immediately and fully vest the Unvested Options and pay the Settlement Amount (less any applicable tax withholdings) promptly after the Effective Time, (b) provide for the cancellation of such Unvested Options, subject to the option holder’s consent, or (c) take such other action as may be deemed appropriate by Deluxe, subject to the option holder’s consent, if required. Deluxe may direct different treatment for different stock option holders. Hostopia expects that 50,000 Unvested Options held by Mr. William Campbell will be accelerated and paid the Settlement Amount (less any applicable tax withholdings), promptly following the Effective Time, and 260,000 Unvested Options held by other executive officers will be cancelled.  Hostopia expects that Unvested Options of the following executive officers will be cancelled:

Name	Number of Unvested Options to be Cancelled

Colin Campbell	50,000

Peter Kostandenou	55,000

Michael Mugan	50,000

Paul Engels	52,000

Dirk Bhagat	53,000

260,000

As of June 27, 2008, there were options outstanding held by directors and/or executive officers to purchase 416,600 shares of Hostopia common stock, representing 106,600 Vested Options and 310,000 Unvested Options (of which, 50,000 held by William Campbell will be accelerated and paid the Settlement Amount (less any applicable tax withholdings) promptly after the Effective Time). Using exchange rate information published by the Bank of Canada on June 26, 2008, the aggregate consideration to be received by option holders who are directors and/or executive officers at or about the Effective Time is expected to be approximately $928,934, representing approximately $698,485 for Vested Options and approximately $230,449 for accelerated Unvested Options.

See “Grant of Retention Bonus” below.

Grant of Retention Bonus

The executive officers (listed in the following chart) will be granted a retention bonus that vests based upon continued service after the Closing Date.  The retention bonus is designed to result in each executive officer ultimately receiving the same amount on an after-tax basis as if he had received the Settlement Amount upon cancellation of his Unvested Options.

Name	Retention Bonus

Colin Campbell	$230,449

Peter Kostandenou	$393,117

Michael Mugan	$330,195

Paul Engels	$335,050

Dirk Bhagat	$337,447

Grant of Deluxe Stock Options

Hostopia expects that each of Messrs. Colin Campbell, Peter Kostandenou, Michael Mugan, Paul Engels and Dirk Bhagat will be granted an option to purchase 5,000 shares of common stock of Deluxe in connection with such person’s employment following the Merger. Such options are not being conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to any of the foregoing individuals and the granting of such options was not conditional on such individuals supporting the Merger Agreement or the Merger. Each of such individuals, except Colin Campbell and his associated entities, beneficially owns or exercises control or direction over less than 1% of the outstanding shares of Hostopia common stock. Colin Campbell disclosed to the M&A Committee the Merger Consideration he expects to be beneficially entitled to receive under the terms of the Merger Agreement for the shares of Hostopia common stock he beneficially owns and the M&A Committee (in the absence of Mr. Campbell) determined that the value of the option is less than 5% of the Merger Consideration he expects to receive.

Directors Fees for Service on M&A Committee

The M&A Committee is comprised of Messrs. Michael Cytrynbaum (Chair), Randall Bast and Colin Campbell. Messrs. Cytrynbaum and Bast, the independent members of the M&A Committee, are entitled to receive fees as compensation for their service on the M&A Committee at a rate of $250 per day of active service. Hostopia expects that Messrs. Cytrynbaum and Bast will receive an aggregate of approximately $33,750 and $8,475, respectively, in fees as compensation for their active service on the M&A Committee in connection with the Merger.

Continued Employment

Hostopia expects that, with the exception of Mr. William Campbell, each of its executive officers’ contracts of employment will continue in effect with the surviving corporation following the Effective Time. Hostopia anticipates that, if the Merger is consummated, Mr. William Campbell will not continue his employment with the surviving corporation.

VOTING AGREEMENT ENTERED INTO BY CERTAIN HOSTOPIA STOCKHOLDERS

Certain Hostopia stockholders (the “Supporting Stockholders”), including certain of Hostopia’s senior officers and directors, have entered into a voting agreement (the “Voting Agreement”) with Deluxe concurrently with Hostopia entering into the Merger Agreement. Each of the Supporting Stockholders has irrevocably agreed, among other things, to vote all shares of Hostopia common stock owned by the Supporting Stockholders in favour of the special resolution adopting the Merger Agreement and approving the Merger. The Voting Agreement will terminate at the earlier of the termination of the Merger Agreement and the Effective Time.

The Supporting Stockholders are William Campbell, Colin Campbell, Michael Cytrynbaum, Mathew George, Robert Kidd, Randall Bast, Christopher Scatliff, 1999 William Campbell Family Trust, 1555706 Ontario Limited and TELUS Corporation, which have collectively agreed to vote an aggregate of 4,138,038 shares, representing approximately 35% of the outstanding shares of Hostopia common stock, in favour of the special resolution adopting the Merger Agreement and approving the Merger.

PRICE RANGE AND TRADING VOLUME OF HOSTOPIA COMMON STOCK

The shares of Hostopia common stock are listed for trading under the symbol “H” on the TSX. The following table sets forth the high and low prices at which a board lot of shares were traded and the total trading volumes of the shares for the periods indicated on the TSX.

	High ($)	Low ($)	Volume

2008
May	5.15	4.40	50,570
April	5.57	4.10	12,099
March	5.00	4.00	18,800
February	5.86	5.10	92,110
January	5.99	5.50	16,400
2007
December	6.15	5.51	49,594
November	6.20	5.58	17,300
October	6.13	5.55	42,853
September	6.30	5.76	75,468
August	6.37	5.80	152,213
July	6.30	5.85	68,356
June	6.25	5.80	460,608
May	6.75	5.50	1,575,943
April	6.25	5.80	97,920
March	6.25	5.50	237,167
February	6.49	5.85	69,775
January	6.50	6.00	176,100
2006
December	6.80	6.20	223,029
November (*)	6.80	6.00	518,152

Source: TSX datalinx

Notes:

(*)                                  Hostopia commenced trading on the TSX on November 10, 2006.

On June 18, 2008, the last trading day immediately prior to the public announcement of the proposed Merger, a share of Hostopia common stock closed at $4.50. On June 26, 2008, the last trading day prior to the date of this Circular, a share of Hostopia common stock closed at $10.35.

PRINCIPAL STOCKHOLDERS

Voting Securities and Principal Holders Thereof

To the knowledge of the directors and officers of Hostopia, the only persons or companies beneficially owning, directly or indirectly, or exercising control or direction over 10% or more of the issued and outstanding shares of Hostopia common stock are as follows:

Name	Number of Shares Beneficially Owned, Controlled or Directed	Percentage of Outstanding Shares

Burgundy Asset Management Ltd.(1)	2,192,400	18.84%
William Campbell(2)(3)	1,410,827	12.12%
Colin Campbell(2)(4)	1,391,453	11.96%
John Nemanic(2)(5)	1,307,627	11.24%
CCM Master Qualified Fund, Ltd.(6)	1,173,000	10.09%

Notes:

(1)	Based on information reported by Burgundy Asset Management Ltd., an eligible institutional investor, on May 31, 2007 pursuant to Part 4 of National Instrument 62-103.
(2)

1555706 Ontario Limited owns 851,063 shares of Hostopia common stock. 1555706 Ontario Limited is owned 32.55% by Mr. John Nemanic, 27.90% by Mr. Colin Campbell, 32.55% by Mr. William Campbell and 7.0% by Ms. Lillian Campbell, the mother of Mr. Colin Campbell and Mr. William Campbell. See notes (3), (4) and (5) below.

(3)

Includes 264,000 shares of Hostopia common stock owned by The 1999 William Campbell Family Trust. Also includes 277,021 shares of Hostopia common stock held by 1555706 Ontario Limited based on Mr. Campbell’s proportionate interest in 1555706 Ontario Limited.

(4)	Includes 237,447 shares of Hostopia common stock held by 1555706 Ontario Limited based on Mr. Campbell’s proportionate interest in 1555706 Ontario Limited.
(5)

Based on information reported by John Nemanic on the System for Electronic Disclosure by Insiders as of June 19, 2008 and includes 277,021 shares of Hostopia common stock held by 1555706 Ontario Limited based on Mr. Nemanic’s proportionate interest in 1555706 Ontario Limited.

(6)	Based on information reported by CCM Master Qualified Fund, Ltd., an eligible institutional investor, on the System for Electronic Disclosure by Insiders as of June 19, 2008.

INFORMATION REGARDING PROXIES AND VOTING INSTRUCTIONS

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy or voting instruction form are directors or officers of Hostopia. A Hostopia stockholder desiring to appoint some other person to attend and act on his or her behalf at the special meeting may do so by inserting the name of such person (who need not be a Hostopia stockholder) in the blank space provided in the enclosed form of proxy or voting instruction form or by completing another proper form of proxy.

In the case of Registered Stockholders, the completed, dated and signed form of proxy should be sent in the enclosed envelope or otherwise to Equity Transfer & Trust Company, Attention: An Duong, by mail or by courier at 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1 or by facsimile at 416-595-9593. In the case of Non-Registered Stockholders who receive these materials through their broker or other intermediary, the stockholder should complete and send the form of proxy or voting instruction form in accordance with the instructions provided by their broker or other intermediary. To be effective, a proxy must be received by the Transfer Agent by 4:00 p.m. (Toronto time) on July 28, 2008.

A Hostopia stockholder who has given a proxy has the right to revoke it as to any matter on which a vote has not already been cast pursuant to the authority conferred by that proxy and may do so: (a) by completing and signing a proxy bearing a later date and depositing it as described above; (b) by depositing an instrument in writing with respect to the revocation executed by the stockholder or by the stockholder’s attorney authorized in writing: (i) with Equity Transfer & Trust Company, Attention: An Duong at 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1 or by facsimile at 416-595-9593 any time up to 4:00 p.m. (Toronto time) on July 28,

2008 or 4:00 p.m. (Toronto time) on the second business day preceding the adjournment or postponement of the special meeting, at which the proxy is to be used, or (ii) with the chairman of the special meeting prior to the commencement of the special meeting on the day of the special meeting or any adjournment or postponement of the special meeting; (c) by revoking the proxy in one of the foregoing manners and if a Registered Stockholder, attending and voting at the special meeting in person; or (d) in any other manner permitted by law.

Voting of Proxies

On any ballot that may be called for, shares of Hostopia common stock represented by properly executed proxies will be voted for or against the particular matter in accordance with the instructions given therein. If the Hostopia stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. If no choice is specified in the proxy, the persons designated in the accompanying form of proxy will vote FOR the special resolution adopting the Merger Agreement and approving the Merger.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the accompanying Notice of Meeting, and with respect to other matters which may properly come before the special meeting. As of the date of this Circular, management of Hostopia is not aware of any such amendment, variation or other matter to come before the special meeting other than those referred to in the accompanying Notice of Meeting. However, if any other matters which are not now known to management should properly come before the special meeting, the shares of Hostopia common stock represented by proxies given in favour of management nominees will be voted on such matters in accordance with the best judgment of such nominees.

VOTING SHARES AND RECORD DATE

As of June 25, 2008, 11,642,352 shares of Hostopia common stock and nil shares of Hostopia preferred stock were outstanding. Each share of Hostopia common stock carries the right to one vote.

Any Hostopia stockholder of record at 5:00 p.m. (Toronto time) on June 25, 2008 is entitled to vote the shares of Hostopia common stock registered in such stockholder’s name at that date on each matter to be acted upon at the special meeting.

Under normal conditions, confidentiality of voting is maintained by virtue of the fact that proxies and votes are tabulated by the Transfer Agent. However, such confidentiality may be lost as to any proxy or ballot if a question arises as to its validity or revocation or any other like matter. Loss of confidentiality may also occur if the Board of Directors decides that disclosure is in the best interest of Hostopia or its stockholders.

CERTAIN CANADIAN FEDERAL INCOME TAX
CONSIDERATIONS FOR STOCKHOLDERS

The following is a general summary of the principal Canadian federal income tax considerations applicable to a Hostopia stockholder who disposes of shares of Hostopia common stock under the Merger and, for the purposes of the Tax Act and at all relevant times, holds the shares of Hostopia common stock as capital property, deals at arm’s length with Hostopia, Deluxe, Operating Sub and Sub, is not affiliated with any of Hostopia, Deluxe, Operating Sub or Sub and does not, together with persons to whom the stockholder was related, hold 10% or more of any class of shares in the capital of Hostopia.

Generally, shares of Hostopia common stock will be capital property to a Hostopia stockholder unless the shares are held or were acquired in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the “Regulations”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax consequences and except for the Proposed Amendments does not take into account or anticipate any changes in law or administrative policies or assessing practices whether by legislative, regulatory, administrative or judicial action or decision nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed in this summary.

This summary is not applicable to a stockholder (i) that is, for the purposes of certain rules in the Tax Act applicable to securities held by financial institutions, a “financial institution” (as defined for purposes of those rules), (ii) an insurer carrying on business in Canada or elsewhere that is not a resident of Canada for purposes of the Tax Act, (iii) an interest in which is or would be a “tax shelter investment” within the meaning of the Tax Act, (iv) to whom the functional currency for purposes of the Tax Act is not the Canadian dollar, or (iv) who acquired his or her shares upon the exercise of an option to purchase shares of Hostopia common stock. The disposition of options pursuant to the Merger Agreement has tax consequences which are not described herein. Each holder of options is urged to consult his or her own tax advisors concerning the tax consequences of the Merger to them.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular stockholder. This summary is not exhaustive of all Canadian federal income tax considerations.  Accordingly, stockholders should consult their own tax advisors with respect to the Canadian federal income tax consequences of the Merger having regard to their own particular circumstances.

For purposes of the Tax Act all amounts relating to the acquisition, holding or disposition of shares of Hostopia common stock, including the adjusted cost base and the proceeds of disposition, in respect of such shares, must be converted into Canadian dollars based on the prevailing exchange rates at the relevant time.

Stockholders Resident in Canada

The following portion of this summary is applicable to a stockholder who, for the purposes of the Tax Act and at all relevant times, is or is deemed to be resident in Canada (a “Resident Holder”).

Disposition of Shares

A Resident Holder who disposes of shares of Hostopia common stock under the Merger will realize a capital gain (or capital loss) equal to the amount by which the cash received by the Resident Holder under the Merger, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Hostopia common stock to the Resident Holder.

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the Resident Holder in the year. A Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Resident Holder in such years, to the extent and in the circumstances prescribed by the Tax Act.

Capital gains realized by an individual or a trust, other than certain trusts, may give rise to alternative minimum tax under the Tax Act.

A Resident Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable for a refundable tax of 6 2/3% on certain investment income, including taxable capital gains realized upon a disposition of the shares of Hostopia common stock.

Dissenting Resident Holders

A Resident Holder who exercises appraisal rights with respect to the special resolution adopting the Merger Agreement and approving the Merger (a “Resident Dissenting Stockholder”) will be considered to have transferred shares of Hostopia common stock to Hostopia, as the surviving corporation, in consideration for payment by Hostopia of the fair value of such shares and will realize a capital gain (or capital loss) to the extent that the proceeds of disposition received from Hostopia on the disposition of such shares, less any interest awarded by the court, exceed (or are less than) the adjusted cost base to the Resident Dissenting Holder of such shares immediately before the disposition and any reasonable costs of disposition. The computation and treatment of capital gains and capital losses under the Tax Act are described above under the heading “Stockholders Resident in Canada - Disposition of Shares”. Interest awarded to a Resident Dissenting Stockholder by a court will be included in the stockholder’s income for the purposes of the Tax Act. Resident Dissenting Stockholders should consult their own tax advisors.

Stockholders Not Resident in Canada

The following portion of this summary is applicable to a stockholder who, for the purposes of the Tax Act, at all relevant times, (i) has not been and is not resident or deemed to be resident in Canada and (ii) does not use or hold and is not deemed to use or hold shares of Hostopia common stock in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a non-resident stockholder that is an insurer carrying on business in Canada and elsewhere or is an “authorized foreign bank” as defined in the Tax Act.

Disposition of Shares

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of shares of Hostopia common stock under the Merger.

Dissenting Non-Resident Holders

A Non-Resident Holder who exercises appraisal rights with respect to the special resolution adopting the Merger Agreement and approving the Merger (a “Non-Resident Dissenting Stockholder”) will be considered to have transferred shares of Hostopia common stock to Hostopia, as the surviving corporation, in consideration for payment by Hostopia of the fair value of such shares. In general, the tax treatment of a Non-Resident Dissenting Stockholder will be similar to that of a Non-Resident Holder who participates in the Merger. See “Certain Canadian Federal Income Tax Considerations – Stockholders Not Resident in Canada – Disposition of Shares”.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

United States Internal Revenue Service regulations generally provide that, for the purpose of avoiding United States federal tax penalties, a taxpayer may rely only on formal written advice meeting specific requirements. The United States federal tax advice in this portion of the Circular does not meet those requirements. Accordingly, the United States federal tax advice was not intended or written to be used, and it cannot be used, for the purpose of avoiding United States federal tax penalties. Further, the United States federal tax advice in this portion of the Circular was written to support the promotion or marketing of the Merger. Any person reading the United States federal tax advice in this portion of the Circular should seek advice based on such person’s particular circumstances from an independent tax advisor.

The following is a general summary of the principal United States federal income tax consequences of the Merger to Hostopia stockholders who surrender Hostopia common stock in the Merger in exchange for the right to receive the cash Merger Consideration of $10.55 per share. The discussion below applies only to Hostopia stockholders that hold Hostopia common stock as capital assets (generally, property held for investment) at the time of the Merger, and the discussion does not apply to:

•              stockholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•              United States holders (as defined below) with a “functional currency” other than the U.S. dollar;

•              persons who hold their stock through partnerships or other pass-through entities;

•              retirement plans and tax-exempt organizations;

•              certain United States expatriates;

•              stockholders who acquired Hostopia common stock pursuant to the exercise of stock options or otherwise as compensation; or

•              stockholders who exercise appraisal rights.

If a partnership holds Hostopia common stock, the tax treatment of a partner generally depends upon the status of the partner and the activities of the partnership. Partners of partnerships holding Hostopia common stock should consult their own tax advisors.

The discussion below is based upon the United States Internal Revenue Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect and interpreted as of the date of this Circular and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not contain a detailed description of all United States federal income tax consequences to Hostopia stockholders and does not include any description of the tax laws of any state, local or foreign government that may be applicable to Hostopia stockholders.

For purposes of this discussion, a “United States holder” is:

•                                          an individual who is a citizen or resident of the United States for United States federal income tax purposes;

•                                          a corporation, or any entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•                                          any estate that is subject to United States federal income tax regardless of its source; or

•                                          a trust if (i) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Generally, an individual may be treated as a resident of the United States in any calendar year for United States federal income tax purposes by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year.  For purposes of this calculation, such individual would count all of the days in which he or she was present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.  Residents are taxed for United States federal income tax purposes as if they were citizens of the United States.

For purposes of this discussion, a “non United States holder” is any holder of Hostopia common stock other than a United States holder.

United States Holders

The exchange of Hostopia common stock for cash Merger Consideration in the Merger will be a taxable transaction for United States federal income tax purposes. A United States holder of Hostopia common stock generally will recognize capital gain or capital loss equal to the difference, if any, between the U.S. dollar value of cash received pursuant to the Merger, and such United States holder’s adjusted tax basis in the Hostopia common stock surrendered. Such capital gain or loss will be calculated separately for each block of shares exchanged in the Merger (i.e., shares acquired at the same cost in a single transaction) and will be long-term capital gain or loss if such block of shares has been held for more than one year on the date of the Merger. Long-term capital gains of individual United States holders are currently subject to United States federal income tax at preferential rates.

The amount of any cash paid to a United States holder in Canadian dollars will equal the United States dollar value of the Canadian dollars, calculated by reference to the exchange rate in effect on the date the cash is received by the United States holder regardless of whether the Canadian dollars are converted into United States dollars.  If the Canadian dollars received are not converted into United States dollars on the date of receipt, a United States holder will have a basis in the Canadian dollars equal to their United States dollar value on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars will generally be treated as ordinary income or loss.

A United States holder who exercises dissenters’ rights and receives payment in cash for Hostopia common stock generally will recognize capital gain or loss for federal income tax purposes, measured by the difference between the holder’s basis in such shares and the dollar value of cash received (other than the cash received, if any, that is or is deemed to be interest for federal income tax purposes (which amount will be taxed as ordinary income)).

The cash consideration received by non-corporate United States holders in the Merger may be subject to backup withholding at a 28 percent rate. Backup withholding generally will apply only if such United States holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate United States holder should complete and sign the substitute Internal Revenue Service Form W-9 that will be part of the letter of transmittal to be returned to the Disbursing Agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the Disbursing Agent.

Any amounts withheld under the backup withholding rules generally will be allowed as a credit against a United States holder’s United States federal income tax liability and may entitle such United States holder to a refund, provided such United States holder furnishes specified required information to the United States Internal Revenue Service.

Non United States Holders

A non United States holder generally will not be subject to United States federal income tax in respect of gain recognized in the Merger unless:

•                                          the gain is (i) effectively connected with the conduct by a non United States holder of a United States trade or business and (ii) in the case of a non United States holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment in the United States (in which case the gain would be subject to United States federal income tax on a net income basis at regular graduated tax rates and, in the case of a non United States holder that is a corporation and under specific circumstances, may be subject to an additional “branch profits tax” at a 30 percent rate or a lower rate that an applicable income tax treaty may specify);

•                                          the non United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange and meets other requirements (in which case the gain will be subject to a flat 30 percent United States federal income tax, but may be offset by United States source capital losses);

•                                          the non United States holder is subject to tax pursuant to the provisions of the United States Internal Revenue Code regarding the taxation of United States expatriates (former United States citizens or long term residents); or

•                                          Hostopia is or has been a United States real property holding corporation (“USRPHC”), for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger and the period that the non United States holder held the Hostopia common stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.  Hostopia believes that it has not been and is not currently a USRPHC for United States federal income tax purposes and will so certify to Deluxe in connection with the Merger.  Although the tax relating to stock in a USRPHC does not apply in certain circumstances with respect to stock that is regularly traded on an established securities market and held by a non-United States holder whose holdings, direct and indirect, at all times during the applicable period amount to five percent or less of Hostopia’s common stock, Hostopia does not expect to provide with its United States federal income tax return filed with the United States Internal Revenue Service for the taxable year of the Merger the information required (which includes, among other items, identification of holders of more than five percent of Hostopia’s common stock) to permit non-United States holders to avail themselves of this exception.

The payment of the cash Merger Consideration to or through the United States office of a United States or foreign broker will be subject to information reporting and possible backup withholding at a 28 percent rate unless the non United States holder certifies, generally on Internal Revenue Service Form W 8BEN, as to non-United States holder status under penalties of perjury or otherwise qualifies for an exemption (provided that neither the person otherwise required to report or withhold nor any of such person’s agents knows or has reason to know that the non-United States holder is a United States person or that the conditions of any other exemptions are not in fact satisfied).  The payment of the cash Merger Consideration effected outside the United States by a non-United States holder to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding.  However, if such broker is a United States person, a controlled foreign corporation, a foreign person for whom 50 percent or more of its gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50 percent of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder’s non-United States status and has no actual knowledge or reason to know to the contrary or unless the holder otherwise qualifies for an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a credit against a non-United States holder’s United States federal income tax liability and may entitle such non United States holder to a refund, provided such United States holder furnishes specified required information to the Internal Revenue Service.

The foregoing does not purport to be a complete analysis of the potential tax considerations relating to the Merger, particularly with respect to the effect on any stock options held by Hostopia stockholders. Therefore, holders of Hostopia common stock and stock options are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in their particular circumstances.

AUDITORS

The auditors of Hostopia are KPMG LLP, Chartered Accountants, Toronto, Ontario, Canada.

REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent for Hostopia common stock is Equity Transfer & Trust Company, 200 University Avenue, Suite 400, Toronto, Ontario M5H 4H1.

ADDITIONAL INFORMATION

This Circular, as well as Hostopia’s annual financial statements and management’s discussion and analysis on Form 10-K for the year ended March 31, 2008, can be found on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedar.com and with the SEC at the SEC’s website at www.sec.gov. Copies of those documents, as well as additional copies of this Circular, are available upon written request to the Corporate Secretary at 5915 Airport Road, Suite 1100, Mississauga, Ontario L4V 1T1, upon payment of a reasonable charge where applicable.

EXCHANGE RATES

The following table sets out: (1) the high and low noon rate of exchange for one U.S. dollar in Canadian dollars during the periods set out below; (2) the simple average rate of exchange for one U.S. dollar in Canadian dollars during the periods set out below; and (3) the rate of exchange in effect at the end of each of the following periods, all based on daily noon buying rates published by the Bank of Canada:

	High	Low	Average	End of Period

Three Month Period Ended March 31,
2008	1.0324	0.9719	1.0042	1.0279
Year Ended December 31,
2007	1.1853	0.9170	1.0748	0.9881
2006	1.1726	1.0990	1.1342	1.1653
2005	1.2704	1.1507	1.2116	1.1659
2004	1.3968	1.1774	1.3015	1.2036

On June 26, 2008 the noon buying rate for one U.S. dollar in Canadian dollars published by the Bank of Canada was $1.0121.

IMPORTANT

Your vote is important! Regardless of the number of shares of Hostopia common stock you own, please vote as recommended by the Board of Directors by signing, dating and mailing the enclosed proxy in the enclosed postage paid envelope.

If you hold your shares through a bank, broker or other nominee holder, you can only vote pursuant to the procedures established by the nominee or broker, as more fully described in the section “Special Meeting”.

Hostopia stockholders should not send in their Hostopia stock certificates until they receive the letter of transmittal to be sent by the Disbursing Agent. Hostopia stockholders of record who have further questions about their stock certificates or the exchange of Hostopia common stock for cash should contact the Disbursing Agent specified in the letter of transmittal sent by the Disbursing Agent following the consummation of the Merger.

You should rely only on the information contained in this Circular. Hostopia has not authorized anyone to provide you with information that is different from that which is contained in this Circular. This Circular is dated June 27, 2008. You should not assume that the information contained in this Circular is accurate as of any date other than that date (or as of an earlier date if so indicated in this Circular). Neither the mailing of this Circular to stockholders nor the issuance of cash in the Merger creates any implication to the contrary.

DIRECTORS’ APPROVAL

The contents and the sending of this Circular have been approved by the directors of the Company.

Dated the 27th day of June, 2008.

(Signed) Colin Campbell

Colin Campbell

Chief Executive Officer

CONSENT OF RBC DOMINION SECURITIES INC.

We hereby consent to the references to the opinion dated June 18, 2008 of our firm in the letter to Hostopia stockholders attached to the management information circular of Hostopia.com Inc. dated June 27, 2008 (the “Circular”) and under the headings “Summary – Opinion of Hostopia’s Financial Advisor” , “The Merger – Background to the Merger”, “The Merger – Reasons for the Merger”, and “The Merger – Opinion of Hostopia’s Financial Advisor” and to the inclusion of the foregoing opinion in the Circular.

Dated the 27th day of June, 2008.	(Signed) RBC DOMINION SECURITIES INC.

RBC DOMINION SECURITIES INC.

APPENDIX A

GLOSSARY OF TERMS

The following glossary of terms used in this Circular, including the summary, but not the other appendices to the Circular, is provided for ease of reference:

“Acquisition Proposal” means a proposal or offer for a merger, consolidation, amalgamation, arrangement, or other business combination involving Hostopia or any of its subsidiaries, a sale of substantial assets of Hostopia and its subsidiaries, taken as a whole (other than the sale or other disposition of inventory or obsolete equipment in the ordinary course of business consistent with past practice), a sale of shares of capital stock of Hostopia or any of its subsidiaries (including by way of a tender offer or takeover bid), or any similar transaction involving Hostopia or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement;

“Adverse Recommendation Change” means a failure by the Board of Directors to make a recommendation, or any withdrawal, qualification, or adverse modification of the Board of Directors’ approval and recommendation, in favour of the Merger Agreement and the Merger (or any public proposal to do any of the foregoing);

“allowable capital loss” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”;

“Base Case Management Forecast” has the meaning ascribed thereto under “The Merger – Opinion of Hostopia’s Financial Advisor”;

“Board of Directors” means the board of directors of Hostopia;

“Circular” has the meaning ascribed thereto under “Solicitation of Proxies”;

“Closing Date” has the meaning ascribed thereto in “The Merger – Effective Time and Date of the Merger”;

“Code” means the Internal Revenue Code of 1986 (United States), as amended, and the rules and regulations adopted pursuant thereto;

“Company #1” has the meaning ascribed thereto under “The Merger - Background of the Merger”;

“Company #2” has the meaning ascribed thereto under “The Merger - Background of the Merger”;

“Company #3” has the meaning ascribed thereto under “The Merger - Background of the Merger”;

“Company #4” has the meaning ascribed thereto under “The Merger - Background of the Merger”;

“Comparable Company Trading Analysis” has the meaning ascribed thereto under “The Merger – Opinion of Hostopia’s Financial Advisor”;

“CRA” has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations”;

“DCF” has the meaning ascribed thereto under “The Merger – Opinion of Hostopia’s Financial Advisor”;

“Deluxe” has the meaning ascribed thereto under “Solicitation of Proxies”;

“Disbursing Agent” has the meaning ascribed thereto under “The Merger – Financing of the Merger”;

“D&O Cap” has the meaning ascribed thereto under “Interests of Hostopia’s Directors and Management in the Merger;

“DGCL” means the Delaware General Corporation Law, as amended;

“EBITDA” has the meaning ascribed thereto under “The Merger – Opinion of Hostopia’s Financial Advisor”;

“Effective Date” has the meaning ascribed thereto under “The Merger – Effective Time and Date of the Merger”;

“Effective Time” has the meaning ascribed thereto under “The Merger – Effective Time and Date of the Merger”;

“Employee Plan” means (a) an employee pension benefit plan, as such term is defined in Section 3 of the ERISA; (b) employee welfare benefit plan, as such term is defined in Section 3 of ERISA; (c) group retirement savings plan as defined in Section 146(1) of the Tax Act; (d) deferred profit sharing plan as defined in Section 147(1) of the Tax Act; (e) registered pension plan, retirement compensation arrangement, employee profit sharing plan, salary deferral arrangement or employee benefit plan as defined in Section 248(1) of the Tax Act; or (f) other deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, pension, health, medical, dental, disability, life insurance, or other employee benefit plan, agreement, commitment or arrangement that is maintained by Hostopia or any of its applicable affiliates, or to which Hostopia or any of its applicable affiliates contributes or is under any obligation to contribute, or with respect to which Hostopia or any of its applicable affiliates has any liability (whether current or contingent);

“Engagement Agreement” has the meaning ascribed thereto under “The Merger – Opinion of Hostopia’s Financial Advisor”;

“EPS” has the meaning ascribed thereto under “The Merger – Opinion of Hostopia’s Financial Advisor”;

“EV” has the meaning ascribed thereto under “The Merger – Opinion of Hostopia’s Financial Advisor”;

“ERISA” means the Employee Retirement Income Security Act of 1974 (United States), as amended, and the rules and regulations adopted pursuant thereto;

“Exchange Act” means the Securities and Exchange Act of 1934 (United States), as amended;

“Faegre” has the meaning ascribed thereto under “The Merger – Background of the Merger”;

“GAAP” means United States generally accepted accounting principles;

“Gowlings” has the meaning ascribed thereto under “The Merger – Background of the Merger”;

“Hostopia” or the “Company” has the meaning ascribed thereto under “Solicitation of Proxies”;

“Hostopia common stock” means shares of common stock, par value U.S.$0.0001, in the capital of Hostopia;

“Hostopia preferred stock” means shares of preferred stock, par value U.S.$0.0001, in the capital of Hostopia;

“Information” has the meaning ascribed thereto under “The Merger – Opinion of Hostopia’s Financial Advisor”;

“LTM” has the meaning ascribed thereto under “The Merger – Opinion of Hostopia’s Financial Advisor”;

“M&A Committee” means the mergers and acquisitions committee of the Board of Directors, which is comprised of Messrs. Michael Cytrynbaum (Chair), Randall Bast and Colin Campbell;

“Material Adverse Effect” has the meaning ascribed thereto under “The Merger Agreement – Material Adverse Effect”;

“Merger” has the meaning ascribed thereto under “Solicitation of Proxies”;

“Merger Agreement” has the meaning ascribed thereto under “Solicitation of Proxies”;

“Merger Consideration” means $10.55 in cash without interest, payable per share of Hostopia common stock pursuant to the Merger Agreement;

“NM” has the meaning ascribed thereto under “The Merger – Opinion of Hostopia’s Financial Advisor”;

“Non-Registered Stockholders” means beneficial holders of Hostopia common stock at 5:00 p.m. (Toronto time) on June 25, 2008, other than Registered Stockholders;

“Non-Resident Dissenting Stockholder” has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations”;

“Non-Resident Holder” has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations”;

“Operating Sub” has the meaning ascribed thereto under “Solicitation of Proxies”;

“Pillsbury” has the meaning ascribed thereto under “The Merger – Background of the Merger”;

“Precedent Transaction Analysis” has the meaning ascribed thereto under “The Merger – Opinion of Hostopia’s Financial Advisor”;

“Proposed Amendments” has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations”;

“RBC” means RBC Dominion Securities Inc., a member of RBC Capital Markets;

“Registered Stockholders” means holders of record of Hostopia common stock at 5:00 p.m. (Toronto time) on June 25, 2008;

“Regulations” has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations”;

“Resident Dissenting Stockholder” has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations”;

“Resident Holder” has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations”;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933 (United States), as amended;

“Settlement Amount” has the meaning ascribed thereto under “The Merger – Treatment of Outstanding Stock Options”;

“Stock Option Plans” means Hostopia’s 2000 stock option plan and 2006 stock option plan;

“Sub” has the meaning ascribed thereto under “Solicitation of Proxies”;

“Superior Proposal” means a bona fide written proposal made by a third party for a Third-Party Transaction (provided that for purposes of this definition, references to “10% or more” or “25% or more” in the definition of “Third-Party Transaction” will be deemed references to “a majority”) that was not solicited, sought, initiated, or encouraged by Hostopia in violation of the Merger Agreement, and that, in the good faith judgment of the Board of Directors (after consulting with Hostopia’s financial adviser and outside legal counsel), taking into account, to the extent deemed appropriate by the Board of Directors in the exercise of its fiduciary duties, the various legal, financial, regulatory, and other aspects of the Acquisition Proposal and the person or group making such proposal (including the absence of committed financing to the extent financing is a condition to the consummation of the Third-Party Transaction and other conditions to consummation), (a) if accepted, is reasonably likely to be consummated, and (b) if consummated, would result in a transaction that is more favourable to Hostopia’s stockholders (in their capacity as stockholders) from a financial point of view than the Merger (taking into account any proposed adjustments made by Deluxe under the Merger Agreement);

“Supporting Stockholders” has the meaning ascribed thereto under “Voting Agreement Entered into by Certain Hostopia Stockholders”;

“Tax Act” means the Income Tax Act (Canada), as amended;

“taxable capital gain” has the meaning ascribed thereto in “Certain Canadian Federal Income Tax Considerations”;

“Third-Party Transaction” means (a) an acquisition after the date of the Merger Agreement under an Acquisition Proposal, except that (i) with respect to equity securities, it means an acquisition of equity securities of Hostopia that, when aggregated with all other equity securities of Hostopia beneficially owned (as defined in Rule 13d-3 promulgated under the Exchange Act), immediately after entering into the definitive agreement for, or consummation of, the Third-Party Transaction, by the third party making such Acquisition Proposal or any of its affiliates, constitutes 10% or more of the total equity interests in, and 10% or more of the total voting power of the then-outstanding equity securities of, Hostopia, and (ii) with respect to an acquisition of assets, it means an acquisition of assets of Hostopia or any of its subsidiaries constituting 25% or more, on a fair-market-value basis, of the total assets of Hostopia and its subsidiaries on a consolidated basis; (b) the adoption by Hostopia of a plan of liquidation or dissolution; (c) the repurchase of, or recapitalization involving, 25% or more of Hostopia’s outstanding equity securities; or (d) the payment of an extraordinary dividend or other distribution on Hostopia common stock equal to 25% or more of the Hostopia common stock’s then-current market price;

“Transfer Agent” means Equity Transfer & Trust Company, the registrar and transfer agent for Hostopia common stock;

“TSX” means the Toronto Stock Exchange;

“Unvested Option” has the meaning ascribed thereto under “The Merger – Treatment of Outstanding Stock Options”;

“Upside Case Management Forecast” has the meaning ascribed thereto under “The Merger – Opinion of Hostopia’s Financial Advisor”;

“USHRPC” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations”;

“Vested Option” has the meaning ascribed thereto under “The Merger – Treatment of Outstanding Stock Options”; and

“Voting Agreement” has the meaning ascribed thereto under “Voting Agreement Entered into by Certain Hostopia Stockholders”.

APPENDIX B

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made as of June 18, 2008 among Deluxe Corporation, a Minnesota corporation (“Parent”), Deluxe Business Operations, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Operating Sub”), Helix Merger Corp., a Delaware corporation and wholly owned subsidiary of Operating Sub (“Sub”), and Hostopia.com Inc., a Delaware corporation (the “Company”).  The Company and Sub are sometimes collectively referred to as the “Constituent Corporations.”

Recitals

A.                                   The respective Boards of Directors of the Company, Parent, Operating Sub, and Sub deem a merger of Sub with and into the Company under the terms hereof (the “Merger”) advisable, fair to, and in the best interests of their respective corporations and their respective stockholders.

B.                                     The Boards of Directors of the Company, Parent, Operating Sub, and Sub have, by resolutions duly adopted, unanimously approved this Agreement and the Merger, and the Boards of Directors of the Company and Sub have unanimously directed that this Agreement and the Merger be submitted to a vote of the stockholders of their respective Constituent Corporations in accordance with the laws of the State of Delaware.

C.                                     Simultaneously with the execution of this Agreement, certain stockholders of the Company have entered into a Voting Agreement with Parent, dated as of the date hereof (the “Voting Agreement”), under which such Company stockholders have, among other things, granted to representatives of Parent irrevocable proxies (the “Irrevocable Proxies”) to vote all shares of Company Common Stock (as defined in Section 1.6(a)) held of record by such stockholders to approve this Agreement and the Merger, unless this Agreement shall have been earlier terminated under Section 8.1.

D.                                    The Company, Sub, Operating Sub, and Parent desire to effect the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.

The parties therefore agree as follows:

Article I
The Merger

1.1                               Generally.  At the Effective Time (as defined in Section 1.2) and in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “Delaware Law”), Sub will be merged with and into the Company, the separate corporate existence of Sub will thereupon cease, and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                               Effective Time.  Subject to and on the same business day as, and promptly following, the receipt of the vote of the stockholders of the Company adopting and approving this Agreement and the Merger and the satisfaction or waiver of all other conditions to the consummation of the Merger set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing (as defined in Section 2.1), but subject to the satisfaction or waiver of such conditions (unless another time or date is agreed to by Parent and the Company), the Company shall execute in the manner required by the Delaware Law and deliver for filing to the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger in such form as is required by, and executed in accordance with, the relevant provisions of the Delaware Law (the “Certificate of Merger”).  The Merger will become effective at such later time and date as Parent and the Company mutually agree and set forth in the Certificate of Merger, which date will be the fourth business day after the Closing Date (as defined in Section 2.1), unless Parent and the Company agree to a different date.  The term “Effective Time” means the date and time when the Merger becomes effective.

1.3                               Effects.  The Merger will have the effects set forth in Section 259 of the Delaware Law.

1.4                               Organizational Documents of the Surviving Corporation.

(a)                                  Subject to Section 6.1, at the Effective Time, the Certificate of Incorporation of the Company will be amended and restated in its entirety to read as set forth on Exhibit A hereto, and, as so amended, will be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the Delaware Law.

(b)                                 Subject to Section 6.1, the Bylaws of Sub in effect immediately before the Effective Time will be deemed, by virtue of the Merger and without further action by the stockholders or directors of the Surviving Corporation or Sub, to be the Bylaws of the Surviving Corporation, until further amended in accordance with the Delaware Law and the Surviving Corporation’s Certificate of Incorporation and Bylaws, except that all references therein to the name of Sub shall be amended to be references to “Hostopia.com Inc.”

1.5                               Directors and Officers of the Surviving Corporation.  The directors of Sub immediately before the Effective Time will be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Bylaws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is duly elected and qualified or as otherwise provided in the Bylaws of the Surviving Corporation.  The officers of Sub immediately before the Effective Time will be the officers of the Surviving Corporation until their respective successors are chosen and qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

1.6                               Conversion of Shares.  The manner and basis of converting the shares of each of the Constituent Corporations in the Merger at the Effective Time will be as follows:

(a)                                  Each share of common stock of the Company, par value US$.0001 per share (the “Company Common Stock”), that is issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares (as defined in Section 1.7) and (ii) shares of Company Common Stock held of record by Parent, Operating Sub, Sub, or any other direct or indirect subsidiary of Parent or the Company immediately before the Effective Time) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive C$10.55 in cash (the “Merger Consideration”).  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution, or exchange of shares, the Merger Consideration will be correspondingly adjusted.

(b)                                 Each share of common stock of Sub, par value US$.001 per share, that is issued and outstanding immediately before the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of common stock of the Surviving Corporation, which will constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

(c)                                  Each share of Company Common Stock held of record by Parent, Operating Sub, Sub, or any other direct or indirect subsidiary of Parent or the Company immediately before the Effective Time, and each share of Company Common Stock held in the treasury of the Company immediately before the Effective Time, will be cancelled and cease to exist at and after the Effective Time, and no payment will be made with respect thereto.

1.7                               Dissenters’ Rights.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately before the Effective Time held by a holder who has properly demanded and perfected the right, if any, for appraisal of those shares in accordance with the provisions of Section 262 of the Delaware Law and as of the Effective Time has not withdrawn or lost such right to such appraisal (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the Delaware Law.  At the Effective Time, the Dissenting Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the Delaware Law.

(b)                                 If a holder of shares of Company Common Stock who demands appraisal of those shares under the Delaware Law effectively withdraws or loses (through failure to perfect or otherwise) the right to appraisal, then those shares will be deemed to have been converted at the Effective Time into and represent only the right to receive the Merger Consideration as provided in Section 1.6(a), without interest, upon compliance with the provisions, and subject to the limitations, of Section 1.9.

(c)                                  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock, offer to settle or settle any such demands, approve any withdrawal of any such demands, or agree or commit to do any of the foregoing.

1.8                               Stock Options.

(a)                                  With respect to any option granted under any employee or director stock option or compensation plan or other arrangement with the Company to purchase shares of Company Common Stock (an “Option”) that is exercisable immediately prior to the Closing Date (a “Vested Option”), the Company shall, prior to the Closing Date, take all actions that are necessary to cause the holder of such Vested Option to receive, in cancellation of the Option and in lieu of any other awards with respect to the Option, promptly after the Effective Time, a cash payment from the Surviving Corporation in an amount equal to the amount, if any, by which the Merger Consideration exceeds the per-share exercise price of the Option, multiplied by the number of shares of Company Common Stock subject to the Option immediately before the Effective Time (the “Option Settlement Amount”), subject to the holder’s consent, if required, and subject to all required tax withholdings by the Surviving Corporation.  Parent shall cause the Option Settlement Amount payable under this Section 1.8 to be paid by the Surviving Corporation as soon as reasonably practicable following the Effective Time but in any event within 15 days thereof.

(b)                                 With respect to any Option or portion thereof that is not exercisable immediately prior to the Closing Date (an “Unvested Option”), the Company shall, at the direction of Parent, either (i) take such action as may be necessary to convert such Unvested Option into a Vested Option to be settled as provided in paragraph (a) above, (ii) provide for the cancellation of such Unvested Option, subject to the holder’s consent, or (iii) take such other action as may be deemed appropriate by Parent, subject to the holder’s consent, if required.  Parent may direct different treatment for different Option holders.

1.9                               Payment for Shares.

(a)                                  On the Closing Date, Parent, Operating Sub, or Sub shall deposit in immediately available funds with Wells Fargo Bank, N.A. or another disbursing agent selected by Parent that is organized under the laws of the United States or Canada or any state of the United States or province of Canada with capital, surplus, and undivided profits of at least US$1 billion or C$1 billion (the “Disbursing Agent”), an amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding immediately before the Effective Time (other than shares then held of record by Parent, Operating Sub, Sub, or any other direct or indirect subsidiary of Parent or the Company), times (ii) the Merger Consideration (such product referred to as the “Fund”).  Out of the Fund, the Disbursing Agent shall make the payments referred to in Section 1.6(a), subject to the requirements of Section 1.9(b).  At the request of the Surviving Corporation, in its sole discretion at any time, but without any obligation to make any such request, the Disbursing Agent also may make payments, in discharge of any obligations of the

Surviving Corporation under Section 262 of the Delaware Law, to holders of Dissenting Shares.  The Disbursing Agent shall invest portions of the Fund as Parent or the Surviving Corporation directs, provided that all such investments shall be held as cash or in obligations of or guaranteed by the United States of America or Canada, or in certificates of deposit, bank repurchase agreements, or bankers’ acceptances of commercial banks with capital, surplus, and undivided profits exceeding US$1 billion or C$1 billion (collectively, “Permitted Investments”), or in money market funds that are invested solely in Permitted Investments.  Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent, and will be remitted from time to time by the Disbursing Agent upon the request of Parent.  Any amount remaining in the Fund after six months after the Effective Time will be refunded to Parent at Parent’s option, provided that the Surviving Corporation will continue to be liable for any payments required to be made thereafter pursuant to Section 1.6(a) and this Section 1.9.  None of Parent, Operating Sub, Sub, the Company, the Surviving Corporation, or the Disbursing Agent will be liable to any holder of shares of Company Common Stock for any cash otherwise payable to such holder of shares of Company Common Stock if paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

(b)                                 As soon as practicable after the Effective Time, but in any event within three business days after delivery of the Company’s share register listing stockholders of record as of immediately before the Effective Time from the Company’s transfer agent to the Disbursing Agent, the Disbursing Agent shall mail to each holder of record (other than Parent, Operating Sub, Sub, or any other direct or indirect subsidiary of Parent or the Company) of a certificate (a “Certificate”) that immediately before the Effective Time represented issued and outstanding shares of Company Common Stock (other than holders of Dissenting Shares), a letter of transmittal (the “Letter of Transmittal”) for return to the Disbursing Agent, and instructions for use in effecting the surrender of Certificates and to receive cash for each of such holder’s shares of Company Common Stock under Section 1.6(a).  The Letter of Transmittal will specify that delivery will be effected, and risk of loss will pass, only upon proper delivery of the Certificate to the Disbursing Agent.  The Disbursing Agent, as soon as practicable following receipt of any such Certificate together with the Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, shall pay, by wire transfer, check, or draft, to the persons entitled thereto, the sum of the amounts determined by multiplying (i) the number of shares of Company Common Stock formerly represented by the Certificate so surrendered by (ii) the Merger Consideration.  All of the foregoing payments are subject to any required withholding of taxes by the Surviving Corporation and to the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of whom such withholding and deduction was made.  No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.  If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable.

(c)                                  If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to have been lost, stolen, or destroyed, the amount to which such person would have been entitled under Section 1.9(b) but for failure to deliver the Certificate to the Disbursing Agent shall nevertheless be paid to such person, provided that the Surviving Corporation or the Disbursing Agent may, in its sole discretion and as a condition precedent to such payment, require such person to give Parent, the Surviving Corporation, and the Disbursing Agent a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and the Disbursing Agent and, if deemed advisable in the sole discretion of the Surviving Corporation or the Disbursing Agent, a bond in such amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be brought against Parent, the Surviving Corporation, or the Disbursing Agent with respect to the Certificate alleged to have been lost, stolen, or destroyed.

1.10                        No Further Rights or Transfers.  At and after the Effective Time, all shares of Company Common Stock issued and outstanding immediately before the Effective Time will be cancelled and cease to exist, and each holder of a Certificate that represented shares of Company Common Stock issued and outstanding immediately before the Effective Time will cease to have any rights as a stockholder of the Company with respect to the shares of Company Common Stock represented by the Certificate, except for the right to surrender the holder’s Certificate in exchange for the payment provided under Section 1.6(a) or to perfect the holder’s right to receive payment for such holder’s shares under Section 262 of the Delaware Law and Section 1.7 if the holder has properly demanded and perfected and not withdrawn or lost the holder’s right to receive payment for such holder’s shares under Section 262 of the Delaware Law, and no transfer of shares of Company Common Stock issued and outstanding immediately before the Effective Time may be made on the stock transfer books of the Surviving Corporation.

Article II
Closing

2.1                               Time and Place.  Subject to the provisions of Article VII, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Gowling Lafleur Henderson LLP, Toronto, Ontario, Canada, on the same business day as, and promptly following, completion of the meeting of stockholders referred to in Section 5.2(a) or at such other place or at such other date or time as Parent and the Company may mutually agree.  The date on which the Closing occurs is the “Closing Date.”

2.2                               Deliveries at the Closing.  At the Closing:

(a)                                  there shall be delivered to Parent, Operating Sub, Sub, and the Company the certificates and other documents and instruments the delivery of which is contemplated under Article VII;

(b)                                 Sub and the Company shall cause the Certificate of Merger to be filed as provided in Section 1.2 and shall take all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective; and

(c)                                  Parent shall provide evidence reasonably satisfactory to the Company that the amount designated as the Fund in Section 1.9 has been irrevocably deposited with the Disbursing Agent, subject to the rights of Parent to receive a refund of amounts remaining in the Fund six months after the Effective Time under Section 1.9.

Article III
Representations and Warranties
of the Company

The Company represents and warrants to Parent, Operating Sub and Sub, except as set forth in the disclosure schedule delivered by the Company to Parent, Operating Sub, and Sub contemporaneously herewith (the “Disclosure Schedule”), as follows:

3.1                               Corporate Organization and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease, and operate all of its properties and assets and to carry on its business as it is now being conducted.  Each of the subsidiaries of the Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease, and operate all of its properties and assets and to carry on its business as it is now being conducted.  Each subsidiary of the Company is incorporated in the jurisdiction set forth opposite its name in Section 3.1 of the Disclosure Schedule.  Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated, or leased, or the nature of its activities, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 7.1(d)).  The Company has previously delivered to Parent a copy of its Certificate of Incorporation and Bylaws and copies of all similar organizational documents of its subsidiaries, in each case as amended to date and in effect as of the date of this Agreement.  True and complete copies of all minute books of the

Company and each of its subsidiaries, containing minutes of meetings held and actions taken by their respective boards of directors or any committees thereof during the period from their respective dates of incorporation to the date hereof, have been made available by the Company to Parent.  All material actions of the boards of directors of the Company and each of its subsidiaries are reflected in such books.

3.2                               Capitalization.

(a)                                  The authorized capital stock of the Company consists of 30 million shares of Company Common Stock and 10 million shares of preferred stock, par value US$.0001 per share (“Company Preferred Stock,” which, together with the Company Common Stock is the “Company Stock”).  The rights, privileges, and preferences of the Company Common Stock are as stated in the Company’s Certificate of Incorporation.  On the date hereof, 11,642,351 shares of Company Common Stock were issued and outstanding, and no shares of Company Common Stock were held in the treasury of the Company.  None of the shares of Company Preferred Stock has been designated as to class or series, and none of the shares of Company Preferred Stock are issued and outstanding or held in treasury by the Company.  Except as set forth above in this Section 3.2 (a), the Company has no other issued or outstanding shares of capital stock.

(b)                                 As of the date hereof, there are no outstanding subscriptions, options, warrants, or other rights to purchase Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries or any calls or other agreements or commitments by which the Company or its subsidiaries are bound in respect of the Company Stock or other capital stock or other equity securities of the Company or its subsidiaries, whether issued or unissued, and no outstanding securities are convertible into or exchangeable for Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries, except for Options to purchase up to an aggregate of 564,450 shares of Company Common Stock.  There are no outstanding stock appreciation rights, phantom stock rights, performance shares, or other similar rights based upon the value of the Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries.  There are no declared but unpaid or accrued dividends on the Company Common Stock.

(c)                                  Section 3.2(c) of the Disclosure Schedule lists for each of the Options, as of the date hereof, (i) the person holding the Option; (ii) the number of shares of Company Common Stock subject to the Option; (iii) the per-share exercise price of the Option; (iv) the Company option plan under which the Option was granted; and (v) the Grant Date (as defined in Section 3.2(g)) of the Option.

(d)                                 All of the outstanding shares of capital stock or other equity securities of the Company and its subsidiaries are validly issued, fully paid, and nonassessable.

(e)                                  Section 3.2(e) of the Disclosure Schedule sets forth the name of each subsidiary of the Company and the percentage of the outstanding capital stock or other equity securities of such subsidiary owned, directly or indirectly, by the Company.  All of such capital stock or other equity securities are owned, directly or indirectly, by the Company free and clear of all liens, mortgages, security interests, encumbrances, conditions, pledges, charges, or restrictions of any nature (“Encumbrances”) other than restrictions on transfer imposed by applicable securities laws.  The Company owns no other equity securities of, or equity interest in, any other entity.

(f)                                    None of the outstanding shares of capital stock or other equity securities of the Company or any of its subsidiaries or the Options were granted in violation of preemptive or similar rights.  Other than the Voting Agreement and the Irrevocable Proxies, there are no voting trusts, proxies, voting agreements, rights plans, anti-takeover plans, registration rights agreements, or similar agreements or understandings to which the Company or any of its subsidiaries is a party or of which the Company otherwise has knowledge with respect to the voting of capital stock of the Company.  There are no outstanding contractual obligations of the Company or any of its subsidiaries (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption, or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration for sale of; or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other equity interests in, the Company or any of its subsidiaries.

(g)                                 With respect to the Options, (i) each Option intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, and the rules and regulations adopted pursuant thereto (the “Code”), so qualifies; (ii) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company board of directors (the “Company Board”) (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; (iii) each such grant was made in accordance with the terms of the applicable Company stock option plan, the United States Securities Exchange Act of 1934 (the “Exchange Act”) and all other Applicable Laws, including the rules of the Toronto Stock Exchange; (iv) the per share exercise price of each Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date; and (v) each such grant was properly accounted for in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports (as defined in Section 3.4) and all other Applicable Laws.  The Company has not granted, and there is no and has been no Company policy or practice to grant, Options prior to, or otherwise coordinate the grant of Options with, the release or other public announcement of material information regarding the Company or any of its subsidiaries or their financial results or prospects.  The stock option plans under which the Options were granted permit, or as of the Closing Date will permit, the treatment of such Options in the Merger as contemplated by Section 1.8.

(h)                                 For purposes of this Agreement:

(i)                                     “Applicable Laws” means, with respect to any person, any international, national, federal, state, provincial, or local law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority that is binding upon or applicable to such person, as amended unless expressly specified otherwise.

(ii)                                  “Governmental Authority” means (A) any government or any state, province, department, local authority, or other political subdivision thereof; (B) any governmental body, agency, authority (including any taxing authority or transgovernmental or supranational entity or authority), minister, or instrumentality (including any court, arbitral body, or other tribunal) exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government; or (C) any stock exchange (including the Toronto Stock Exchange).

3.3                               Authority; Non-Contravention.

(a)                                  The Company has the corporate power and authority to execute and deliver this Agreement and, subject to obtaining the adoption and approval of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement by the Company have been duly and effectively authorized by the Company Board.  As of the date hereof, the Company Board has determined to recommend unanimously the adoption and approval of this Agreement and the Merger to the stockholders of the Company.  Except for the adoption and approval of this Agreement and the Merger by the stockholders of the Company as provided in Section 5.2(a), no further corporate action is necessary on the part of the Company to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Parent, Operating Sub, and Sub set forth in the first two sentences of Section 4.2(a), constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a court of law or equity) (the “Enforcement Limitations”).

(b)                                 Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company or any of its subsidiaries of the transactions contemplated hereby, will

(i) conflict with or result in a breach of the corporate charter or bylaws or similar organizational documents, as currently in effect, of the Company or any of its subsidiaries; (ii) require the consent or approval of, or any filing with, any Governmental Authority having jurisdiction over any of the businesses or material assets of the Company or any of its subsidiaries or violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets; or (iii) result in a breach of, or constitute a default or an event that, with the passage of time or the giving of notice or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require notice to or the consent of any third party, or result in the creation of a lien on any of the properties or assets of the Company or any of its subsidiaries under, any other instrument, contract, or agreement to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except, (I) in the case of clause (ii), (A) such reports under Section 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business as a foreign corporation, and (II) in the case of clause (iii), such breach or default would not reasonably be expected to have a Material Adverse Effect.

(c)                                  No antitrust or competition-law notices, filings, or approvals by or with respect to the Company or any of its subsidiaries, including those under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Investment Canada Act, or the Competition Act (Canada), are required in connection with the Merger.

3.4                               Securities Reports.

(a)                                  The Company has heretofore made available to Parent (i) a draft dated June 16, 2008 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 (the “2008 Form 10-K”), and, (ii) in the form filed with the United States Securities and Exchange Commission (the “SEC”), all reports or registration statements and all other filings made by the Company with the SEC since June 30, 2006 (collectively with the 2008 Form 10-K, the “SEC Reports”).  No SEC Report (including any document incorporated by reference therein), as of its filing date or, if amended, as of the date of the last such amendment, or, with respect to the 2008 Form 10-K, as of June 16, 2008 (other than in connection with any required subsequent disclosure relating to the transaction contemplated hereby), contained or will contain any untrue statement of a material fact or omitted or will omit to state any fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each SEC Report at the time of its filing complied or will comply as to form in all material respects with Applicable Laws.  Since November 2, 2006, the Company has filed in a timely manner all reports that it was required to file with the SEC under the Exchange Act and the rules and regulations of the SEC.

(b)                                 Each of the consolidated financial statements contained in the SEC Reports (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows and changes in stockholders’ equity of the Company and its subsidiaries for the periods indicated, subject in the case of quarterly financial statements to normal year-end adjustments and except that the quarterly financial statements do not contain all of the footnote disclosures required by GAAP to the extent permitted by the rules and regulations of the SEC.

(c)                                  The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that receipts and expenditures are executed in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use, or disposition of the Company’s assets that would materially affect the Company’s financial statements.  No significant deficiency or material weakness was identified in management’s assessment of internal controls as of March 31, 2008 (nor has any such deficiency or weakness since been identified).

(d)                                 The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC; and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(e)                                  The Company is in material compliance with the applicable listing and corporate governance rules and regulations of the Toronto Stock Exchange.

(f)                                    Except as permitted by the Exchange Act, since November 2, 2006, neither the Company nor any of its affiliates has made, arranged, or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

3.5                               Undisclosed Liabilities.  There are no material liabilities, either individually or in the aggregate, of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities disclosed or set forth in the Company’s balance sheet included in the 2008 Form 10-K (the “Balance Sheet”); (b) liabilities incurred in the ordinary course of business since the date of the Balance Sheet; (c) liabilities under, or required to be incurred under, this Agreement; and (d) liabilities (other than those in default) (i) under contracts and agreements set forth in Section 3.9 of the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 3.9 of this Agreement or (ii) under Employee Plans set forth in Section 3.14 of the Disclosure Schedule.

3.6                               Absence of Changes.  Except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and except as disclosed in the SEC Reports filed before the date of this Agreement, from the date of the Balance Sheet through the date of this Agreement, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (a) any damage, destruction or loss, whether covered by insurance or not, that has had or would reasonably be expected to have a Material Adverse Effect; (b) any other event, development or condition (financial or otherwise) of any character or any operations or results of operations that has had or would reasonably be expected to have a Material Adverse Effect; or (c) any other action or event that would have required the written consent of Parent under Section 5.1 had such action or event occurred after the date of this Agreement.

3.7                               Taxes.

(a)                                  For purposes of this Agreement, the following definitions shall apply:

(i)                                     “Tax” or “Taxes” means all tax imposed by any Governmental Authority, including national, provincial, state, local, or foreign taxes and other taxes on income, estimated income, alternative or add-on minimum, gross receipts, profits, business, license, occupation, stamp, premium, value added, consumption, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, unclaimed property, employment, unemployment, payroll, withholding, disability, social security, minimum tax, capital stock, registration, or any other tax, custom duty, ad valorem levy, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any liability for the taxes of any person as a transferee, successor, or agent, by contract, or otherwise.

(ii)                                  “Tax Returns” means all returns, forms, computations, declarations, elections, and claims for refund relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

(b)                                  (i)  All Tax Returns required to be filed by, or with respect to, the Company and its subsidiaries have been duly and timely filed (taking into account any extensions); (ii) the information included in the Tax Returns filed by or with respect to the Company and its subsidiaries is complete and accurate in all material respects; (iii) all Taxes due and payable by the Company and its subsidiaries have been timely paid; (iv) no Taxes are due by the Company and its subsidiaries in any jurisdiction in which Tax Returns have not been filed; (v) no action, suit, examination, proceeding, investigation, audit, or claim is now proposed, pending, or, to the knowledge of the Company, threatened with respect to the Company or any of its subsidiaries in respect of any Tax; (vi) no notice or claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its subsidiaries does not file a particular Tax Return that it is or may be subject to that particular Tax in that jurisdiction; (vii) there are no liens for Taxes upon the assets of the Company or any of its subsidiaries, other than liens for Taxes not yet due or payable; and (viii) the Balance Sheet reflects an adequate reserve for all Taxes for which the Company or any of its subsidiaries may be liable for all taxable periods and portions thereof through the date thereof.

(c)                                   The Company and its subsidiaries have withheld and paid all Taxes required to have been withheld under Applicable Law.

(d)                                  Neither the Company nor its subsidiaries has any liability for Taxes of any other person (other than the Company or any subsidiary) as a transferee, successor, or agent, by contract, or otherwise.  Neither the Company nor any of its subsidiaries has ever been a party to or bound by any Tax-indemnity, Tax-allocation, or Tax-sharing agreement.

(e)                                   Neither the Company nor any of its subsidiaries has agreed or is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period as a result of any (i) change in method of accounting for a taxable period; (ii) agreement with any Governmental Authority with regard to the Tax liability of the Company or any of its subsidiaries; (iii) instalment sale or open transaction disposition by the Company or the relevant subsidiary; or (iv) prepaid amount.

(f)                                     The Company and each of its subsidiaries is duly and properly registered in each country and territory where required by Applicable Law for VAT and any other equivalent local or regional Taxes for which registration is required by Applicable Law.

(g)                                  There is no agreement, plan, arrangement, or other contract covering any current or former employee or independent contractor of the Company or any of its subsidiaries that would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to any applicable Tax law or regulation.

3.8                               Properties.

(a)                                   The Company and its subsidiaries have good and marketable title to all property, assets, and rights reflected in the Balance Sheet or acquired by the Company and its subsidiaries after the date of the Balance Sheet (except for inventory and obsolete equipment sold or otherwise disposed of in the ordinary course of business) or otherwise purported to be owned by them, and have a valid leasehold interest in or other right to use all other property, assets, and rights used in their businesses, free and clear of all Encumbrances of any kind or character other than:

(i)                                     liens for Taxes not yet due and payable;

(ii)                                  mechanic’s, warehousemen’s, materialmen’s, landlord’s, or similar liens securing obligations incurred in the ordinary course of business that are not yet due and payable;

(iii)                               Encumbrances on real property in the nature of zoning restrictions, easements, rights of way, encroachments, restrictive covenants, and other similar rights or restrictions that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that do not, individually or in the aggregate, materially detract from the value of the properties subject thereto or affected thereby or materially impair present business operations at such properties; and

(iv)                              existing Encumbrances disclosed in the Balance Sheet (or in the notes thereto).

(b)                                  Section 3.8(b) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property owned in fee by the Company or any of its subsidiaries (individually, an “Owned Real Property” and collectively, the “Owned Real Properties”).  With respect to each parcel of Owned Real Property:

(i)                                     Except for noncompliance that would not reasonably be expected to have a Material Adverse Effect, the use and occupancy of the Owned Real Properties are in compliance with all Applicable Laws and all applicable insurance requirements.

(ii)                                  There are no leases, subleases or occupancy agreements in effect with respect to the Owned Real Properties.  There are no pending or, to the knowledge of the Company, threatened or contemplated actions or proceedings regarding condemnation or other eminent domain actions or proceedings affecting the Owned Real Properties or any part thereof or of any sale or other disposition of the Owned Real Properties or any part thereof in lieu of condemnation.

(c)                                   Section 3.8(c) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased or occupied by the Company or any of its subsidiaries, or which the Company or any of its subsidiaries has the right to occupy, now or in the future (each, a “Real Property Lease,” and the real properties specified in such leases being referred to as the “Leased Real Property”).  With respect to each parcel of Leased Real Property:

(i)                                     Each Real Property Lease is legal, valid, and binding and in full force and effect (subject to the Enforcement Limitations), and neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in material default under or in respect of any Real Property Lease.

(ii)                                  None of the Company, any of its subsidiaries, nor any other party to any Real Property Lease is in breach or default under such Real Property Lease, except for (A) such defaults and events as to which requisite waivers or consents have been obtained, and (B) breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

(iii)                               No Real Property Lease requires the consent of any landlord as a result of the transactions contemplated by this Agreement, except where the failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.

(iv)                              The Company has made available to Parent correct and complete copies of each Real Property Lease.

(d)                                 All of the land, buildings, structures, and other improvements used by the Company or any of its subsidiaries in the conduct of their respective businesses are included in the Owned Real Property and the Leased Real Property.

(e)                                   Neither the Company nor any of its subsidiaries is a party to any development, incentive, or other agreement with any Governmental Authority that limits in any material respect the right of the Company or any of its subsidiaries to protest property-related Taxes, establishes minimum property-related Taxes, or requires continued business operation at any particular location.

3.9                               Contracts.  All Contracts in effect on the date hereof have been either included as an exhibit to an SEC Report filed before the date of this Agreement or made available to Parent and listed in Section 3.9 of the Disclosure Schedule.  All Contracts are legal, valid, and binding and in full force and effect (subject to the Enforcement Limitations), and neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in material default under or in respect of any Contract.  As used herein, “Contract” means (a) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC); and (b) each of the following other agreements or contracts, whether written or oral, to which the Company or any of its subsidiaries is a party or by which any of them or their properties or assets are bound:

(i)            each effective employment agreement, severance agreement, non-competition agreement, or indemnification agreement with any director, employee, or former employee of the Company or any of its subsidiaries;

(ii)           each contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright, software, or other intangible asset (other than non-negotiated licenses of generally available commercial software);

(iii)          each loan agreement, indenture or other instrument, contract, or agreement under which any money has been borrowed or loaned or under which any note, bond, or other evidence of indebtedness has been issued and remains outstanding, each guaranty, indemnification, or assumption agreement, and each contract to reimburse any maker of a letter of credit or banker’s acceptance;

(iv)          each mortgage, contract for deed, security agreement, conditional sales contract, financing, “synthetic” or capitalized lease, or similar agreement that effectively creates an Encumbrance on any assets of Company or any of its subsidiaries (other than any purchase money security interest, conditional sales contract, capitalized lease, or similar agreement that creates an Encumbrance only on tangible personal property and the unpaid obligations of the Company or any of its subsidiaries under which are C$250,000 or less);

(v)           each contract restricting the Company or any of its subsidiaries from engaging in business or from competing with any other persons, or pursuant to which any benefit or right is required to be given or lost as a result of so engaging or competing;

(vi)          each partnership or joint venture agreement;

(vii)         each agreement for the purchase or sale of products or services (other than purchase or sales orders entered into in the ordinary course of business on an order-by-order basis) under which the undelivered balance of such products or services has a price in excess of C$250,000;

(viii)        each agreement for capital expenditures the unpaid obligations of the Company or any of its subsidiaries under which exceed C$250,000;

(ix)           each lease of tangible personal property the unpaid obligations of the Company or any subsidiary under which exceed C$250,000;

(x)            each agreement for the purchase or sale of any business, division, or subsidiary by or to the Company or any of its subsidiaries not yet consummated or under which the Company or any of its subsidiaries has any continuing indemnification obligations;

(xi)           each agreement with any officer or director of the Company or any of its subsidiaries, any beneficial owner of five percent or more of the outstanding Company Common Stock, any ascendant, descendent, sibling or spouse of any such officer, director or beneficial owner, or any trust, partnership, corporation or other entity in which any of such persons has at least a five percent equity interest (collectively, “Associates”);

(xii)          each option, right of first refusal, or right of first offer with respect to the sale, purchase, or leasing of any real property;

(xiii)         each agreement that contains any “take or pay” provisions that obligate the Company or any of its subsidiaries to make minimum periodic payments or payment commitments to the Company’s or any of its subsidiaries’ carrier service providers for communications bandwidth;

(xiv)        each agreement that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights; (B) grants any “most favored nation” rights, rights of first refusal, rights of first negotiation, or similar rights with respect to any product or service; or (C) contains any provisions that requires the purchase of all or a given portion of the Company’s or any of its subsidiaries’ requirements from a given third party, or any similar provision;

(xv)         each agreement that relates to any derivatives or hedging transaction;

(xvi)        each agreement that gives rise to a right of termination, cancellation, or acceleration, creates any entitlement to any material payment or benefit, requires notice to or the consent of any third party, or results in the creation of an Encumbrance on any of the properties or assets of the Company as a result of the transactions contemplated by this Agreement; and

(xvii)       each agreement entered into other than in the ordinary course of business.

3.10                        Intellectual Property.

(a)                                  Other than Intellectual Property (as defined below) that is licensed by the Company or any of its subsidiaries (“Licensed Intellectual Property”), Section 3.10(a) of the Disclosure Schedule sets forth a true and correct list of all:  (i) trademarks, service marks, trade names, logos, internet domain names, and other symbols, names or marks used to identify products or services; (ii) patents and other industrial property rights; (iii) works of authorship, including copyrights and moral rights; (iv) computer programs and software, including source code, object code, firmware, and HTML code (collectively “Software”); (v) databases, compilations, customer lists, data, trade secrets, confidential information, and know-how; (vi) technology, inventions, processes, formulae, algorithms, models, and methodologies; (vii) all rights in or relating to the foregoing; and (viii) any other intellectual property rights, rights of publicity or privacy (collectively “Intellectual Property”) that are held or used by the Company or any of its subsidiaries (collectively, the “Owned Intellectual Property”) that are: (A) the subject of a registration or an application for a registration with a Governmental Authority; or (B) material to the operation of the business of the Company or any of its subsidiaries.

(b)                                 To the knowledge of the Company, no Intellectual Property is used or held for use by the Company or any of its subsidiaries in the conduct of its business, except the Licensed Intellectual Property that is identified in Section 3.10(b) of the Disclosure Schedule and any Owned Intellectual Property.

(c)                                  Neither the Company nor any of its subsidiaries has (i) defaulted under any license of Licensed Intellectual Property; (ii) knowledge of circumstances that would reasonably be expected to give rise to any such default; or (iii) knowledge of circumstances that are causing or would be reasonably expected to cause the loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

(d)                                 (i) The Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property free and clear of any Encumbrance; and (ii) neither the Company nor any of its subsidiaries has granted any person any right in or to the Owned Intellectual Property or the Licensed Intellectual Property other than in the ordinary course of the business of the Company or its subsidiaries in a manner that would not reasonably be expected to have a Material Adverse Effect.

(e)                                  Each of the Company and its subsidiaries owns or otherwise has all Intellectual Property rights necessary for the conduct of its business as currently conducted and as currently proposed to be conducted by the Company and its subsidiaries.  Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any material Owned Intellectual Property or Licensed Intellectual Property; (ii) a material breach of or default under any license of Licensed Intellectual Property; (iii) the release, disclosure, or delivery of any Owned Intellectual Property by or to any escrow agent or other person; or (iv) the grant, assignment, or transfer to any other person of any license or other right or interest under, to, or in any of the Owned Intellectual Property.

(f)                                    Neither the Company nor any of its subsidiaries: (i) infringes, has infringed, misappropriated, or otherwise violated any Intellectual Property of any other person; (ii) has made use of any Intellectual Property in violation of the rights of any other person; or (iii) has knowledge of any allegations by any other person to the contrary or any facts or circumstances that could reasonably give rise to such an allegation.

(g)                                 Neither the Company nor any of its subsidiaries has knowledge of any pending Intellectual Property of any other person that, if issued or registered, would be infringed upon by the current operations of the Company or any of its subsidiaries.

(h)                                 To the knowledge of the Company and each of its subsidiaries, no person is infringing, misappropriating, or otherwise violating in any material respect the Owned Intellectual Property or the Licensed Intellectual Property or is making use of any Intellectual Property in violation of the rights of any of the Company or any of its subsidiaries.  The Company and each of its subsidiaries have taken all steps reasonably required to maintain applications and registrations for the Owned Intellectual Property in full force and effect, including timely payment of all fees and timely filing of all documents required under Applicable Laws.  None of the Company or any of its subsidiaries or, to the knowledge of the Company or any of its subsidiaries, any licensor or licensee thereof has used or enforced, or failed to use or enforce, any of the Owned Intellectual Property or the Licensed Intellectual Property in any manner that is reasonably likely to limit its validity or result in its invalidity, or has received any notice that any of the Owned Intellectual Property or the Licensed Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority.

(i)                                     None of the Software used, marketed, distributed, provided, or licensed by the Company or any of its subsidiaries (collectively, “Company Software”) (i) contains any bug, defect, or error that affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software in each case in a way that would reasonably be expected to have a Material Adverse Effect; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software, in each case in a way that would be reasonably likely to have a Material Adverse Effect.  No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent, in each case in a way that would reasonably be expected to have a Material Adverse Effect.

(j)                                     No product or service used, sold, distributed, licensed, leased, provided, or offered by the Company or any of its subsidiaries (“Company Product”) contains, is derived from, is distributed with, or is being or was developed using Software that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company or any of its subsidiaries to use, sell, distribute, license, lease, provide, or offer any Company Product.

(k)                                  Section 3.10(k) of the Disclosure Schedule identifies each privacy policy and data security policy of the Company or any of its subsidiaries (collectively, “Company Privacy Policy”) in effect at any time and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.  Each of the Company and its subsidiaries have complied in all material respects at all times with all of the Company Privacy Policies and with all Applicable Laws pertaining to privacy and data.

(l)                                     Section 3.10(l) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing any information relating to an identified or identifiable natural person (“Personal Data”) maintained by or for the Company or any of its subsidiaries at any time (the “Personal Databases”).  No material breach or violation of any Company Privacy Policy relating to the Personal Databases has occurred, and there has been no unauthorized or illegal use of or access to any of the Personal Data in a way that would reasonably be expected to have a Material Adverse Effect.

(m)                               The computer hardware, Software, network infrastructure, communications networks and facilities that the Company or any of its subsidiaries uses, and other system support mechanisms related to the foregoing  (collectively, “IT Systems”): (i) are functioning properly and in accordance with all applicable specifications in all material respects; (ii) have in all material respects sufficient capacity, processing power and performance to meet the current business requirements and the currently expected business requirements of each of the Company and its subsidiaries without material degradation in quality, speed or functionality; and (iii) are in all material respects properly documented and covered by adequate maintenance, disaster recovery and business continuity agreements.  Each of the Company and its subsidiaries has implemented procedures and safeguards for ensuring the security of its IT Systems and the data contained therein that are compliant with industry standards, including compliance with the Payment Card Industry Data Security Standard.  Neither the Company nor any of its subsidiaries is in default of any representations, warranties, or covenants relating to the performance or the capabilities of the IT Systems or applications executed thereon made by it to any of its customers under any agreement in a way that would reasonably be expected to have a Material Adverse Effect.

(n)                                 The Company has made available to Parent a complete and accurate copy of each Intellectual Property related standard form of agreement (“Company IP Contract”) used by the Company and any of its subsidiaries at any time, including each standard form of (i) employee agreement containing any assignment or license of Intellectual Property; (ii) consulting or independent contractor agreement containing any Intellectual Property assignment or license; (iii) confidentiality or nondisclosure agreement(s); and (iv) authorization to use Owned Intellectual Property, Licensed Intellectual Property, or any aspect of the IT Systems.  Section 3.10(n) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement.

(o)                                 Each person who is or was an employee or contractor of the Company or any of its subsidiaries, or any of their respective contractors, and who is or was involved in the creation or development of any Intellectual Property for the Company or any of its subsidiaries, has signed a valid, enforceable agreement (in substantially the form made available to Parent) containing an assignment of Intellectual Property to the Company or such subsidiary and confidentiality provisions protecting the

Intellectual Property of the Company and its subsidiaries.  No current or former stockholder, officer, director, or employee of the Company or any of its subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property used by the Company or any of its subsidiaries.

(p)                                 Each of the Company and its subsidiaries have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to each of the Company and its subsidiaries.

3.11                        Litigation.  As of the date hereof, there are no claims, litigation, arbitrations, administrative proceedings, abatement orders, or investigations of any kind pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries, or, to the knowledge of the Company, against any of their respective officers, employees or directors in connection with the business or affairs of the Company or any of its subsidiaries.  As of the date hereof, there are no judgments, orders, writs, injunctions, decrees, indictments, subpoenas, or civil investigative demands or awards against the Company or any of its subsidiaries.

3.12                        Compliance with Laws.

(a)                                  Each of the Company and its subsidiaries has complied in all material respects with, and is not in material default under or in material violation of, any Applicable Laws or any other governmental restrictions, orders, judgments or decrees applicable to it or its properties or assets, and, as of the date hereof, to the Company’s knowledge, there have been no allegations by any Governmental Authority or private persons to the contrary.

(b)                                 Neither the Company nor any of its subsidiaries, nor anyone acting on their behalf, has made any material payments or otherwise provided any material benefits, direct or indirect, to any customer, supplier, Governmental Authority, or other person, or any employee or agent thereof, for the purpose of acquiring purchase or sales relationships, licenses, franchises, permits or other governmental authorizations, or for any other purpose, that are unlawful in any material respect.

(c)                                  The Company and each of its subsidiaries has conducted its export transactions in accordance in all material respects with all applicable provisions of export control laws and regulations.  Without limiting the foregoing, (i) the Company and each of its subsidiaries is in material compliance with the terms of all export licenses or other approvals applicable to the Company or such subsidiary; and (ii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its subsidiaries with respect to such export licenses or other approvals.

(d)                                 Neither the Company nor any of its subsidiaries is a franchisee or franchisor, or is or may be deemed to be a franchisee or franchisor under any Applicable Law.

3.13                        Licenses and Permits.  To the knowledge of the Company, each of the Company and its subsidiaries has in full force and effect all licenses, franchises, permits and other governmental authorizations necessary to permit it to lawfully conduct its business in the manner presently conducted and to own and use its properties and assets in the manner presently owned and used, and neither the Company nor any of its subsidiaries is in violation of any such material license, franchise, permit or other governmental authorization.  No such license, franchise, permit or other governmental authorization will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.

3.14                        Employee Plans.  Except as otherwise provided in the Disclosure Schedule:

(a)                                  Each (i) employee pension benefit plan (“Pension Plan”), as such term is defined in Section 3 of the United States Employee Retirement Income Security Act of 1974, and the rules and regulations adopted pursuant thereto (“ERISA”); (ii) employee welfare benefit plan (“Welfare Plan”), as such term is defined in Section 3 of ERISA; (iii) group retirement savings plan as defined in Section 146(1) of the Income Tax Act (Canada) (“ITA”); (iv) deferred profit sharing plan as defined in Section 147(1) of the ITA; (v) registered pension plan, retirement compensation arrangement, employee profit sharing plan, salary deferral arrangement or employee benefit plan as defined in Section 248(1) of the ITA; or (vi) other deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, pension, health, medical, dental, disability, life insurance, or other employee benefit plan, agreement, commitment or arrangement that is maintained by the Company or any of its Benefits Affiliates (as defined in Section 3.14(k)), or to which the Company or any of its Benefits Affiliates contributes or is under any obligation to contribute, or with respect to which the Company or any of its Benefits Affiliates has any liability (whether current or contingent) (each, an “Employee Plan” and collectively, the “Employee Plans”) is listed in Section 3.14 of the Disclosure Schedule, and a copy of each Employee Plan that is a written plan has been made available to Parent.  In addition, copies of the most recent determination or opinion letter issued by the Internal Revenue Service, registration letter issued by the Canada Revenue Agency or any pension authority in Canada and, if applicable, the most recent actuarial reports or valuations with respect to each Pension Plan or registered pension plan in Canada, copies of the most recent summary plan description for each Pension Plan and each Welfare Plan, copies of the employee booklets for any other Employee Plans, copies of any trust agreement, insurance contract or other funding or investment arrangements for the benefits under each Employee Plan, and copies of the annual reports (e.g., Form 5500 Series in the US, the Pension Plan Information and Tax Return filed in Canada or the annual information return filed with the pension authority of the Province or the Office of Superintendent of Financial Institutions in Canada, as applicable) required to be filed with any Governmental Authority for each Employee Plan for the three most recent plan years of each such plan, have been made available to Parent.

(b)                                 Each of the Company and its Benefits Affiliates has made on a timely basis all contributions or payments required to be made by it in all material respects under the terms of the Employee Plans, ERISA, Code, ITA, applicable pension legislation in Canada or other Applicable Laws.

(c)                                  Each Employee Plan (and any related trust or other funding instrument) has been administered in all respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, Code, ITA, the pension standards legislation of any applicable Province or Canada and other Applicable Laws, and all reports required to be filed with any Governmental Authority with respect to each Employee Plan have been timely filed.  The Company has no knowledge of facts that would be reasonably expected to cause the Internal Revenue Service to disqualify any Pension Plan that is intended to be a tax-qualified plan under Section 401(a) of the Code.  Each Employee Plan in Canada that is subject to registration under the ITA or the pension standards legislation of any Province or Canada has been so registered, and nothing has occurred since the date of such registration that would be reasonably expected to cause the Canada Revenue Agency or the pension authority to revoke the registration of any such Employee Plan.

(d)                                 There are no claims (other than routine claims for benefits) or proceedings pending or, to the knowledge of the Company, threatened by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the Canada Revenue Agency, the applicable pension authority in Canada, or any participant or beneficiary with respect to any Employee Plan or any other employee benefit plan, agreement, commitment or arrangement in the past maintained by the Company or any of its Benefits Affiliates or to which the Company or any of its Benefits Affiliates has ever been under an obligation to contribute.  Neither the Company nor, to the knowledge of the Company, any plan fiduciary of any Pension Plan or Welfare Plan has engaged in any transaction in violation in any material respect of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code.

(e)                                  Neither the Company nor any of its Benefits Affiliates has ever been a sponsor of, contributed to, or been under an obligation to contribute to any Pension Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code, any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or, in the case of an Employee Plan in Canada, any registered pension plan, as defined under the ITA, or a “pension plan” as defined under applicable pension benefits standards legislation.

(f)                                    Except as provided for in this Agreement, neither the Company nor any of its Benefits Affiliates is a party to any oral or written (i) agreement with any director, officer or other employee of the Company or any of its Benefits Affiliates the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement; or (ii) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(g)                                 No Employee Plan provides health, dental, or life insurance benefits to any employee of the Company or any Benefits Affiliate, or any dependent of such an employee, following termination of the employee’s employment, except as may be required by Section 4980B of the Code or any similar state law.

(h)                                 The Company and its Benefits Affiliates have at all times satisfied in all material respects all contribution obligations to all applicable government sponsored pension or welfare benefit programs in Canada including the Canada Pension Plan (CPP) or Quebec Pension Plan (QPP), the Old Age Security Act (OAS) program, unemployment insurance, workers’ compensation, and the health or medical services plan of the applicable Province.

(i)                                     Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii)(A) the proposed and final Treasury Regulations issued thereunder and (B) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices and other interim guidance on Section 409A of the Code.

(j)                                     All employee data necessary to administer each Employee Plan is in the possession of the Company or the Benefits Affiliates or their agents and is in a form that is sufficient for the proper administration of the Employee Plan in all material respects in accordance with its terms and all Applicable Laws, and such data is complete and correct in all material respects.  No condition exists that would prevent the Company or its Benefits Affiliates from amending or terminating any Employee Plan, other than any limitations imposed by Applicable Law.

(k)                                  For purposes of this Agreement, the term “Benefits Affiliate” (i) with respect to any Employee Plan in the U.S., includes any business entity that is required to be aggregated and treated as one employer with the Company under Section 414(b), (c) or (m) of the Code, or (ii) with respect to any Employee Plan in Canada, any business entity with which the Company does not deal at arms length as determined under Section 251 of the ITA.

3.15                        Employment and Labor Matters.

(a)                                  There are no material outstanding, pending, or, to the knowledge of the Company, threatened or anticipated assessments, actions, causes of action, claims, complaints, demands, orders, prosecutions, or suits against the Company or its subsidiaries, or any of their respective directors, officers or agents, pursuant to or under the Canada Pension Plan or any other Applicable Laws relating to unemployment insurance, employer health tax, employment standards, labor relations, occupational health and safety, human rights, workers’ compensation, or pay equity.  The Company has no obligation to reinstate any employees.

(b)                                 The Company has not made any agreements, whether directly or indirectly, with any labor union, employee association, or other similar entity or made commitments to or conducted negotiations with any labor union or employee association or other similar entity with respect to any future agreements.  No trade union, employee association, or other similar entity has any bargaining rights acquired by either certification or voluntary recognition with respect to the employees.  None of the Company or any of its subsidiaries is aware of any current attempts to organize or establish any labor union, employee association, or other similar entity affecting the Company or its subsidiaries.  There are no outstanding labor tribunal proceedings of any kind, including any proceedings that would be reasonably expected to result in certification of a trade union as bargaining agent for the employees, and there have not been any such proceedings.  To the knowledge of the Company, there are no threatened or apparent union organizing activities involving the employees.  To the knowledge of the Company, none of the Company or any of its subsidiaries has any material labor problems that would be reasonably expected to affect the value of the business or lead to any interruption of the Company’s or its subsidiaries’ operations at any location.

3.16                        Environmental.

(a)                                  Neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is subject to, any pending or threatened action, cause of action, claim, or investigation alleging liability under or non-compliance with any Applicable Laws relating to pollution or the protection of human health or the environment (“Environmental Laws”), except for such actions, causes of action, claims, or investigations that would not reasonably be expected to have a Material Adverse Effect.  The Company and each of its subsidiaries are in compliance with all Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.  The Company and each of its subsidiaries holds and is in compliance with all permits required to be held by it under Environmental Laws, except where the failure to hold any such permit or to comply with any such permit would not reasonably be expected to have a Material Adverse Effect.

(b)                                 To the knowledge of the Company, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping, or release of any kind (collectively, “Release”) of any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, radioactive materials, materials, petroleum (including crude oil or any fraction thereof) or solid wastes, including those defined in any Environmental Law (“Hazardous Materials”), on, beneath, above, or into any of the Owned Real Property or the Leased Real Property, except for any Releases permitted by law or that have not had and would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Except for any matters that have not had and would not reasonably be expected to have a Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for such Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.  “Environmental Claim” means any notice by a person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by the Company or any of its subsidiaries; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(d)                                 Neither the Company nor any of its subsidiaries has released any Hazardous Materials at or from any Owned Real Property or Leased Real Property, except as would not reasonably be expected to have a Material Adverse Effect.

(e)                                  The Company has made available to Parent complete and correct copies of all reports, licenses, permits, authorizations, disclosures, and other documents of which it is aware relating in any way to the status of any of the Owned Real Property or the Leased Real Property or otherwise relating to the business of the Company or any of its subsidiaries with respect to any Environmental Law.

3.17                        Suppliers and Customers.  Section 3.17 of the Disclosure Schedule lists the names of the 20 largest customers, and the 20 largest suppliers, of the Company and its subsidiaries, taken as a whole, for the 12-month period that commenced April 1, 2007 and ended on March 31, 2008.  As of the date hereof, no such customer or supplier of the Company or any of its subsidiaries has cancelled, or otherwise so modified in a manner materially adverse to the Company and its subsidiaries, taken as a whole, or given written notice to the Company or any of its subsidiaries of an intention to so cancel or otherwise so modify, its business relationship with the Company or any of its subsidiaries.

3.18                        Insurance.  Section 3.18 of the Disclosure Schedule lists (a) all material policies of liability, property, casualty, environmental, and other forms of insurance owned or held by the Company and each of its subsidiaries, copies of which have previously been made available to Parent; and (b) all material insurance claims filed by the Company under such policies that have not been paid in full as of the date hereof and the amounts claimed thereunder.  All such insurance policies maintained by the Company and its subsidiaries are in full force and effect, all premiums required to have been paid with respect thereto have been paid, no notice of cancellation in respect thereof has been received and none of such insurance policies will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.

3.19                        Competition Act (Canada).  For the purposes of determining the application of the pre-merger filing requirements of the Competition Act (Canada), the Company, together with its affiliates (as defined in the Competition Act (Canada)), has assets in Canada with an aggregate value of approximately C$5,615,000 and gross revenues from sales in, from, or into Canada with an aggregate value of approximately C$12,925,000, as shown on the Balance Sheet and corresponding statement of operations.

3.20                        Antitakeover Provisions.  All necessary approvals have been granted by the Company Board under Section 203 of the Delaware Law so that none of the execution of the Voting Agreement, the granting of the Irrevocable Proxies, or any beneficial ownership of Company Common Stock by Parent, Operating Sub, Sub or any of Parent’s other affiliates after the execution of this Agreement will limit, delay, or impair the consummation of the Merger or any other transaction with the Company or any of its subsidiaries by Parent, Operating Sub, Sub or any of Parent’s other affiliates under Section 203 of the Delaware Law.  No “fair price,” “business combination,” “moratorium,” “control share acquisition,” or other similar antitakeover statute, regulation, or charter provision applies or purports to apply to the Company with respect to this Agreement, the Merger, or any other transactions contemplated by this Agreement.

3.21                        Stockholder Voting Requirement.  The only vote of the Company’s stockholders necessary to consummate the Merger under the Delaware Law and the Company’s Certificate of Incorporation and Bylaws is the affirmative vote of the holders of a majority of the Company Common Stock.

3.22                        Associate Transactions.  Except as disclosed in the SEC Reports filed before the date of this Agreement, no Associate (a) purchases from or sells or furnishes to the Company or any of its subsidiaries any material goods or services; (b) owns, leases or licenses any real or material personal property that is used by the Company or any of its subsidiaries; or (c) is a party to any contract or agreement for joint purchases or sales of any material goods or services with the Company or any of its subsidiaries.

3.23                        Unregistered Sale of Securities.  The Company has neither issued nor sold any Company securities that were not registered at the time of sale under the United States Securities Act of 1933 (the “Securities Act”) or otherwise issued pursuant to an available exemption from registration under the Securities Act.

3.24                        Brokers; Finders; Transaction Fees.

(a)                                  Except for the fees of RBC Dominion Securities Inc. as financial advisor to the Company, which fees the Company agrees to pay, there are no claims for brokerage commissions, finders’ fees, investment advisory fees, or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment, or agreement made by or on behalf of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries, or Parent, Operating Sub, or Sub, to pay such claim.  The Company has made available to Parent a true and correct copy of all agreements under which any fees or other remuneration are due from the Company or any of its subsidiaries to RBC Dominion Securities Inc.

(b)                                 Section 3.24 of the Disclosure Schedule sets forth a statement of all (i) financial advisory fees (including fairness opinion costs), (ii) estimated legal fees and expenses (except for expenses relating to printing and mailing the Information Circular and any fees and expenses relating to any litigation relating to the Merger or the other transactions contemplated by this Agreement), or (iii) any other estimated professional fees and expenses, in each case arising out of or related to the completion of the Merger or the other transactions contemplated by this Agreement incurred or to be incurred by the Company or any of its subsidiaries through the Effective Time.

3.25                        Fairness Opinion.  The Company Board has received an opinion of RBC Dominion Securities Inc. to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view.

Article IV
Representations and Warranties
of Parent, Operating Sub, and Sub

Each of Parent, Operating Sub, and Sub, jointly and severally, represents and warrants to the Company as follows:

4.1                               Corporate Organization.  Parent is a corporation duly organized, validly existing, and in good standing under Minnesota law.  Each of Operating Sub and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2                               Authority; Non-Contravention.

(a)                                  Each of Parent, Operating Sub, and Sub has the corporate power to execute this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement by Parent, Operating Sub, and Sub have been duly and effectively authorized by the respective Boards of Directors of such corporations, and, subject to Section 5.11, no further corporate action is necessary on the part of Parent, Operating Sub, or Sub to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent, Operating Sub, and Sub and, assuming the accuracy of the representations and warranties of the Company set forth in the first two sentences of Section 3.3(a), constitutes a valid and binding agreement of Parent, Operating Sub, and Sub, enforceable against Parent, Operating Sub, and Sub in accordance with its terms, except to the extent that enforceability may be limited by the Enforcement Limitations.

(b)                                 Neither the execution and delivery of this Agreement by Parent, Operating Sub, and Sub, nor the consummation by Parent, Operating Sub, or Sub of the transactions contemplated hereby, will (i) conflict with or result in a breach of the corporate charter or bylaws, as currently in effect, of Parent, Operating Sub, or Sub; (ii) require the consent or approval of, or any filing with, any Governmental Authority having jurisdiction over any of the businesses or assets of Parent, Operating Sub, or Sub, or violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Parent, Operating Sub, or Sub or any of their properties or assets; or (iii) result in a breach of or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, or require notice to or the consent of any third party under, any other instrument, contract, or agreement to which Parent, Operating Sub, or Sub is a party or by which any of them or any of the properties or assets of any of them may be bound, except, in the case of clauses (ii) and (iii), (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (B) where such violations, breaches, or defaults, or the failure to obtain, make or give such consents, approvals, filings, or notices, would not, individually or in the aggregate, be reasonably expected to impair Parent’s, Operating Sub’s, or Sub’s ability to consummate the Merger or the other transactions contemplated hereby.

(c)                                  No antitrust or competition-law notices, filings, or approvals by Parent, Operating Sub, or Sub, including those under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Investment Canada Act, or the Competition Act (Canada), are required in connection with the Merger.

4.3                               Adequate Funds.  Parent, Operating Sub, and Sub have, and will have at the Effective Time, sufficient funds for the payment of the aggregate Merger Consideration.

4.4                               Litigation.  There are no claims, litigation, arbitrations, administrative proceedings, abatement orders, or investigations of any kind pending or, to the knowledge of Parent, threatened against Parent, Operating Sub, or Sub, which, if decided adversely to Parent, Operating Sub, or Sub, are reasonably likely to prevent, materially delay, or materially impair Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement.  There are no judgments, orders, writs, injunctions, decrees, indictments, subpoenas or civil investigative demands or awards against Parent, Operating Sub, or Sub that are reasonably likely to prevent, materially delay, or materially impair Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement.

4.5                               Finders; Brokers.  Except for fees of Cherry Tree & Associates, LLC, which Parent agrees to pay, there are no claims for brokerage commissions, finders’ fees, investment advisory fees, or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment, or agreement made by or on behalf of Parent, Operating Sub, or Sub, obligating the Company or any of its subsidiaries, or Parent, Operating Sub, or Sub, to pay such claim.

Article V
Pre-Closing Covenants

5.1                               Operation of Business of the Company.  From the date of this Agreement through the earlier of termination of this Agreement or the Effective Time, and except as set forth in Section 5.1 of the Disclosure Schedule:

(a)                                  The Company shall use its reasonable best efforts to preserve intact in all material respects its business organization, assets, and technology and those of its subsidiaries, to maintain its rights and franchises and those of its subsidiaries, to keep available to itself and to the Surviving Corporation the services of the present officers and employees of the Company and its subsidiaries, and to preserve for itself and for the Surviving Corporation the present relationships of the Company and its subsidiaries with persons having significant business dealings with the Company or any of its subsidiaries.

(b)                                 The Company shall, and shall cause each of its subsidiaries to, except as otherwise consented to in writing by Parent, conduct its business and operations in the ordinary course consistent with past practice.

(c)                                  Unless otherwise required by the terms of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, except as otherwise consented to in writing by Parent:

(i)                                     amend its Certificate of Incorporation, Bylaws, or other comparable charter or organizational documents, or alter through merger, liquidation, reorganization, restructuring, or in any other fashion the corporate structure or ownership of any subsidiary of the Company;

(ii)                                  increase or decrease the number of authorized shares of its capital stock;

(iii)                               issue, grant, sell, or pledge any shares of capital stock or other equity securities of the Company or any of its subsidiaries (other than the issuance of shares of Company Common Stock upon exercise of Options outstanding as of the date of this Agreement that are disclosed in Section 3.2 in accordance with their terms) or any options, warrants, or other rights to purchase any such capital stock or other equity securities or any securities convertible into or exchangeable for any such capital stock or other equity securities or any stock appreciation rights, performance shares, phantom stock, or other similar rights based upon the value of any such capital stock or other equity securities, or reprice any Options;

(iv)                              split, combine, or reclassify any shares of its capital stock or make any other changes in its equity capital structure;

(v)                                 purchase, redeem, or cancel for value, or permit any of its subsidiaries to purchase, redeem, or cancel for value, directly or indirectly, any shares of capital stock or other equity securities of the Company or any of its subsidiaries or any Options or other rights to purchase any such capital stock or other equity securities or any securities convertible into or exchangeable for any such capital stock or other equity securities, except as contemplated by Section 1.8;

(vi)                              declare, set aside, or pay, or permit any of its subsidiaries to declare, set aside, or pay, any dividend or other distribution or payment in cash, stock, or property in respect of shares of its capital stock or other equity securities, except that any subsidiary of the Company may pay dividends or other distributions to the Company or any of its other wholly owned subsidiaries;

(vii)                           designate any class or series of shares of Company Preferred Stock;

(viii)                        purchase, lease, or otherwise acquire (including acquisitions by merger, consolidation, or stock or asset purchase) any assets or properties, other than those the fair value of which does not exceed C$100,000 individually or C$250,000 in the aggregate, and other than inventory and supplies acquired in the ordinary course of business consistent with past practice;

(ix)                                sell, lease, encumber, mortgage, or otherwise dispose of any material assets or properties, except that the Company and its subsidiaries may sell or otherwise dispose of inventory and obsolete equipment in the ordinary course of business consistent with past practice;

(x)                                   waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, contract, or other document or agreement, other than in the ordinary course of business consistent with past practice;

(xi)                                incur any indebtedness for money borrowed, other than indebtedness of the Company to its wholly owned subsidiaries or of a wholly owned subsidiary to the Company or its other wholly owned subsidiaries, or incur any purchase money indebtedness for fixed assets or enter into any financing, “synthetic,” or capitalized lease;

(xii)                             incur any other liability or obligation (except of the Company to its wholly owned subsidiaries or of a wholly owned subsidiary to the Company or its other wholly owned subsidiaries), other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of any other person (except by the Company with respect to the obligations of its wholly owned subsidiaries or by a subsidiary with respect to the obligations of the Company or its other wholly owned subsidiaries);

(xiii)                          except as otherwise required by this Agreement, (A) enter into any new employee benefit plan, program, or arrangement, or any new employment, severance, or consulting agreement; (B) amend any existing employee benefit plan, program, or arrangement, or any existing employment, severance, or consulting agreement; (C) pay any retention, “stay,” transaction, or other bonuses in connection with the transactions contemplated by this Agreement; (D) grant any increases in compensation or benefits other than pursuant to customary salary and employee benefit administration in the ordinary course of business consistent with past practice; (E) hire any new employee of the Company or any of its subsidiaries at an annual compensation rate in excess of customary practice or, in any event, in excess of C$100,000; or (F) engage any new consultant to the Company or any of its subsidiaries outside of the ordinary course of business;

(xiv)        enter into, extend, renew, modify, or amend any collective bargaining agreement;

(xv)         enter into any other material transaction, other than in the ordinary course of business consistent with past practices;

(xvi)        make any tax election or settle or compromise any material tax liability;

(xvii)       change any accounting principles used by it, unless required by GAAP;

(xviii)      settle any litigation, proceedings, or material claims other than those arising in the ordinary course of business;

(xix)         enter into any agreement with any affiliate of the Company or any Associate, other than agreements solely between the Company and one or more of its wholly owned subsidiaries or between two or more of the Company’s wholly owned subsidiaries; or

(xx)          enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.

5.2                               Stockholders’ Meeting; Information Circular.

(a)                                  The Company shall cause a special meeting of its stockholders to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the adoption and approval of this Agreement and the Merger.  Subject to Section 5.2(e), the Information Circular (as defined in Section 5.2(b)) shall contain the unanimous recommendation of the Company Board to the stockholders of the Company that they vote in favor of adoption and approval of this Agreement and the Merger, the Company shall solicit proxies in connection with the meeting in favor of such adoption and approval, and the Company shall otherwise use its reasonable best efforts to secure the adoption and approval of the stockholders of the Company required to effect the Merger under Applicable Law and the Company’s Certificate of Incorporation and Bylaws.  The Company’s obligations to call and hold the stockholders’ meeting contemplated by this Section 5.2(a) shall not be affected by the announcement of, or the Company’s receipt of, an Acquisition Proposal (as defined in Section 5.3(a)) or by the failure to make a recommendation or any withdrawal, qualification, or adverse modification of the Company Board’s approval and recommendation of this Agreement and the Merger (or any public proposal to do any of the foregoing) (an “Adverse Recommendation Change”), provided that nothing stated in this Section 5.2(a) limits the Company’s right to terminate this Agreement under Section 8.1(e).

(b)                                 Contemporaneously with the first public announcement by the parties of the execution of this Agreement, the Company shall publish a notice of the date of the stockholders’ meeting described in Section 5.2(a), which date shall be a sufficient period of time after such notice to comply with Applicable Laws (but in no event will the date specified in the initial publication of such notice be later than July 31, 2008).  The Company shall prepare an information circular, together with a form of proxy, with respect to the stockholders’ meeting as soon as reasonably practicable after the execution of this Agreement (such information circular, together with any amendments thereof or supplements thereto, being the “Information Circular”).  The Information Circular shall comply in all material respects with the requirements of Applicable Law.  The Company shall (i) as soon as reasonably practicable after the date hereof, mail the Information Circular to the stockholders of the Company and (ii) otherwise comply in all material respects with all other applicable legal requirements in respect of such meeting.  Before mailing the Information Circular, the Company shall provide a reasonable opportunity for Parent to review and comment upon the contents of the Information Circular and shall not include therein any information to which Parent reasonably objects (provided that the Company shall retain the right to make any final decisions with respect to the exclusion of any information from the Information Circular) or omit therefrom any information that Parent reasonably requests.  If, at any time before the stockholders’ meeting, any event relating to the Company or any of its subsidiaries, officers, or directors is discovered by the Company that should be set forth in an amendment or supplement to the Information Circular, the Company shall promptly so inform Parent.

(c)                                  The Company covenants that the Information Circular will not, at the time the Information Circular is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will not, at the time of the meeting of stockholders to which the Information Circular relates, omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to such meeting, except that no covenant is made by the Company with respect to statements made in the Information Circular based on information furnished in writing to the Company by Parent, Operating Sub, or Sub specifically for use in the Information Circular.  The Company covenants that the Information Circular will comply as to form and substance in all material respects with the requirements of the Canadian securities rules (National Instrument 51-102) and any other Applicable Laws.

(d)                                 Parent covenants that none of the information supplied or to be supplied in writing by Parent, Operating Sub, or Sub specifically for inclusion in the Information Circular will, at the time the Information Circular is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or will, at the time of the meeting of stockholders to which the Information Circular relates, as then amended or supplemented, omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to such meeting.

(e)                                  The Company Board may make an Adverse Recommendation Change only if it determines in good faith (after consultation with the Company’s outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under Delaware law.

(f)                                    The Company may not submit to the vote of its stockholders any Acquisition Proposal or any proposal for a Third-Party Transaction (as defined in Section 5.3(e)) before the termination of this Agreement.

5.3                               No Solicitation.

(a)                                  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not authorize or permit any of its officers, directors, employees, financial advisers, legal counsel, representatives, agents, subsidiaries, or affiliates to, directly or indirectly:

(i)                                     solicit, seek, initiate, or encourage any inquiries or proposals that constitute, or would be reasonably likely to lead to, a proposal or offer for a merger, consolidation, amalgamation, arrangement, or other business combination involving the Company or any of its subsidiaries, a sale of substantial assets of the Company and its subsidiaries, taken as whole (other than the sale or other disposition of inventory or obsolete equipment in the ordinary course of business consistent with past practice), a sale of shares of capital stock of the Company or any of its subsidiaries (including by way of a tender offer or takeover bid), or any similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being an “Acquisition Proposal”);

(ii)                                  engage in discussions or negotiations with any person or group other than Parent or its affiliates (a “Third Party”) concerning any Acquisition Proposal, or provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its subsidiaries, to any Third Party that is considering making, or has made, any Acquisition Proposal;

(iii)                               enter into any letter of intent, agreement in principle, or other agreement, arrangement, or understanding with respect to an Acquisition Proposal; or

(iv)                              otherwise agree to or recommend any Acquisition Proposal.

(b)                                 Notwithstanding anything to the contrary in Section 5.3(a), nothing contained in Section 5.3(a) prevents the Company from:

(i)                                     before obtaining the adoption and approval of this Agreement and the Merger by the Company stockholders as contemplated under Section 5.2(a), furnishing non-public information or affording access to the properties, books, records, or personnel of the Company or any of its subsidiaries to, or entering into discussions or negotiations with, any Third Party in connection with an Acquisition Proposal if and only to the extent that:

(A)                              the Acquisition Proposal was made after the date of this Agreement and was not solicited, sought, encouraged, or initiated in violation of this Agreement;

(B)                                the Company Board, in the exercise of its fiduciary duties, determines in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that the Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal; and

(C)                                before furnishing such non-public information, affording such access, or entering into such discussions or negotiations, the Company receives from the Third Party an executed confidentiality agreement with terms no less favorable to the Company in all material respects than those contained in the letter agreement regarding confidentiality dated March 13, 2008 from the Company to Parent (the “Confidentiality Agreement”) and the Company contemporaneously furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent); or

(ii)                                  complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

(c)                                  The Company shall, and shall cause its officers, directors, employees, financial advisers, legal counsel, representatives, agents, subsidiaries, and affiliates to, immediately cease and cause to be terminated immediately all existing activities, discussions, and negotiations with any Third Parties conducted heretofore with respect to, or that would reasonably be expected to lead to, any Third-Party Transaction.

(d)                                 The Company will not release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless the Company Board determines in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that such action is required in order for the Company Board to comply with its fiduciary duties under Delaware law.

(e)                                  For purposes of this Agreement:

(i)                                     “Superior Proposal” means a bona fide written proposal made by a Third Party for a Third-Party Transaction (provided that for purposes of this definition, references to “10% or more” or “25% or more” in the definition of “Third-Party Transaction” will be deemed references to “a majority”) that was not solicited, sought, initiated, or encouraged by the Company in violation of this Agreement, and that, in the good faith judgment of the Company Board (after consulting with the Company’s financial adviser and outside legal counsel), taking into account, to the extent deemed appropriate by the Company Board in the exercise of its fiduciary duties, the various legal, financial, regulatory, and other aspects of the Acquisition Proposal and the person or group making such proposal (including the absence of committed financing to the extent financing is a condition to the consummation of the Third-Party Transaction and other conditions to consummation), (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, would result in a transaction that is more favorable to the Company’s stockholders (in their capacity as stockholders) from a financial point of view than the Merger (taking into account any proposed adjustments made by Parent under Section 5.3(f)(ii)).

(ii)                                  “Third-Party Transaction” means (A) an acquisition after the date of this Agreement under an Acquisition Proposal, except that (1) with respect to equity securities, it means an acquisition of equity securities of the Company that, when aggregated with all other equity securities of the Company beneficially owned (as defined in Rule 13d-3 promulgated under the Exchange Act), immediately after entering into the definitive agreement for, or consummation of, the Third-Party Transaction, by the Third Party making such Acquisition Proposal or any of its affiliates, constitutes 10% or more of the total equity interests in, and 10% or more of the total voting power of the then-outstanding equity securities of, the Company, and (2) with respect to an acquisition of assets, it means an acquisition of assets of the Company or any of its subsidiaries constituting 25% or more, on a fair-market-value basis, of the total assets of the Company and its subsidiaries on a consolidated basis; (B) the adoption by the Company of a plan of liquidation or dissolution; (C) the repurchase of, or recapitalization involving, 25% or more of the Company’s outstanding equity securities; or (D) the payment of an extraordinary dividend or other distribution on Company Common Stock equal to 25% or more of the Company Common Stock’s then-current market price.

(f)                                    If the Company Board determines in good faith in the exercise of its fiduciary duties (after consultation with the Company’s financial adviser and outside legal counsel) to recommend or approve a Superior Proposal if Parent does not take the action it is entitled to take under Section 5.3(f)(ii), then:

(i)                                     the Company shall, at least four business days prior thereto, give Parent written notice thereof (which notice shall not constitute an Adverse Recommendation Change) and furnish Parent with a copy of the definitive agreement the Company is prepared to execute with respect to the transactions contemplated by the Superior Proposal and shall afford a reasonable opportunity to Parent within such four-business-day period to make such adjustments to this Agreement as would enable the Company Board to maintain its recommendation of this Agreement and the Merger to the stockholders of the Company and enable the Company to proceed with the Merger on such adjusted terms (it being understood and agreed that any amendment to the financial terms or any other material term of the Superior Proposal will require a new four-business-day notice and an additional right of the Parent to make adjustments to this Agreement); and

(ii)                                  the Superior Proposal shall not be recommended or approved by the Company Board nor shall any notice of termination of this Agreement be given by the Company under Section 8.1(e) in connection therewith if Parent submits to the Company during such four-business-day period a legally binding, executed offer to enter into an amendment to this Agreement within such four-business-day period reflecting such adjustments, unless the Company Board shall have determined in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that the transactions contemplated herein, as modified by the amendment to this Agreement that Parent has agreed to enter into during such four-business-day period, would not, if consummated, result in a transaction that is at least as favorable to the Company’s stockholders (in their capacity as stockholders) from a financial point of view as the Superior Proposal.

(g)                                 Notwithstanding anything to the contrary stated herein, the Company Board may recommend, approve, or accept a Superior Proposal only if the Company concurrently therewith terminates this Agreement under Section 8.1(e) and, concurrently with such termination, makes the payments required by Section 8.3.

(h)                                 The Company shall notify Parent immediately after receipt by the Company (or its advisers) of any Acquisition Proposal or any request for non-public information, or for access to the properties, books, records, or personnel of the Company or any of its subsidiaries, by any Third Party that is considering making, or has made, an Acquisition Proposal.  The notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of the Acquisition Proposal or request (including the identity of the Third Party making the Acquisition Proposal or request).  The Company shall continue to keep Parent informed, on a reasonably current basis, of the status of any discussions or negotiations regarding any Acquisition Proposal and the terms being discussed or negotiated (including changes or amendments thereto).

(i)                                     The Company agrees that any violations of the restrictions set forth in this Section 5.3 by any of its or its subsidiaries’ respective officers, directors, advisers, consultants, or employees will be deemed to be a breach of this Section 5.3 by the Company.

5.4                              Access to Information.  The Company will give Parent, and its counsel, financial advisers, auditors, and other authorized representatives, full access to the offices, properties, personnel, books, and records of the Company and its subsidiaries at all reasonable times upon reasonable notice, and will instruct the personnel, counsel, financial advisers, and auditors of the Company and its subsidiaries to cooperate in all reasonable respects with Parent and each such representative in its investigation of the business of the Company and its subsidiaries, provided that no investigation under this Section 5.4 will affect any representation or warranty given by the Company to Parent, Operating Sub, and Sub hereunder or unreasonably interfere with the operations of the Company and its subsidiaries.  The Company will confer from time to time with Parent at Parent’s request to discuss the status of the operations of the Company and its subsidiaries.

5.5                               Employee Benefit Plans.

(a)                                  The Company will cause any Employee Plans that it may maintain to be amended for the purpose of permitting the Employee Plans to continue to operate in conformity with ERISA, the Code, the ITA, the pension standards legislation of Canada or any applicable province and other Applicable Laws in effect on or before the Merger, subject to approval of any such amendment by Parent.  The Company will take any actions necessary to terminate effective at or, at the election of Parent, immediately before the Effective Time, any Employee Plans that Parent requests to be terminated.

(b)                                Parent shall take such actions as are necessary to provide each employee of the Company and its subsidiaries with credit for service for the Company and its Benefits Affiliates for purposes of vesting, eligibility, and participation (but not benefit accruals under any defined benefit plan or eligibility for post-retirement medical benefits) under any benefit plan or arrangement of Parent or an affiliate thereof in which such employee of the Company and its subsidiaries may participate on or after the Effective Time in the same manner as if such service had been service for the Parent or its affiliate; provided, however, that (i) service shall only be credited to the extent such service was recognized by the Company or its Benefits Affiliates prior to the Effective Time, and (ii) no such credit shall be required to the extent that such credit would result in a duplication of benefits for the same period of service.

(c)                                  Subject to the requirements of Applicable Law, Parent shall take such actions as are necessary to cause the group health plan maintained by Parent or an affiliate thereof, and applicable insurance carriers, third-party administrators, and any other third parties, to the extent such group health plan is made available to employees of the Company and its subsidiaries, to (i) waive any evidence-of-insurability requirements, waiting periods, and limitations as to preexisting medical conditions under the group health plan that are applicable to employees of the Company and its subsidiaries and their spouses and eligible dependents (but only to the extent that such requirements, waiting periods, and preexisting condition limitations did not apply or were satisfied under the group health plan maintained by the Company or its Benefits Affiliates before the Effective Time) and (ii)  provide each employee of the Company or any of its subsidiaries with credit, for the calendar year in which the Effective Time occurs, for the amount of any out-of-pocket expenses that are paid by such employee before the Effective Time under the group health plan maintained by the Company or its Benefits Affiliates during such calendar year toward any annual deductible or annual out-of-pocket maximum that applies under the group health plan maintained by Parent or any of its affiliates that may be extended to such employee during such calendar year.

(d)                                 If Parent directs pursuant to Section 5.5(a) that an Employee Plan qualified under Section 401(a) of the Code be terminated before the Effective Time, Parent shall take such actions as are necessary to cause a retirement plan maintained by it or one of its affiliates that is qualified under Section 401(a) of the Code to accept direct and indirect rollover distributions from such Employee Plan, by the employees of the Company and its subsidiaries who continue employment following the Closing, of account balances maintained by them under such Employee Plan, including promissory notes evidencing outstanding plan loans (if any).

(e)                                  This Section 5.5 is not intended to amend any benefit plans or arrangements of Parent or any of its affiliates, or to confer third-party beneficiary rights on any person who is not a party to this Agreement.

5.6                               Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts consistent with Applicable Law to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or proper and advisable to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

5.7                               Consents.  Each of the parties hereto shall use its reasonable best efforts to obtain all material consents of third parties and Governmental Authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by this Agreement.

5.8                               Public Announcements.  Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements before the Effective Time with respect to the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement before receiving the consent of the other party.  Nothing in this Section 5.8 prohibits any party from making a press release or other statement required by Applicable Law or by obligations under any listing agreement with any stock exchange if the party making the disclosure has first consulted with the other parties hereto.

5.9                               Notification of Certain Matters.  The Company will give prompt notice, as soon as practicable, to Parent of the occurrence or nonoccurrence of any event, circumstance or condition that has (a) had or would reasonably be expected to have a Material Adverse Effect; (b) caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect; or (c) caused any failure of the Company to comply in all material respects with or satisfy in all material respects any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice under this Section 5.9 will not limit or otherwise affect the rights or remedies of Parent, Operating Sub, or Sub under this Agreement.

5.10                       Approval of Sub’s Sole Stockholder.  Immediately following the execution and delivery of this Agreement, Operating Sub, in its capacity as the sole stockholder of Sub, will approve and adopt this Agreement and the Merger.

Article VI
Other Covenants

6.1                               Indemnification.  Parent shall cause the Surviving Corporation to maintain all rights to indemnification, expense advancement, and exculpation existing in favor of any person who is or was a director or officer of the Company or any of its subsidiaries before the Effective Time (collectively, the “Indemnified Parties”), when acting in such capacity or when acting as a fiduciary at the request of the Company under or with respect to an employee plan, as provided in the Company’s Certificate of Incorporation or Bylaws or the certificate or articles of incorporation, bylaws, or similar organizational documents of any of its subsidiaries as in effect on the date hereof, and such provisions shall survive the Merger for a period of six years after the Effective Time (or, with respect to any relevant claim made within such six-year period, until final disposition of such claim) with respect to matters occurring at or before the Effective Time, and no action taken during such period shall be deemed to diminish the obligations set forth in this Section 6.1.

6.2                               D&O Liability Insurance.

(a)                                  For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to cause to be maintained in effect either (a) the current policy of directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respects to the Indemnified Parties thereunder) covering the Indemnified Parties with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend under this Section 6.2 more than an amount per year equal to 200% of the current annual premium paid by the Company for such existing insurance coverage (the “D&O Cap”); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the D&O Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the D&O Cap, or (b) a run-off policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance maintained by the Company covering the Indemnified Parties with respect to claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time.

(b)                                 If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any entity, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in Section 6.1 and this Section 6.2.

(c)                                  The rights of each Indemnified Party under Section 6.1 and this Section 6.2 shall survive the consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

Article VII
Conditions

7.1                               Conditions to the Obligations of Parent, Operating Sub, and Sub.  The obligations of Parent, Operating Sub, and Sub to effect the Merger are subject to the fulfillment on or before the Closing Date of the following conditions, any one or more of which may be waived in writing by Parent, to the extent permitted by Applicable Law.

(a)                                  Representations, Warranties, Covenants.

(i)                                     The representations and warranties of the Company contained in Article III shall be true and correct both when made and on and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties expressly made as of an earlier date, in which case as of such date), except to the extent that any inaccuracies in any such representations and warranties (other than the representations and warranties in Sections 3.2(a) and (b), which shall be deemed untrue and incorrect if not true and correct except to a de minimis extent when made or at any time prior to the Closing Date) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided that, solely for purposes of this exception, any representation or warranty in Article III that is qualified by materiality or Material Adverse Effect language shall be read as if such qualifier were not present).

(ii)                                  The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or before the Closing Date.

(iii)                               Parent, Operating Sub, and Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company certifying that the conditions set forth in this Section 7.1(a) and in Section 7.1(d) have been satisfied.

(b)                                 Stockholder Approval.  This Agreement and the Merger shall have been adopted and approved by the stockholders of the Company by the vote required by the Delaware Law and the Company’s Certificate of Incorporation and Bylaws.

(c)                                  Absence of Litigation.  There shall not be instituted or pending any suit, action, investigation, inquiry, or other proceeding brought by any Governmental Authority that is reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in material damages, directly or indirectly, to Parent or the Surviving Corporation if the transactions contemplated hereby are consummated, and there shall not be in effect any injunction, preliminary restraining order, or other writ, order, judgment, or decree of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any of the transactions contemplated hereby not be consummated or any statute, rule, or regulation enacted or promulgated that makes consummation of any of the transactions contemplated hereby illegal.

(d)                                 Absence of Material Adverse Effect.

(i)                                     There shall not have been, since the date of this Agreement, any event, development, or condition (financial or otherwise) of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)                                  For purposes of this Agreement, “Material Adverse Effect” means any change, effect, event, occurrence, state of facts, or development that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts or developments, (A) is materially adverse to the business, operations, results of operations, properties, assets, liabilities, or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following will be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect:  (1) any change in the market price or trading volume of the Company Common Stock after the date hereof; (2) any change generally relating to the economy or securities markets of the United States or Canada or generally affecting the industry in which the Company and its subsidiaries operate that does not have a materially disproportionate effect on the Company and its subsidiaries; (3) any acts of God, terrorism or war (whether or not declared) that do not have a materially disproportionate effect on the Company and its subsidiaries; (4) any adverse change resulting from compliance with the terms of, or the taking of any action at the direction or Parent or required by, this Agreement, including the failure to take any action as a result of restrictions or other prohibitions set forth in Section 5.1 hereof; (5) any changes (after the date hereof) in GAAP or Applicable Law, except to the extent that any such change has a materially disproportionate effect on the Company and its subsidiaries compared to other companies in the industry in which the Company and its subsidiaries operate; or (6) the announcement, pendency or consummation of the Merger (including any loss of or adverse change in the relationship of the Company and its subsidiaries with their respective employees, customers, partners or suppliers related thereto); or (B) would prevent the consummation of the Merger or any of the transactions contemplated hereby.

(e)                                  Dissenting Shares.  The holders of not more than 10% of the issued and outstanding shares of Company Common Stock shall have taken such action before or at the time of the stockholders’ vote on this Agreement and the Merger as is necessary as of that time to entitle them to the statutory dissenters’ rights referred to in Section 1.7.

(f)                                    Lien Release.  The Company shall provide a UCC-3 Termination Statement or other evidence reasonably satisfactory to Parent that the liens on the Company’s assets in favor of The Royal Bank of Canada have been released.

(g)                                 Governmental and Regulatory Approvals.  All consents, approvals and actions of, filings with, and notices to, any Governmental Authority, required of Parent, Operating Sub, Sub, the Company, or any of the Company’s subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, is reasonably expected to materially impair the ability of the parties to consummate the Merger, shall have been obtained or taken, as the case may be.

7.2                               Conditions to the Obligation of the Company.  The obligation of the Company to effect the Merger is subject to the fulfillment at or before the Closing Date of the following conditions, any one or more of which may be waived in writing by the Company, to the extent permitted by Applicable Law.

(a)                                  Representations, Warranties, and Covenants.

(i)                                     The representations and warranties of Parent, Operating Sub, and Sub contained in Article IV shall be true and correct both when made and on and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties expressly made as of an earlier date, in which case as of such date), except to the extent that any inaccuracies in any such representations and warranties are not reasonably likely to impair, individually or in the aggregate, the consummation of the transactions contemplated by this Agreement.

(ii)                                  Each of Parent, Operating Sub, and Sub shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or before the Closing Date.

(iii)                               The Company shall have received a certificate signed on behalf of Parent by an appropriate executive officer of Parent certifying that the conditions set forth in this Section 7.2(a) have been satisfied.

(b)                                 Stockholder Approval of Agreement and Merger.  This Agreement and the Merger shall have been adopted and approved by the stockholders of the Company by the vote required by the Delaware Law and the Company’s Certificate of Incorporation and Bylaws.

(c)                                  Absence of Litigation, Injunctions.  There shall not be instituted or pending any suit, action, investigation, inquiry, or other proceeding brought by any Governmental Authority that is reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions, and there shall not be in effect any injunction, preliminary restraining order, or other writ, order, judgment, or decree of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any of the transactions contemplated hereby not be consummated or any statute, rule, or regulation enacted or promulgated that makes consummation of any of the transactions contemplated hereby illegal.

(d)                                 Governmental and Regulatory Approvals.  All consents, approvals and actions of, filings with, and notices to, any Governmental Authority required of Parent, Operating Sub, Sub, the Company or any of the Company’s subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, is reasonably expected to materially impair the ability of the parties to consummate the Merger, shall have been obtained or taken, as the case may be.

Article VIII
Termination

8.1                               Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time before the Effective Time whether before or, except as otherwise provided in Section 8.1(e), after adoption and approval of this Agreement and the Merger by the stockholders of the Company:

(a)                                  by mutual written consent of Parent and the Company;

(b)                                 by Parent or the Company, (i) if the Merger shall not have been consummated on or before November 14, 2008, unless such failure of consummation is due to failure by the party seeking to terminate this Agreement (or, if Parent is seeking termination, the failure by either Parent, Operating Sub, or Sub) to comply in all material respects with, or the breach by such party (or, if Parent is seeking termination, the breach by either Parent, Operating Sub, or Sub) of, the terms, provisions, covenants, and agreements contained in this Agreement or (ii) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or if there shall be adopted any law or regulation that makes consummation of the Merger illegal or otherwise prohibited;

(c)                                  (i) by Parent, if any of the conditions in Section 7.1 becomes impossible to fulfill, other than for reasons totally within the control of Parent, Operating Sub, or Sub, and shall not have been waived in writing by Parent, or (ii) by the Company or Parent, if the stockholders of the Company fail to adopt and approve this Agreement and the Merger by the vote required by the Delaware Law and the Company’s Certificate of Incorporation and Bylaws at the first meeting of stockholders called for that purpose or any adjournment thereof;

(d)                                 by the Company, if any of the conditions in Section 7.2 becomes impossible to fulfill, other than for reasons totally within the control of the Company, and shall not have been waived in writing by the Company;

(e)                                  subject to compliance in all respects with Section 5.3(f), by the Company at any time before approval of this Agreement and the Merger by the stockholders of the Company, concurrently with the recommendation or approval by the Company Board of a Superior Proposal, but only if:

(i)                                     the Company Board shall have determined in good faith in the exercise of its fiduciary duties (after consultation with the Company’s financial adviser and outside legal counsel) to recommend or approve the Superior Proposal;

(ii)                                  at all times before such termination the Company complied with Section 5.3;

(iii)                               before or simultaneously with such termination, the payments provided for in Section 8.3 are made to Parent; and

(iv)                              substantially concurrently with such termination, the Company enters into a definitive agreement with respect to the Superior Proposal; or

(f)                                    by Parent, if:

(i)                                     (A) the Company fails to call or hold the stockholders’ meeting contemplated by Section 5.2(a), to solicit proxies in connection with such meeting in favor of adoption and approval of this Agreement and the Merger, or to conduct the vote to consider this Agreement and the Merger at the meeting or any adjournment thereof, each in compliance in all respects with Section 5.2; (B) the Company Board fails to recommend the Merger to the Company’s stockholders or makes, or publicly announces an intent to make, an Adverse Recommendation Change; (C) the Company Board or any committee thereof accepts, recommends, or approves, or makes a determination to accept, recommend, or approve, an Acquisition Proposal or a proposal for a Third-Party Transaction; or (D) the Company enters into any agreement for a Third-Party Transaction; or

(ii)                                  the Company materially breaches Section 5.3 of this Agreement.

8.2                              Procedure and Effect of Termination.  In the event of termination and abandonment of the Merger by the Company or Parent under Section 8.1, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto.  If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in Section 8.3 and Article IX or except with respect to a material breach of this Agreement by a party hereto, in which event, if the other party terminates this Agreement, then the terminating party may take any action or pursue any remedy available to it under Applicable Laws.

8.3                               Termination Fee.

(a)                                  If this Agreement is terminated under Section 8.1 and Parent is entitled to a Termination Fee (as defined in Section 8.3(b)) under Section 8.3(b) or 8.3(c), the Company shall, at the same time payment of the Termination Fee is required to be made in the event of a termination under Section 8.1(e) or 8.1(f) or, if the Transaction Expenses have not been previously paid pursuant to this Section 8.3(a), at the same time payment of the Termination Fee is required to be made under Section 8.3(c), pay Parent, in immediately available funds, an amount equal to all documented reasonable out-of-pocket expenses incurred by or on behalf of Parent, Operating Sub, or Sub in connection with its due diligence investigation of the Company and the negotiation, preparation, financing, and execution of this Agreement and the transactions contemplated hereby, including financial-advisory, legal, accounting, and other reasonable fees and expenses (“Transaction Expenses”), provided that the aggregate amount payable by the Company to Parent under this Section 8.3(a) will not exceed C$500,000.

(b)                                 If this Agreement is terminated under Section 8.1(e) or 8.1(f) (provided that in the case of a termination by Parent under Section 8.1(f)(i)(B), such termination is made within five business days of the event giving rise to such termination right), then the Company shall, before or simultaneously with such termination, pay Parent by wire transfer a fee in immediately available funds to an account designated by Parent (a “Termination Fee”) of C$4.3 million.

(c)                                  If (i) this Agreement is terminated by the Company or Parent under Section 8.1(b)(i), by Parent under Section 8.1(c)(i), or by the Company or Parent under Section 8.1(c)(ii), and (ii) before such termination (A) any person or group shall have informed the Company (or the Company Board or any officer of the Company) after the date hereof that such person or group proposes, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned, or not approved by the Company’s stockholders, propose, a Third-Party Transaction, or (B) any such person or group or the Company publicly announces or it shall otherwise have become publicly known that such person or group has proposed, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned, or not approved by the Company’s stockholders, propose, a Third-Party Transaction, and (iii) within one year after such termination the Company or any of its subsidiaries enters into a definitive agreement for, or consummates, a Third-Party Transaction (whether or not involving such person or group), then the Company shall, substantially concurrently with the time it or any of its subsidiaries enters into such definitive agreement for, or consummates, such Third Party Transaction, pay to Parent the Termination Fee.

(d)                                 In no event will more than one Termination Fee be payable under this Section 8.3.

Article IX
Miscellaneous

9.1                               Termination of Representations and Warranties.  The respective representations and warranties of the parties hereto will not survive the Effective Time.

9.2                               Amendment and Modification.  To the extent permitted by Applicable Law, this Agreement may be amended, modified, or supplemented by written agreement of the Company, Parent, Operating Sub, and Sub at any time before the Effective Time with respect to any of the terms contained herein, except that, after the meeting of stockholders contemplated by Section 5.2(a), there shall not be made any amendment that by Applicable Law requires further approval by the stockholders of the Company or Parent without such further approval of such stockholders.

9.3                               Waiver of Compliance; Consents.  Any failure of Parent, Operating Sub, or Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived in writing by Parent or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

9.4                               Expenses.  Except as otherwise provided in Section 8.3, all expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

9.5                               Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

9.6                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or by express courier service, effective one business day after delivery to such courier, or by telecopy, effective when transmitted and a confirmation is received, provided the same is on a business day, and, if not, on the next business day, to the parties at the following addresses (or at such other address for a party or to such other person’s attention as shall be specified by like notice):

(a)                                  If to Parent, Operating Sub, or Sub:

Deluxe Corporation

3680 Victoria St. N.

Shoreview, Minnesota 55126

Attention:  Chief Executive Officer

Fax No.:   (651) 787-2749

with a copy to:

Deluxe Corporation

3680 Victoria St. N.

Shoreview, Minnesota 55126

Attention:  General Counsel

Fax No.:   (651) 787-2749

and

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota  55402

Attention:  Michael A. Stanchfield

Fax No.:  (612) 766-1600

(b)                                 If to the Company:

Hostopia.com Inc.

5915 Airport Road

Suite 1100

Mississauga, Ontario, Canada L4V 1T1

Attention:  Chief Financial Officer

Fax No.:  (905) 673-1551

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, California 94304

Attention:  Jeffrey S. Harrell

Fax No.:  (650) 223-4545

9.7                               Assignment; No Third-Party Beneficiaries.  This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties (except that Sub may assign to any other direct or indirect wholly-owned subsidiary of Parent any and all rights and obligations of Sub under this Agreement, provided that any such assignment will not relieve Parent from any of its obligations under this Agreement).  Except as expressly set forth in Sections 6.1 and 6.2 with respect to Indemnified Parties, this Agreement is not intended to confer upon any person except the parties hereto any rights or remedies hereunder.

9.8                               Interpretation.

(a)                                  In this Agreement, unless the context clearly requires otherwise:

(i)                                     words of any gender include each other gender;

(ii)                                  words using the singular or plural number also include the plural or singular number, respectively;

(iii)                              “person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an incorporated organization, and a Governmental Authority;

(iv)                              “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act;

(v)                                 “subsidiary” of any specified corporation means any corporation or other entity of which the outstanding securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such specified corporation, and “wholly-owned subsidiary” of any specified corporation means any subsidiary of the corporation all of the outstanding capital stock or other equity securities of which are directly or indirectly owned by the corporation;

(vi)                              “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of Canada, the United States of America, the Province of Ontario, or the State of Minnesota;

(vii)                           the terms “Article” or “Section” refer to the specified Article or Section of this Agreement;

(viii)                       “including” (or any variation thereof) means “including without limitation”;

(ix)                               a reference to a number of days refers to calendar days unless otherwise specified;

(x)                                  all accounting terms used, but not expressly defined, have the meanings given to them under GAAP;

(xi)                               “C$” means the lawful currency of Canada, and “US$” means the lawful currency of the United States of America;

(xii)                           the words “herein,” “hereof,” “hereunder,” and similar words refer to this Agreement as a whole and not to any particular Article, Section, or subsection of this Agreement;

(xiii)                       all references to statutes or regulations are deemed to refer to those statutes and regulations as amended from time to time; and

(xiv)                       when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and, if the last day of such period is not a business day, then the period in question shall end on the next business day.

(b)                                 The parties have participated jointly in the negotiation and drafting of this Agreement and, if an ambiguity or question of intent or interpretation arises, it is the intent of the parties that this Agreement shall be construed as jointly drafted by the parties and that no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)                                 For purposes of all conversions from US$ to C$ or from C$ to US$ required to effect the terms of this Agreement, the exchange rate used for such conversions shall be calculated by reference to the CAD (composite) moving average of the spot rate on the date on which the Effective Time occurs, as quoted on the Bloomberg system.

9.9                              Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict-of-laws rules.  The parties hereto expressly consent to jurisdiction and venue for any litigation arising out of this Agreement in the Chancery Court in the State of Delaware.

9.10                       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11                        Headings.  The article and section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

9.12                        Disclosure Schedule.  Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature that are not required to be reflected therein.  Matters disclosed pursuant to any Section of the Disclosure Schedule will be deemed to be disclosed with respect to all Sections of the Disclosure Schedule only to the extent this Agreement requires such disclosure and only to the extent such disclosure reasonably relates to such Section of the Disclosure Schedule.  Nothing in the Disclosure Schedule shall be deemed adequate to disclose any matter, including an exception to a representation or warranty or covenant made herein, however, unless the Disclosure Schedule identifies the matter in a manner reasonably sufficient to inform Parent of the nature of the matter.

9.13                        Specific Performance.  Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties hereto agrees that the other party shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which they may be entitled.

9.14                        Entire Agreement.  This Agreement, including the Disclosure Schedule, the exhibits hereto, and the documents and instruments referred to herein, together with the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter, except for the Confidentiality Agreement.

[signature page follows]

The parties hereto have caused this Agreement to be signed by their respective duly authorized officers on the date first written above.

DELUXE CORPORATION

By:	/s/ Lee J. Schram
Lee J. Schram
Chief Executive Officer

DELUXE BUSINESS OPERATIONS, INC.

By:	/s/ Lee J. Schram
Lee J. Schram
President

HELIX MERGER CORP.

By:	/s/ Lee J. Schram
Lee J. Schram
President

HOSTOPIA.COM INC.

By:	/s/ Colin Campbell
Colin Campbell
Chief Executive Officer

EXHIBIT A

Certificate of Incorporation
of
Hostopia.com Inc.

Article I
Name

The name of the Corporation is Hostopia.com Inc. (hereinafter referred to as the “Corporation”).

Article II
Registered Agent

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801.  The name of the Corporation’s registered agent for service of process at such address is The Corporation Trust Company.

Article III
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

Article IV
Capital Stock

The total number of shares of stock that the Corporation has the authority to issue is 1,000 shares, all of which shall be designated Common Stock, par value $0.001 per share.

Article V
Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

Article VI
Number of Directors

The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

Article VII
Election of Directors

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VIII
Indemnification; Limitation on Director’s Liability

(a)           To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which the DGCL permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.

(b)           Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the DGCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the DGCL. The rights to indemnification and advancement of expenses conferred by this Article VIII shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DGCL, as amended and in effect from time to time.

(c)           If a claim under this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the DGCL.

(d)           If the DGCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article VIII shall be broadened to the fullest extent permitted by the DGCL, as so amended.

(e)           No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty of loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(f)            Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

Article IX
Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors, or any other persons herein are granted subject to this reservation.

APPENDIX C

OPINION OF RBC DOMINION SECURITIES INC.

RBC Dominion Securities Inc.
P.O. Box 50, 200 Bay St.
Royal Bank Plaza
Toronto, Ontario M5J 2W7
Telephone: (416) 842-2000

June 18, 2008

The Board of Directors

Hostopia.com Inc.

110 East Broward Boulevard, Suite 1650

Fort Lauderdale, FL 33301

To the Board:

RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that Hostopia.com Inc. (the “Company”), Deluxe Corporation (“Deluxe”) and its wholly-owned subsidiaries Deluxe Business Operations Inc. and Helix Merger Corp. (“Merger Sub”) propose to enter into an Agreement and Plan of Merger to be dated June 18, 2008 (the “Merger Agreement”). The Merger Agreement provides, among other things, for the acquisition of all of the outstanding shares of the Company (the “Shares”) by Merger Sub pursuant to a plan of merger at a price of C$10.55 in cash per share (the “Transaction”). The terms of the Transaction are more fully described in the Management Information Circular (the “Circular”), which will be mailed to shareholders of the Company in connection with the Transaction.

RBC further understands that, concurrent with the execution of the Merger Agreement, certain holders of common shares of the Company including, among others, William Campbell, Colin Campbell, 1999 William Campbell Family Trust, 1555706 Ontario Limited and Telus Corporation have agreed to vote their common shares in favour of the transaction pursuant to a voting agreement with Deluxe (the “Voting Agreement”). Holders of common shares of the Company who are party to the Voting Agreement collectively hold approximately 35.5% of the outstanding shares of the Company.

The board of directors (the “Board”) of the Company has retained RBC to provide advice and assistance to the Board in evaluating the Transaction, including the preparation and delivery to the Board of its opinion as to the fairness of the consideration under the Transaction from a financial point of view to the shareholders of the Company (the “Fairness Opinion”).  RBC has not prepared a valuation of the Company or any of its securities or assets and the Fairness Opinion should not be construed as such.

Engagement

The Board initially contacted RBC regarding a potential advisory assignment April 21, 2008, and RBC was formally engaged by the Board through an agreement between the Company and RBC (the “Engagement Agreement”) dated May 7, 2008.  The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent on a change of control of the Company or certain other events.  In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances.  RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Circular to be mailed to shareholders of the Company and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in the United States and each province of Canada.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Deluxe  or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation.  As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, Deluxe or the Transaction.

Credentials of RBC Capital Markets

RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research.  RBC Capital Markets also has significant operations in the United States and internationally.  The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the draft Agreement and Plan of Merger dated June 18, 2008;

2.	the draft Voting Agreement dated June 18, 2008;

3.	audited financial statements of the Company for each of the five years ended March 31, 2007 and draft unaudited financial statements for the year ended March 31, 2008;

4.	the unaudited interim reports of the Company for the quarters ended June 30, September 30 and December 31, 2007;

5.	the annual report of the Company for the year ended March 31, 2007 and the draft annual report of the Company for the year ended March 31, 2008;

6.	the prospectus for the public offering of common stock of the Company dated November 3, 2006;

7.	the Notice of Annual Meeting of Shareholders and Management Information Circular of the Company for the year ended March 31, 2007;

8.	unaudited projected financial statements for the Company on a consolidated basis prepared by management of the Company for the five years ending March 31, 2009 through March 31, 2013;

9.	discussions with senior management of the Company;

10.	discussions with the Company’s legal counsel;

11.	public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

12.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

13.	public information regarding the internet infrastructure and internet software services industries;

14.

representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

15.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC. As the auditors of the Company declined to permit RBC to rely upon information provided by them as part of a due diligence review, RBC did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon the consolidated financial statements of the Company and the reports of the auditors thereon.

Assumptions and Limitations

With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the “Information”).  The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information.  Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Transaction and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Transaction necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Transaction will be met.

The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company.  In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Transaction.

The Fairness Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of RBC.  The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof.  Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.  Any attempt to do so could lead to undue emphasis on any particular factor or analysis.  The Fairness Opinion is not to be construed as a recommendation to any holder of Shares as to whether to vote in favour of the Transaction.

Fairness Conclusion

Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Transaction is fair from a financial point of view to the shareholders of the Company.

Yours very truly,

RBC DOMINION SECURITIES INC.

APPENDIX D

APPRAISAL RIGHTS UNDER SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a)                                  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)                                 Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a Merger or consolidation to be effected pursuant to § 251 (other than a Merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)                                  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of Merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a Merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)                                  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of Merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.                                     Shares of stock of the corporation surviving or resulting from such Merger or consolidation, or depository receipts in respect thereof;

b.                                     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.                                    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.                                     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)                                  In the event all of the stock of a subsidiary Delaware corporation party to a Merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)                                  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any Merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)                                 Appraisal rights shall be perfected as follows:

(1)                                  If a proposed Merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such Merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2)                                  If the Merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)                                  Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.  Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)                                    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)                                 At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)                                 After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)                                     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)                                     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)                                  From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)                                     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

APPENDIX E

SPECIAL RESOLUTION OF HOSTOPIA STOCKHOLDERS

BE IT RESOLVED THAT:

1.                                       the merger (the “Merger”) pursuant to the Delaware General Corporation Law (the “DGCL”) involving Hostopia.com Inc. (“Hostopia”), all as more particularly described and set forth in the Management Information Circular (the “Circular”) of Hostopia dated June 27, 2008, accompanying the notice of the special meeting (as the Merger may be modified or amended), is hereby authorized, approved and adopted;

2.                                       the agreement and plan of merger (the “Merger Agreement”) between Hostopia, Deluxe Corporation, Deluxe Business Operations, Inc. and Helix Merger Corp., dated as of June 18, 2008, as it may be amended from time to time, including, among other things, the acquisition of all of the outstanding shares of Hostopia common stock for a purchase price of Cdn.$10.55 per share, all as more particularly described in the Circular, the actions of the directors of Hostopia in approving the Merger and the actions of the officers of Hostopia in executing and delivering the Merger Agreement and any amendments thereto are hereby adopted and approved;

3.                                       notwithstanding that this resolution has been passed (and the Merger Agreement adopted and Merger approved) by the stockholders of Hostopia, the directors of Hostopia are hereby authorized and empowered without further notice to, or approval of, the stockholders of Hostopia (i) to amend the Merger Agreement to the extent permitted by the Merger Agreement and by the DGCL, or (ii) subject to the terms of the Merger Agreement, not to proceed with the Merger;

4.                                       any officer or director of Hostopia is hereby authorized and directed for and on behalf of Hostopia to execute and deliver a Certificate of Merger and such other documents as are necessary or desirable to the Secretary of State of the State of Delaware under the DGCL in accordance with the Merger Agreement; and

5.                                       any officer or director of Hostopia is hereby authorized and directed for and on behalf of Hostopia to execute or cause to be executed and to deliver or cause to be delivered, all such other documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

E-1

APPENDIX F

VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement is dated as of June 18, 2008, among Deluxe Corporation, a Minnesota corporation (“Parent”), and the persons listed on Annex A hereto, each of whom is a stockholder (a “Stockholder”) of Hostopia.com Inc., a Delaware corporation (the “Company”).

Recitals

A.                                   Parent, Deluxe Business Operations, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Operating Sub”), Helix Merger Corp., a Delaware corporation and wholly owned subsidiary of Operating Sub (“Sub”), and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which Sub will merge (the “Merger”) with and into the Company and the existing stockholders of the Company will receive cash from Parent in exchange for their shares of capital stock of the Company (“Company Capital Stock”).

B.                                     The execution and delivery of this Agreement is a condition precedent to Parent, Operating Sub and Sub entering into the Merger Agreement.

C.                                     Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

Therefore, the parties hereby agree as follows:

1.                                       Voting; Proxy.

(a)                                  During the term of this Agreement, at each meeting of the Company’s stockholders convened, and at any adjournment or postponement thereof, to consider and vote upon the approval of the Merger Agreement and the Merger (or as a part of any such action by written consent of the stockholders in lieu of a meeting), each Stockholder agrees to vote all shares of Company Capital Stock owned of record by such Stockholder as of the record date for the vote or written consent (including, any shares of Company Capital Stock over which the Stockholder has voting power, by contract or otherwise, except for any shares for which the Stockholder’s sole voting power results from the Stockholder having been named as proxy pursuant to any proxy solicitation conducted by the Company’s board of directors) (i) in favor of the approval and adoption of the Merger Agreement and the Merger; (ii) against approval of any proposal made in opposition to or in competition with the consummation of the Merger and the Merger Agreement; and (iii) against any other proposal or action that would, or would reasonably be expected to, prohibit or discourage the Merger.

(b)                                 Each Stockholder has executed and delivered to Parent an irrevocable proxy in the form of Annex B.

(c)                                  Each Stockholder will be present, in person or by proxy, at all meetings of stockholders of the Company so that all shares of Company Capital Stock are counted for the purposes of determining the presence of a quorum at such meetings.

(d)                                 This Agreement is intended to bind each Stockholder only with respect to the specific matters set forth herein, and will not prohibit a Stockholder from acting in accordance with such Stockholder’s fiduciary duties as an officer or director of the Company.

2.                                       No Solicitation; No Transfer.

(a)                                  Until the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, no Stockholder will, nor will any Stockholder authorize or permit any of the Stockholder’s representatives to, and each Stockholder will instruct each such representative not to, directly or indirectly, take any actions prohibited by Section 5.3 of the Merger Agreement, as if such Stockholder were a party thereto.

(b)                                 During the term of this Agreement, none of the Stockholders may sell, pledge, assign, or otherwise transfer, or authorize, propose, or agree to the sale, pledge, assignment, or other transfer of, any of such Stockholder’s shares of Company Capital Stock, unless (a) at least two business days’ written notice of the proposed transfer is provided to Parent and (b) the intended transferee agrees in writing to be bound by this Agreement as if such person were such Stockholder.

3.                                       Representations and Warranties.  Each Stockholder represents and warrants to Parent as follows:

(a)                                  Authority.  The Stockholder has the requisite power and authority to enter into this Agreement, to perform the Stockholder’s obligations hereunder, and to consummate the transactions contemplated hereby.  No other proceedings or actions on the part of the Stockholder are necessary to authorize the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation, enforceable against the Stockholder in accordance with its terms, except as the enforceability hereof may be limited by the Enforcement Limitations.

(b)                                 Title; Authority to Vote Shares.  The Stockholder is the sole owner of record and has sole voting power over the number of shares of Company Capital Stock set forth opposite the Stockholder’s name on Annex A, and such shares are held by the Stockholder free and clear of all Encumbrances that would limit or otherwise affect the Stockholder’s voting rights with respect to the Company Capital Stock set forth on Annex A or otherwise prevent the Stockholder from performing the Stockholder’s obligations hereunder.

(c)                                  Noncontravention.  Neither the Stockholder’s execution and delivery of this Agreement, nor the Stockholder’s consummation of any of the transactions contemplated hereby, nor the Stockholder’s compliance with any of the provisions hereof, will violate, conflict with, or result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any Encumbrance upon any of the Stockholder’s shares of Company Capital Stock under, any agreement or instrument to which the Stockholder is a party or any statute, rule, regulation, judgment, order, decree, or other legal requirement applicable to the Stockholder.

(d)                                 Litigation.  (i)  There is no claim, action, proceeding, or investigation pending or, to the Stockholder’s knowledge, threatened against or relating to the Stockholder before any Governmental Authority, and (ii) the Stockholder is not subject to any outstanding order, writ, injunction, or decree, that, in the case of clause (i) or (ii), if determined adversely, would limit or otherwise affect the Stockholder’s voting rights with respect to the Company Capital Stock set forth on Annex A or otherwise prohibit the Stockholder from performing the Stockholder’s obligations hereunder.

(e)                                  Reliance.  Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery, and performance of this Agreement.  Each Stockholder acknowledges that its irrevocable proxy is granted in consideration of the execution and delivery of the Merger Agreement by Parent.

4.                                       Termination.  This Agreement shall terminate automatically and without further action on behalf of any party at the earlier of (a) the Effective Time or (b) the date and time, if any, that the Merger Agreement is terminated pursuant to its terms.  In the event of a termination of this Agreement pursuant to this Section 4, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, but nothing herein shall release the Stockholder for any breach of this Agreement.  If this Agreement is terminated, the proxy of the Stockholder delivered under Section 1(b) hereof shall also terminate and be of no further force or effect, and Parent shall promptly return the proxy to the Stockholder.

5.                                       Miscellaneous.

(a)                                  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or by express courier service, effective one business day after delivery to such courier, or by telecopy, effective when transmitted and a confirmation is received, provided the same is on a business day, and, if not, on the next business day, to the parties at the following addresses (or at such other address for a party or to such other person’s attention as shall be specified by like notice):

If to a Stockholder: to the address listed for the Stockholder on Annex A.

If to Parent, to:

Deluxe Corporation

3680 Victoria St. N.

Shoreview, MN 55126

Facsimile:  (651) 787-2749

Attention:  General Counsel

(b)                                 Headings.  The headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

(c)                                  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)                                 Entire Agreement.  This Agreement (along with the documents and instruments referred to herein, including the Merger Agreement), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

(e)                                  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law.

(f)                                    Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict-of-laws rules.  The parties hereto expressly consent to jurisdiction and venue for any litigation arising out of this Agreement in the Chancery Court in the State of Delaware.

(g)                                 Assignment.  Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors, heirs, legal representatives, and permitted assigns.  The representations, agreements, and obligations of the Stockholder contained herein shall survive the death or incapacity of the Stockholder and shall be binding upon the heirs, personal representatives, successors, and assigns of the Stockholder.

(h)                                 Remedies.  In addition to all other remedies available, the parties agree that, in the event of a breach by a party of any of its obligations hereunder, the non-breaching party shall be entitled to specific performance or injunctive relief.

(i)                                     Defined Terms.  All capitalized terms used but not defined herein have the meanings given them in the Merger Agreement.

(j)                                     Waiver.  Prior to the Closing Date, any provision of this Agreement may be waived by the party or parties benefited by the provision.  Waiver of any term or condition of this Agreement (including any extension of time required for performance) will only be effective if in writing and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

(k)                                  Further Assurances.  From time to time, at Parent’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

[Signature Page Follows]

Each of the parties has signed this Agreement as of the date first written above.

DELUXE CORPORATION

By:	/s/ Lee J. Schram
Lee J. Schram
Chief Executive Officer

[Signature Page to Voting Agreement]

STOCKHOLDERS

By:	/s/ William Campbell
William Campbell

By:	/s/ Colin Campbell
Colin Campbell

By:	/s/ Michael Cytrynbaum
Michael Cytrynbaum

By:	/s/ Mathew George
Mathew George

By:	/s/ Robert Kidd
Robert Kidd

By:	/s/ Randall Bast
Randall Bast

By:	/s/ Christopher Scatliff
Christopher Scatliff

[Signature Page to Voting Agreement]

STOCKHOLDERS (continued)

1999 WILLIAM CAMPBELL FAMILY TRUST

By:	/s/ William Campbell
	Name:	William Campbell
	Title:	Trustee

1555706 ONTARIO LIMITED

By:	/s/ William Campbell and /s/ Colin Campbell
	Name:	William Campbell and Colin Campbell
	Title:	Trustee

TELUS CORPORATION

By:	/s/ Robert Gardner
	Name:	Robert Gardner
	Title:	Senior Vice President and Treasurer

[Signature Page to Voting Agreement]

Annex A

Name and Address	Number of Shares of Common Stock
William Campbell*	869,806

Colin Campbell*	1,154,006

Michael Cytrynbaum*	0

Mathew George*	0

Robert Kidd*	40,000

Randall Bast*	25,000

Christopher Scatliff*	83,100

1999 William Campbell Family Trust*	264,000

1555706 Ontario Limited*	851,063

TELUS Corporation	851,063
12 – 3777 Kingsway Burnaby, B.C. Canada V5H 3Z7

*  Address is: c/o Hostopia.com Inc., 5915 Airport Road, 11th Floor, Mississauga, Ontario, Canada L4V 1T1.

Annex B

IRREVOCABLE PROXY

The undersigned, revoking all prior proxies, hereby constitutes and appoints each of Lee J. Schram and Anthony C. Scarfone the true and lawful attorney, with full power of substitution, for and in the name of the undersigned to vote, at any time before the Termination, all shares of capital stock of Hostopia.com Inc., a Delaware corporation (the “Company”), or other shares of capital stock of the Company entitled to vote on the business to be transacted, (a) registered in the name of the undersigned at the record date for such vote or written consent, or (b) except as set forth below, over which the undersigned has voting power by power of attorney or other contractual arrangements with the owner of record (collectively, the “Shares”), at any meeting of the stockholders of the Company, and at all adjournments thereof, and pursuant to any consent of the stockholders in lieu of a meeting or otherwise, (i) in favor of the approval and adoption of the Merger Agreement and the Merger; (ii) against approval of any proposal made in opposition to or in competition with the consummation of the Merger and the Merger Agreement; and (iii) against any other proposal or action that would, or would reasonably be expected to, prohibit or discourage the Merger.

This Proxy is given with respect to the approval of the Agreement and Plan of Merger among Deluxe Corporation, a Minnesota corporation (“Parent”), Deluxe Business Operations, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Operating Sub”), Helix Merger Corp., a Delaware corporation and wholly owned subsidiary of Operating Sub, and the Company, dated as of June     , 2008 (the “Merger Agreement”) and the Merger contemplated thereunder (the “Merger”).  This Proxy is given to induce Parent to enter into the Merger Agreement, is coupled with an interest, and is irrevocable; provided, however, that this Proxy shall terminate automatically and without further action on behalf of the undersigned upon the termination of the Voting Agreement, dated as of the date hereof, between Parent and the undersigned (the “Termination”).

Notwithstanding clause (b) of the first paragraph above, this Proxy shall not include any shares of capital stock of the Company that are not subject to clause (a) of the first paragraph above for which the undersigned’s only voting power results from the undersigned having been named as proxy pursuant to any proxy solicitation conducted by the Company’s board of directors in connection with a meeting of the Stockholders of the Company and over which the undersigned does not otherwise have voting power with respect thereto.

The undersigned hereby ratifies and confirms all that the proxies named herein may lawfully do or cause to be done by virtue hereof.

The undersigned has executed this Proxy as of this        day of June, 2008.

Name: